Exhibit 10.1

SIXTH AMENDED AND RESTATED
CREDIT AGREEMENT
among
ASTRONICS CORPORATION
as the Borrower Representative and a Borrower
The other Borrowers party hereto
The Guarantors party hereto
The Lenders Party Hereto
and
HSBC BANK USA, NATIONAL ASSOCIATION
as Agent, Co-Collateral Agent, Swingline Lender and Issuing Bank
and
HSBC SECURITIES (USA) INC.
and
WELLS FARGO BANK, N.A.
as Joint Lead Arrangers
and
HSBC SECURITIES (USA) INC.
as Sole Bookrunner

WELLS FARGO BANK, N.A.,
as Co-Collateral Agent
DATED: As of January 19, 2023

472780/217907 - 7647083.6

TABLE OF CONTENTS
ARTICLE I. Definitions
1.1.    Definitions
1.2.    Accounting Terms
1.3.    Times of Day
1.4.    Letters of Credit Amounts
1.5.    Divisions
1.6.    Borrower Representative
1.7.    Nature of Obligations; Joint and Several Liability
ARTICLE II. THE CREDITS
2.1.    The Revolving Credit
2.2.    Evidence of Debt
2.3.    Swingline Loans
2.4.    Letters of Credit
2.5.    Funding of Borrowings
2.6.    Interest
2.7.    Prepayments and Payments
2.8.    Use of Proceeds
2.9.    Alternate Rate of Interest
2.10.    Increased Costs
2.11.    Taxes
2.12.    Commitment Fee
2.13.    Revolving Credit Commitment Termination and Reduction
2.14.    Payments
2.15.    Defaulting Lenders
2.16.    Upfront Fee
2.17.    Agent Fees
2.18.    Charge to Account
2.19.    Substitution of Lender
2.20.    Lender Statements; Survival of Indemnity
2.21.    Illegality
2.22.    Effect of Benchmark Transition Event
2.23.    Overadvance Loans
2.24.    Protective Advances
2.25.    Incremental Facilities
ARTICLE III. CONDITIONS PRECEDENT
3.1.    Conditions Precedent to Closing
3.2.    Conditions Precedent to All Credit Extensions
ARTICLE IV. REPRESENTATIONS AND WARRANTIES
4.1.    Good Standing and Authority
4.2.    Valid and Binding Obligation
4.3.    Good Title
4.4.    No Pending Litigation
4.5.    No Consent or Filing
4.6.    No Violations
4.7.    Financial Statements
4.8.    Tax Returns
4.9.    Federal Regulations
4.10.    Compliance with ERISA
4.11.    Subsidiaries; Affiliates
i

4.12.    Compliance
4.13.    Fiscal Year
4.14.    Default
4.15.    Indebtedness for Borrowed Money
4.16.    Securities
4.17.    Environmental Matters
4.18.    Burdensome Contracts; Labor Relations
4.19.    Liens
4.20.    Intellectual Property
4.21.    Anti-Terrorism Laws/ Foreign Assets Control Regulations
4.22.    Accuracy of Information, etc
4.23.    Solvency
4.24.    EEA Financial Institutions
4.25.    Flood Zone
4.26.    Borrowing Base Certificate
ARTICLE V. AFFIRMATIVE COVENANTS
5.1.    Payments
5.2.    Financial Reporting Requirements
5.3.    Notices
5.4.    Taxes
5.5.    Insurance
5.6.    Litigation
5.7.    Judgments
5.8.    Corporate Standing
5.9.    Books and Records
5.10.    Compliance with Law
5.11.    Pension Reports
5.12.    Inspections
5.13.    Environmental Compliance
5.14.    Certain Subsidiaries to Become Borrowers or Guarantors
5.15.    Additional Security; Further Assurances
5.16.    Accounting; Reserves; Tax Returns
5.17.    Liens and Encumbrances
5.18.    Defaults and Material Adverse Effects
5.19.    Good Repair
5.20.    Further Actions
5.21.    Flood Zone
5.22.    Field Examinations; Collateral Appraisals
5.23.    Cash Management
5.24.    Collateral Access Agreements
5.25.    Post-Closing Covenants
5.26.    Financial Advisor
ARTICLE VI. NEGATIVE COVENANTS
6.1.    Indebtedness
6.2.    Encumbrances
6.3.    Investments and Guaranty Obligation
6.4.    Equity Interest Repurchases and Dividends
6.5.    Limitation on Certain Restrictive Agreements
6.6.    Material Indebtedness Agreements
6.7.    Consolidation, Merger, Acquisitions, Asset Sales, etc
6.8.    Transactions with Affiliates
6.9.    Disposal of Hazardous Substances

6.10.    Fiscal Year, Fiscal Quarters
6.11.    Anti-Terrorism Laws
6.12.    Changes in Business
6.13.    Minimum Fixed Charge Coverage Ratio
6.14.    Minimum Excess Availability
6.15.    Maximum Capital Expenditures
6.16.    Minimum Consolidated EBITDA
ARTICLE VII. DEFAULT
7.1.    Events of Default
7.2.    Effects of an Event of Default
7.3.    Remedies
7.4.    Application of Certain Payments and Proceeds
ARTICLE VIII. INDEMNIFICATION - EXPENSES - DAMAGE WAIVER
8.1.    Indemnification
8.2.    Expenses
8.3.    Waiver of Consequential Damages, Etc
ARTICLE IX. THE AGENT AND ISSUING BANK
9.1.    Appointment and Authorization
9.2.    Waiver of Liability of Agent
9.3.    Note Holders
9.4.    Consultation with Advisors
9.5.    Documents
9.6.    Agent and Affiliates
9.7.    Knowledge of Default
9.8.    Enforcement
9.9.    Action by Agent
9.10.    Notices, Defaults, etc
9.11.    Indemnification of Agent
9.12.    Successor Agent
9.13.    Lenders’ Independent Investigation
9.14.    Amendments, Consents
9.15.    Funding by Agent
9.16.    Sharing of Payments
9.17.    Payment to Lenders
9.18.    Tax Withholding Clause
9.19.    USA Patriot Act
9.20.    ERISA
9.21.    Other Agents
9.22.    Issuing Bank
9.23.    Benefit of Article IX
9.24.    Erroneous Payment
9.25.    Flood Insurance
9.26.    Secured Cash Management Agreements and Secured Hedge Agreements
9.27.    Intercreditor Agreement
9.28.    No Liability for Clean-up of Hazardous Materials
ARTICLE X. MISCELLANEOUS
10.1.    Amendment and Restatement; Amendments
10.2.    Delays and Omissions
10.3.    Assignments/Participation
10.4.    Successors and Assigns

10.5.    Notices
10.6.    Governing Law
10.7.    Counterparts
10.8.    Titles
10.9.    Inconsistent Provisions
10.10.    Course of Dealing
10.11.    USA Patriot Act Notification
10.12.    Right of Set-Off
10.13.    No Advisory or Fiduciary Responsibility
10.14.    JURY TRIAL WAIVER
10.15.    CONSENT TO JURISDICTION
10.16.    Electronic Execution of Assignments and Certain Other Documents
10.17.    Keepwell
10.18.    Contractual Recognition of Bail-In
10.19.    Acknowledgement Regarding Any Supported QFCs
10.20.    Confidentiality
ARTICLE XI. GUARANTEE
11.1.    The Guarantee
11.2.    Obligations Unconditional
11.3.    Reinstatement
11.4.    Subordination
11.5.    Remedies
11.6.    Instrument for the Payment of Money
11.7.    Continuing Guarantee
11.8.    General Limitation on Guarantee Obligations
11.9.    Release of Guarantors
11.10.    Right of Contribution
11.11.    Keepwell
11.12.    Independent Obligations

Exhibit A    -    Form of Revolving Note
Exhibit B    -    Form of Swingline Note
Exhibit C    -    Compliance Certificate
Exhibit D    -    Request Certificate
Exhibit E    -    Assignment and Assumption
Exhibit F        Borrowing Base Certificate
Exhibit G        Borrower Joinder Agreement

Schedule 1     -    Employee Benefits Plan
Schedule 2.1    -    Lenders’ Commitments
Schedule 4.11    -    Subsidiaries; Affiliates
Schedule 5.23(a)(i)    DDAs
Schedule 5.25        Post-Closing Covenants
Schedule 6.2    -    Liens and Indebtedness
Schedule 6.3    -    Investments and Guaranty Obligations
Schedule I        Mortgaged Property

This SIXTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 19, 2023 between ASTRONICS CORPORATION, a New York corporation with its principal place of business at 130 Commerce Way, East Aurora, New York 14052 (the “Company” and the “Borrower Representative”), the other Subsidiaries of the Company party hereto as “borrowers” (together with the Company, each a “Borrower”, and jointly and severally, the “Borrowers”), certain Subsidiaries of the Company party hereto as “Guarantors” (as defined below), the several banks and other financial institutions from time to time party to this Agreement (individually, a “Lender” and collectively, the “Lenders”), WELLS FARGO BANK, N.A., as Co-Collateral Agent, and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America with an office at Commercial Banking Department, 2929 Walden Avenue, Depew, New York 14043 as Agent for the Lenders, Co-Collateral Agent, Swingline Lender and Issuing Bank.
RECITALS:
WHEREAS, the Company, the Lenders, the Exiting Lenders and the Agent have previously entered into a Fifth Amended and Restated Credit Agreement dated as of February 16, 2018, as amended by Amendment No. 1 to Fifth Amended and Restated Credit Agreement dated as of May 4, 2020, Amendment No. 2 to Fifth Amended and Restated Credit Agreement dated as of March 1, 2022, Amendment No. 3 to Fifth Amended and Restated Credit Agreement dated as of August 9, 2022, Amendment No. 4 to Fifth Amended and Restated Credit Agreement and Waiver Agreement dated October 21, 2022 and Amendment No. 5 to Fifth Amended and Restated Credit Agreement and Waiver Agreement dated November 14, 2022 (as so amended, the “Existing Agreement”);
WHEREAS, the Lenders have agreed to reduce the amount of Revolving Credit made available under the Existing Agreement which in part will be used for Borrowers’ ongoing working capital and business requirements and to make certain other amendments requested by the Borrowers;
WHEREAS, it is the intention of the parties that the loans and other obligations under the Existing Agreement be amended and restated as set forth herein and that the obligations of the Borrower Representative and the rights of the Agent and the Lenders thereunder be evidenced by this Agreement.
NOW THEREFORE, the parties agree that, effective as of the Closing Date (as defined below), the Existing Agreement shall be amended and restated as set forth herein.
In consideration of the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:
ARTICLE I. Definitions
1.1.    Definitions. As used in this Credit Agreement, unless otherwise specified, the following terms shall have the following respective meanings:
“ABL Priority Collateral” – As defined in the Intercreditor Agreement.
“ABR” or “Alternate Base Rate” - For any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate from time to time in effect plus 0.5%, (iii) Adjusted Term SOFR for a one month Interest Period (taking into account any floor) in effect on such day, plus 1% or (iv) two percent (2%). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.
“ABR Loan” - Any Loan for which interest is calculated based on the Alternate Base Rate plus the Applicable Margin determined from time to time.
“ABR Option” - The Rate Option in which interest is based upon the Alternate Base Rate plus the Applicable Margin for the applicable Loan.
“ACCC” - Astronics Custom Control Concepts Inc., a Washington corporation, and a Domestic Subsidiary of the Company.
“Acceptable Purchaser” - (a) Citibank, N.A. or (b) any other nationally recognized provider of receivables financing or supply chain financing consented to by the Co-Collateral Agents.
“Account Debtor” - A Person who is obligated under an Account, chattel paper or general intangible.
“Account(s)” - “Accounts” as defined in the UCC, and includes a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument (except to the extent set forth in the definition of “Eligible Account”), (b) commercial tort claims, (c) deposit accounts, (d) investment property or (e) letter-of-credit rights or letters of credit.
“Acquired Operating Lease” - Any lease of the Company or a Subsidiary that results from a Permitted Acquisition that would be characterized as an operating lease under GAAP if the Company or its Subsidiary were then entering into such lease, as lessee, but which is not permitted under GAAP to be re-classified as an operating lease following such Permitted Acquisition because of the historical classification of such lease as a capital lease.
“ACSCC” - Astronics Connectivity Systems & Certification Corp., an Illinois corporation, and a Domestic Subsidiary of the Company.
“Additional Mortgaged Properties” – As defined in Section 5.15(d) of this Agreement.
“Adjusted Term SOFR” - For purposes of any calculation, the rate per annum equal to (i) Term SOFR for such calculation plus (ii) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then such rate shall be deemed to be equal to the Floor for purposes of this agreement.
“Advantest Acquisition” - The sale on February 13, 2019 by ATS to Advantest Test Solutions, Inc. of intellectual property and certain other assets associated with the ATS semiconductor test business.
“Affiliate” or “Affiliates” - Individually or collectively, any Person that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with the Person specified. Notwithstanding the foregoing, no individual shall be considered an Affiliate of a Person solely by reason of such individual’s position as an officer or director of such Person or of an Affiliate of such Person, and neither the Agents nor any Lender shall be considered an Affiliate of the Company or any of the Company’s Subsidiaries.
“Agent” - HSBC Bank USA, National Association and any successor thereto appointed pursuant to the terms of this Agreement.
“Agent-Related Persons” - Each Agent, together with its Related Parties.
“Agents” - Collectively, the Agent and the Co-Collateral Agents.
“Agreement” - This Sixth Amended and Restated Credit Agreement, as the same may from time to time be amended, amended and restated, restated, supplemented or otherwise modified.
“Anti-Corruption Laws” - As defined in Section 4.21(e) of this Agreement.
“Anti-Money Laundering Laws” - As defined in Section 4.21(d) of this Agreement.
“Anti-Terrorism Laws” - Any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC (as any of the forgoing laws may from time to time be amended, renewed, extended or replaced).
“Applicable Commitment Fee Rate” - (i) Initially, until changed in accordance with the following provisions, the Applicable Commitment Fee Rate shall be 0.25%; and (ii) commencing with the fiscal month of the Borrower Representative ending on or about March 31, 2023, and continuing with the last fiscal month of each fiscal quarter ending thereafter, the Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on Average Excess Availability for the fiscal quarter of the Borrower Representative most recently ended:

Level	Average Excess Availability	Commitment Fee
1	Greater than or equal to 50%	0.375%
2	Less than 50%	0.25%

Changes in the Applicable Commitment Fee Rate shall become effective as of the first Business Day of the calendar month immediately following the end of the last fiscal month of each fiscal quarter of the Borrower Representative, and shall be based upon the Average Excess Availability for the fiscal quarter most recently ended. Notwithstanding the foregoing provisions, during any period when the Borrower Representative has failed to deliver a Borrowing Base Certificate when due, the Applicable Commitment Fee Rate shall be applied at Level 1 above as of the first Business Day after the date on which such Borrowing Base Certificate was required to be delivered, regardless of Excess Availability at such time, until the date the required Borrowing Base Certificate has been delivered. Any changes in the Applicable Commitment Fee Rate shall be determined by the Agent in accordance with the provisions set forth in this definition and the Agent will promptly provide notice of such determinations to the Borrower Representative and the Lenders. Any such determination by the Agent shall be conclusive absent manifest error.

“Applicable Lending Office” - With respect to each Lender, such Lender’s Domestic Lending Office in the case of an ABR Loan and such Lender’s SOFR Lending Office in the case of a SOFR Loan.
“Applicable Margin” - (i) Initially, until changed in accordance with the following provisions, the Applicable Margin shall be 1.75% for ABR Loans and 2.75% for SOFR Loans; (ii) commencing with the fiscal month of the Borrower Representative ending on or about March 31, 2023, and continuing with the last fiscal month of each fiscal quarter ending thereafter, the Agent shall determine the Applicable Margin in accordance with the following matrix, based on Average Excess Availability for the fiscal quarter of the Borrower Representative most recently ended:

Level	Average Excess Availability	SOFR Rate Option	ABR Option
1	Greater than or equal to 66.67%	2.25%	1.25%
2	Less than 66.67% but greater than or equal to 33.33%	2.50%	1.50%
3	Less than 33.33%	2.75%	1.75%

Changes in the Applicable Margin shall become effective as of the first Business Day of the calendar month immediately following the end of the last fiscal month of each fiscal quarter of the Borrower Representative, and shall be based upon the Average Excess Availability for the fiscal quarter most recently ended. Notwithstanding the foregoing provisions, during any period when the Borrower Representative has failed to deliver a Borrowing Base Certificate when due, the Applicable Margin shall be applied at Level 3 above as of the first Business Day after the date on which such Borrowing Base Certificate was required to be delivered, regardless of Excess Availability at such time, until the date the required Borrowing Base Certificate has been delivered. Any changes in the Applicable Margin shall be determined by the Agent in accordance with the provisions set forth in this definition and the Agent will promptly provide notice of such determinations to the Borrower Representative and the Lenders. Any such determination by the Agent shall be conclusive absent manifest error.
If, as a result of any inaccuracy in any Borrowing Base Certificate or in the calculation of Average Excess Availability, Agent determines in its reasonable discretion after consultation with the Borrower Representative that (a) the Average Excess Availability as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Average Excess Availability would have resulted in different pricing for any period, then (i) if the proper calculation of the Average Excess Availability would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be required to pay to the Agent, for the pro rata benefit of the Lenders, promptly upon demand by Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Average Excess Availability would have resulted in lower pricing for such period, Agent shall have no obligation to repay interest to Borrowers.
“Applicable Percentage” - With respect to any Lender, at any time, the percentage of the Total Commitment represented by such Lender’s Commitment; provided that in the case of Section 2.15 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. Each Lender’s initial Applicable Percentage based on the total Commitment as of the Closing Date is set forth on Schedule 2.1 to this Agreement. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments, and to any Lender’s status as a Defaulting Lender at the time of determination.
“Asset Sale” - The sale, lease, transfer or other disposition (including by means of sale and lease-back transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of Borrower Representative or any Subsidiary) by the Company or any Subsidiary to any Person of the Company’s or such Subsidiary’s respective assets, including, without limitation, the sale of any Equity Interests in any Subsidiary; provided that the term Asset Sale specifically excludes (i) any sales, leases, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business; (ii) any actual or constructive total loss of property or the use thereof, resulting from destruction, damage beyond repair or other rendition of such property as permanently unfit for normal use from any casualty or similar occurrence whatsoever; (iii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage or such longer reasonable time period as determined under the Company’s plan of restoration or replacement for such property established within a 90 day period after such occurrence provided such plan is acceptable to the Co-Collateral Agents in their Permitted Discretion; (iv) the condemnation, confiscation or seizure of, or requisition of title to or use of any property; or (v) in the case of any unmovable property located upon a leasehold, the termination or expiration of such leasehold.
“Assignment and Assumption” - An assignment and assumption agreement entered into by a Lender and an assignee and accepted by the Agent, substantially in the form of Exhibit E hereto with all blanks appropriately completed.
“Astronics Advanced” - Astronics Advanced Electronic Systems Corp., a Washington corporation, and a Domestic Subsidiary of the Company.
“Astronics AeroSat” - Astronics AeroSat Corporation, a New Hampshire corporation, and a Domestic Subsidiary of the Company.
“Astronics Air” – Astronics Air LLC, a New York limited liability company, and a Domestic Subsidiary of the Company.
“Astronics Air II” – Astronics Air II LLC, a New Hampshire limited liability company, and a Domestic Subsidiary of the Company.
“ATS” - Astronics Test Systems Inc., a Delaware corporation, and a Domestic Subsidiary of the Company.
“Authorized Officer” - With respect to any Borrower or any Guarantor, any of the following officers: the Chairman, the President, any Vice President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer or Assistant Treasurer, or such other Person as is authorized in writing to act on behalf of such Borrower and is acceptable to the Agent. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Company.

“Availability Period” - The period from the Closing Date to, but excluding, the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.
“Available Amount” - With respect to any Letter of Credit, the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents) as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.
“Available Tenor” - As of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.23.
“Average Excess Availability” - With respect to any period, the quotient, expressed as a percentage, obtained by dividing (a) the sum of the aggregate amount of Excess Availability for each day in such period (as calculated by Agent as of the end of each respective day, and excluding outstanding Swingline Loans for purposes of determining Average Excess Availability for purposes of the Applicable Commitment Fee Rate) divided by the number of days in such period by (b) the average daily Revolving Credit Commitments (other than Revolving Credit Commitments of Defaulting Lenders), for such period.
“Bankruptcy Code” - Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.
“Bankruptcy Event” - With respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in the furtherance of, or indicating its consent to, approval of, acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Bank Product Reserve” - The aggregate amount of reserves established by the Co-Collateral Agents from time to time in respect of Designated Hedge Agreements and Secured Cash Management Obligations; provided that no Co-Collateral Agent shall establish or increase a Bank Product Reserve if an Event of Default has occurred and is continuing, or if the establishment or increase of such Bank Product Reserve would cause an Event of Default or an Overadvance.
“Benchmark” - Initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.23.

“Benchmark Replacement” - With respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(a)    the sum of Daily Simple SOFR and 0.10% (10 basis points); or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrower Representative giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, then such rate will be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” - With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” - The earlier to occur of the following events with respect to then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” - The occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or the published component used in the calculation thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof)
“Benchmark Unavailability Period” - The period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23.
“Beneficial Ownership Certification” - A certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” - 31 C.F.R. Sec. 1010.230.
“Benefit Plan” - Any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title 1 of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title 1 of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Account” – As defined in Section 5.23(a) of this Agreement.
“Blocked Person” - As defined in Section 4.21(b) of this Agreement.
“Borrower” and “Borrowers” –As defined in the opening paragraph to this Agreement and including any Subsidiary of the Company joined as “borrower” pursuant to this Agreement after the Closing Date. As of the Closing Date, the “Borrowers” are: the Company, Astronics Advanced, Astronics AeroSat, ATS, ACSCC, LSI, Freedom, PECO, Diagnosys, Diagnosys Holdings, ACCC and DME.
“Borrower Joinder Agreement” - A joinder agreement substantially in the form of Exhibit G or such other form as reasonably satisfactory to the Borrower Representative and the Agent.
“Borrowing Base” - At any time, an amount equal to the sum of the following:
(i)    85% of Eligible Accounts, plus
(ii)    the lesser of: (i) 65% of the Value of Eligible Inventory, and (ii) 85% of the NOLV of Eligible Inventory, less
(iii)    the Term Loan Pushdown Reserve, less
(iv)    the aggregate amount of all other Reserves established by the Co-Collateral Agents in their Permitted Discretion.
Notwithstanding the foregoing, in no event shall the amount included in the Borrowing Base, after application of the applicable advance rate, pursuant to clauses (ii) of this definition exceed seventy percent (70%) of the total Borrowing Base at any time.
The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Co-Collateral Agents pursuant to Section 5.2(g) or otherwise in accordance with this Agreement and adjusted by the Co-Collateral Agents in accordance with Section 5.2(g) based upon additional information, if any, received after the date of delivery of any such Borrowing Base Certificate.
“Borrowing Base Certificate” - A certificate, substantially in the form of Exhibit F, of a Authorized Officer of the Borrower Representative in form and substance reasonably satisfactory to the Co-Collateral Agents.
“Borrowing Base Reserve” or “Reserve” - The sum (without duplication of any other Reserve or items that are otherwise addressed or excluded through eligibility criteria) of (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (c) the Dilution Reserve; and (d) such additional reserves, in such amounts and with respect to such matters, as the Co-Collateral Agents in their Permitted Discretion may elect to establish from time to time.
“Breakage Fee” - In the event that (i) any payment of a SOFR Loan is required, made or permitted on a date other than the last day of the then current Interest Period applicable thereto (including upon demand by Lender), (ii) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or (iii) the failure to convert, continue, borrow or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, an amount equal to any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of a Lender delivered to the Borrower Representative and setting forth any amount or amounts that the Lender is entitled to receive pursuant to this paragraph shall be conclusive absent manifest error.
“Business Day”- (a) For all purposes other than as set forth in clause (b) of this definition, any day excluding Saturday, Sunday and any day on which banks in New York City are authorized by law or other governmental action to close, and (b) with respect to a SOFR Loan, any day which is a Business Day described in clause (a) and which is also a U.S. Government Securities Business Day.
“Capital Expenditures” - For any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Company and its Subsidiaries on a Consolidated Basis during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the Consolidated statement of cash flows of the Company and its Subsidiaries; provided however that if any Relocation Improvements are expended in different calendar quarters than as set forth in the financial projections furnished to the Lenders (i.e., beyond the period from the third calendar quarter for the 2022 calendar year through and including the fourth calendar quarter for the 2023 calendar year), then any such Relocation Improvements will be excluded from the calculation of Capital Expenditures for those calendar quarters in which such Relocation Improvements actually occur.
“Capital Lease” - As applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that in conformity with GAAP should be accounted for as a capital lease on the balance sheet of that Person; provided however, any Acquired Operating Lease will be an Operating Lease and not a Capital Lease for all purposes of this Agreement, without regard to how such Acquired Operating Lease is classified under GAAP. All financial calculations, including, without limitation, the amount of Consolidated EBITDA, Consolidated Net Income and Consolidated Interest Expense, will be adjusted to reflect such treatment of each Acquired Operating Lease as an Operating Lease and compliance with any covenant set forth in this Agreement will be similarly determined on the basis that each Acquired Operating Lease is an Operating Lease, and not a Capital Lease, and does not create any Capital Lease Obligations.
“Capital Lease Obligations” - All obligations under Capital Leases of the Company or any of its Subsidiaries, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a Consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP; provided however that “capital lease obligations” in respect of any Acquired Operating Lease will not be Capital Lease Obligations for all purposes of this Agreement.
“Cash Collateralize” - The pledge and deposit with, or delivery to, the Agent, for the benefit of itself, the Issuing Bank and the Lenders, as collateral for the LC Exposure or obligations of Lenders to fund participations in respect of Letters of Credit or for such other obligations for which the Borrowers may be required to provide cash collateral under the terms of this Agreement, as applicable, cash or deposit account balances or, if the Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Management Agreement” - Any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” - (x) HSBC and its Affiliates and (y) any other Person that, at the time it enters into a Cash Management Agreement, is a Lender, the Agent or an Affiliate of a Lender or the Agent.
“Cash Management Services” - Any one or more of the following types of services or facilities (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services), (iii) foreign exchange facilities and (iv) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements.
“Casualty Event” - Any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking of, any property of any Loan Party.
“Change in Control” - (a) The acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the date of this Agreement, by any Person or group (within the meaning of Rule 13d 3 of the SEC under the 1934 Act, as then in effect), other than the estate of Kevin Keane and his Immediate Family (as defined below) taken as a whole, of shares representing more than 20% of the aggregate ordinary power to vote for the election of directors represented by the issued and outstanding capital stock of the Company; (b) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the date of this Agreement, by the estate of Kevin Keane and his Immediate Family taken as a whole, of shares representing more than 40% of the aggregate ordinary power to vote for the election of directors represented by the issued and outstanding capital stock of the Company or (c) the occurrence of a change in control, or other similar provision, under or with respect to any agreement evidencing Material Indebtedness. As used herein, “Immediate Family” means Kevin Keane’s spouse, children and siblings, or any trusts for which the foregoing are beneficiaries.
“Change in Law” - (a) The adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“CISADA” - The Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, United States Public Law 111195, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Closing Date” – January 19, 2023.
“Code” - The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code as in effect on the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
“Co-Collateral Agents” – Collectively, HSBC Bank and Wells Fargo, acting through such of their respective Affiliates or branches as they may designate, in their capacity as co-collateral agents under any of the Loan Documents, or any successor co-collateral agent permitted by the terms hereof.
“Collateral” – As defined in the Security Agreement.
“Collateral Access Agreement” - An agreement, in form and substance reasonably satisfactory to the Co-Collateral Agents, by which the lessor, landlord, warehouseman, mortgagee or owner (as applicable) agrees to permit the Agent to enter upon the premises and remove the Collateral or to use the premises to collect on the Collateral.
“Collateral Documents” - Collectively, the Security Instruments, the Security Agreement, any Guaranty and any financing statements filed to perfect the security interest granted under the Security Agreement, and any other collateral assignment, security agreement, pledge agreement or other similar agreement pursuant to which any Loan Party pledges or grants a Lien in any assets securing the Secured Obligations.
“Commitments” or “Commitment” - (a) For all Lenders, the aggregate of the Total Revolving Credit Commitment, and (b) for each Lender, the aggregate of such Lender’s Revolving Credit Commitment.
“Commitment Fee” - As defined in Section 2.12 of this Agreement.
“Commodity Exchange Act” - The Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.
“Compliance Certificate” - A certificate of the Borrower Representative substantially in the form of Exhibit C hereto with all blanks appropriately completed.
“Confidential Information Materials” - The collective reference to the confidential information with respect to the Company and its Subsidiaries and the revolving credit facility evidenced by this Agreement, together with the information provided by, or on behalf of, the Company to the Lenders in connection with this Agreement.
“Conformed Bills of Lading” - Original clean on-board negotiable or non-negotiable bills of lading with respect to any shipment of Inventory which (a) are issued by the carrier of the Inventory described in such bills of lading or by a freight forwarder acting on behalf of such carrier; (b) consign such Inventory to a customs broker (acting on behalf of a Borrower or the Agent), or the Agent (either directly or by means of endorsement); (c) are accompanied by all commercial invoices describing such Inventory and all necessary certificates of inspection, origin and insurance; (d) adequately describe such Inventory; and (e) contain standard industry or trade association delivery terms.
“Conforming Changes” - With respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section

2.23 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consideration” - In connection with an acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), excluding however trade payables and short term accruals in the ordinary course of business, the payment of consulting fees (excluding any fees payable to any investment banker in connection with such acquisition) or fees for a covenant not to compete and any other consideration paid for the purchase.
“Consolidated” or “Consolidated Basis” - The consolidation of the accounts of any entity and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the consolidated audited financial statements of the Company and its Subsidiaries delivered to the Lenders.
“Consolidated EBITDA” - For any period, an amount equal to: (i) Consolidated Net Income, plus, in each case, to the extent deducted in determining Consolidated Net Income for such period, the sum of the amounts for such period, without duplication, of:
(A)     Transaction Costs;
(B)    Consolidated Interest Expense;
(C)    provisions for taxes based on income;
(D)     total depreciation expense;
(E)     total amortization expense;
(F)    other non-cash items reducing Consolidated Net Income, limited to (1) goodwill and other tangible/intangible asset impairments, (2) non-cash compensation (treasury share issuance and stock-based compensation), (3) SERP non-cash adjustments, (4) non-cash operating lease expenses and (5) non-cash litigation expenses solely with respect to the third and fourth fiscal quarters for the 2022 fiscal year in an amount not to exceed $500,000 in the aggregate for this clause (5), and (6) non-cash charges related to write-downs or write-offs of accounts receivable relating solely to account Debtor 3Oe in an amount not to exceed $7,600,000 in the aggregate over the term of this Agreement;
(G)    any reduction of Consolidated Net Income resulting from the fair valuation adjustment to inventory cost in connection with any Permitted Acquisition;
(H)    any fees, charges or other expenses (including without limitation any awards or settlement payments), incurred in connection with any action, suit, proceeding or investigation that is outside the ordinary course of business, provided that the aggregate amount of all such fees, charges or other expenses added back under this subsection (H) shall not exceed $10,000,000 in the aggregate over the term of this Agreement; and

(I) costs, fees and expenses incurred in connection with entering into the transactions contemplated by the Loan Documents and the Term Loan Documents and paid in cash within thirty (30) days of the Closing Date, in an aggregate amount not to exceed $4,500,000;
minus
(ii) other non-cash items increasing Consolidated Net Income for such period; provided however (1) non-cash extraordinary, one-time and non-recurring gains and (2) earn-out adjustments relating solely to the Advantest Acquisition for the first fiscal quarter for the 2023 fiscal year in an aggregate amount not to exceed $3,400,000, in each case, will not be required to be deducted from Consolidated EBITDA pursuant to this clause (ii).
Furthermore, funds awarded to a Subsidiary in connection with employment, research and development, capital expenditure or otherwise, which are received in normal course in an amount not to exceed $1,000,000 in any twelve (12) month period, may be included in the calculation of Consolidated EBITDA.
Notwithstanding anything to the contrary in this definition, or in connection with any pro-forma calculation required by this Agreement, the term “Consolidated EBITDA” shall be computed, on a consistent basis, to reflect purchases and acquisitions by Permitted Acquisition or otherwise, made by the Company and the Subsidiaries during the relevant period, as if they occurred at the beginning of such period, and the Company, during the twelve (12) month period following the date of any such Permitted Acquisition may include in the calculation hereof the necessary portion of the adjusted historical results of the entities acquired in acquisitions that were achieved prior to the applicable date of the acquisition for such time period as is necessary for the Company to have figures on a Rolling Four-Quarter Basis from the date of determination with respect to such acquired entities.
Notwithstanding the foregoing, Consolidated EBITDA for the Company and its Subsidiaries for each of the fiscal quarters ending on the dates set forth in the table below shall be deemed to be as follows:

Period	Deemed Consolidated EBITDA
Fiscal quarter ended on or about March 31, 2022	$7,345,000
Fiscal quarter ended on or about June 30, 2022	$3,512,000
Fiscal quarter ended on or about September 30, 2022	($89,000)

“Consolidated Interest Expense” - For any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of the Company and its Subsidiaries on a Consolidated Basis with respect to all outstanding indebtedness of the Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under hedge agreements computed on a net basis after reduction for any interest income, whether on a scheduled or accelerated basis.
“Consolidated Net Income” - For any period, the net income (or loss) of the Company and its Subsidiaries on a Consolidated Basis for such period taken as a single accounting period determined in conformity with GAAP; provided that, (i) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash to the Company or a Subsidiary thereof in respect of such period; (ii) the net income (if positive) of any majority-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such majority-owned Subsidiary to the Company or to any other majority-owned Subsidiary of the Company is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such majority-owned Subsidiary shall be excluded; and (iii) the net income (or loss) of any Person accrued prior to the earlier of (x) the date such Person becomes a Subsidiary of the Company or any of its consolidated Subsidiaries or (y) the date such Person is merged into or consolidated with the Company or any of its consolidated Subsidiaries, shall be excluded.
“Consolidated Total Assets” - At any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or a similar caption) on a Consolidated balance sheet of the Company and all Subsidiaries at such date.
“Contingent Obligation” - Of a Person means any agreement, undertaking or arrangement by which such Person assumes, guaranties, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract. The amount of any Contingent Obligation shall be equal to the amount of the obligation that is so guarantied or supported that is actually outstanding or otherwise due and payable from time to time, if a fixed and determinable amount or if there is no fixed or determinable amount, either (x) if a maximum amount is guaranteed, the maximum amount or (y) if there is no maximum amount, the amount of the obligation that is so guarantied or supported.
“Control”, “Controlling”, “Controlled by”, and “under Common Control with” - The possession, directly or indirectly, of the power to either (i) vote 50% or more of the Equity Interests having voting power for the election of directors, or persons performing similar functions, of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether by contract or otherwise; provided however, no Plan or employee stock ownership plan of Borrower shall be considered to have Control of the Company or any Subsidiary.
“Daily Simple SOFR” - For any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“DDAs” - Any checking, savings or other deposit account maintained by the Loan Parties.

“Default” - Any of the events specified in Article VII whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Rate” - For any day, with respect to any Loan, a rate per annum equal to 2% per annum above the interest rate that would otherwise be applicable to such Loan and with respect to any interest, fees and any other sums due hereunder, 2% per annum above the interest rate that would be applicable to Revolving Loans that are ABR Loans pursuant to Section 2.6.
“Defaulting Lender” - Any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower Representative or the Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or any other Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s or such other Lender’s receipt of such certification in form and substance satisfactory to it and the Agent, (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event, or (e) has become the subject of a Bail-In Action.
“Designated Hedge Agreement” - Any Hedge Agreement (other than a commodities hedge agreement) to which the Company or any Subsidiary is a party and as to which a Lender or any of its Affiliates, or a Person that upon the effective date of such Hedge Agreement was a Lender or an Affiliate of a Lender, is a counterparty that, pursuant to a written instrument signed by the Agent at the request of the Borrower Representative or any such Lender or Affiliate, has been designated as a Designated Hedge Agreement so that the Company’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Collateral and the Collateral Documents to the extent the Collateral and such Collateral Documents provide guarantees or security for creditors of the Company or any Subsidiary under Designated Hedge Agreements.
“Designated Foreign Investment Grade Account Debtor” – Any Foreign Investment Grade Account Debtor that has been approved by the Co-Collateral Agents, in their Permitted Discretion. The Co-Collateral Agents, upon five (5) Business Days prior written notice to the Borrower Representative, may, in its Permitted Discretion, withdraw their approval with respect to any Foreign Investment Grade Account Debtor.
“Designated Investment Grade Account Debtor” – Any Investment Grade Account Debtor (other than a Foreign Investment Grade Account Debtor) that has been approved by the Co-Collateral Agents, in their Permitted Discretion. The Co-Collateral Agents, upon five (5) Business Days prior written notice to the Borrower Representative, may, in its Permitted Discretion, withdraw their approval with respect to any Investment Grade Account Debtor.

“Diagnosys” – DIAGNOSYS INC., a Delaware corporation, and a Domestic Subsidiary of the Company.
“Diagnosys Holdings” - Diagnosys Holdings Inc., a Delaware corporation, and a Domestic Subsidiary of the Company.
“Dilution” - The amount of bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts owing to Borrowers.
“Dilution Reserve” - At any date of determination, a reserve which the Co-Collateral Agents may, in their Permitted Discretion, apply to the Borrowing Base based upon Borrowers’ historical Dilution.
“Disposal” - The intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction or placing of any substance so that it or any of its constituents may enter the Environment.
“DME” – ASTRONICS DME LLC, a Florida limited liability company, and a Domestic Subsidiary of the Company.
“Dollars”, “U.S. Dollars” or “$” - Lawful money of the United States of America.
“Domestic Lending Office” - With respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 2.1 hereto or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower Representative and the Agent.
“Domestic Subsidiary” - Any Subsidiary having any place of business located in the United States of America.
“EEA Financial Institution” - (a) Any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” - Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” - Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligibility Date” - With respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Eligible Account” - each Account owing to any Borrower that arises in the ordinary course of business from the sale of goods or rendition of services and is payable in Dollars, which Co-Collateral Agents, in their Permitted Discretion, shall not deem an ineligible Account; provided that in no event shall an Account be an Eligible Account if the Co-Collateral Agents determine in their Permitted Discretion that:
(a)    such Account is unpaid for more than sixty (60) days after the original due date, or more than ninety (90) days after the original invoice date; provided that solely with respect to Accounts from Designated Investment Grade Account Debtors and Designated Foreign Investment Grade Account Debtors, such Account is unpaid for more than sixty (60) days after the original due date, or more than one hundred twenty (120) days after the original invoice date;
(b)    fifty percent (50%) or more of the aggregate Accounts owing by the Account Debtor to a Borrower are not Eligible Accounts under the foregoing clause (a);
(c)    such Account or a portion of such Account that, when aggregated with other Accounts owing by an Account Debtor, exceeds twenty percent (20%) (or, thirty-five (35%) with respect to Designated Investment Grade Account Debtors and Designated Foreign Investment Grade Account Debtors) of the aggregate Eligible Accounts owing to the Borrowers;
(d)    such Account is owing by a creditor or supplier, or the Account Debtor has asserted an offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof), unless (i) the Co-Collateral Agents in their Permitted Discretion has established an appropriate reserve in respect thereof and determines to include such Account as an Eligible Account or (ii) such Account Debtor has entered into an agreement reasonably acceptable to the Co-Collateral Agents to waive such rights;
(e)    such Account is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or Federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;
(f)    the Account Debtor does not maintain its principal place of business inside the United States (other than any Designated Foreign Investment Grade Account Debtor; provided that the aggregate amount of Accounts included as eligible with respect to Designated Foreign Investment Grade Account Debtors (after application of the advance rate set forth sub-clause (i) of the definition of “Borrowing Base”) shall not exceed $4,000,000 at any time (as such amount may be reduced from time to time by the Co-Collateral Agents in their Permitted Discretion));
(g)    such Account is owing by a Governmental Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof or any state thereof and, the Account has been assigned to the Agent in compliance with the Assignment of Claims Act of 1940, as amended, or any other applicable law, provided that up to $5,000,000 (as such amount may be reduced from time to time by the Co-Collateral Agents in their Permitted Discretion and calculated after application of the advance rate set forth sub-clause (i) of the definition of “Borrowing Base”) in the aggregate of Accounts shall be eligible under this sub-

clause (g) notwithstanding that such Accounts have not been assigned to the Agent in compliance with the Assignment of Claims Act of 1940, as amended, or another applicable law;
(h)    such Account (x) is not subject to a duly perfected, first priority Lien in favor of the Agent or (y) is subject to any other Lien (including, without limitation, any Lien to secure the performance of a surety, performance bond or similar instrument), other than a Lien permitted by Section 7.01 which does not have priority over the Lien in favor of the Agent;
(i)    the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to it have not been performed and billed to the Account Debtor, or it otherwise does not represent a final sale or rendition of services;
(j)    such Account is evidenced by Chattel Paper or an Instrument (each, as defined in the UCC) of any kind, other than Chattel Paper or an Instrument over which the Agent has a perfected security interest, or has been reduced to judgment;
(k)    payment has been extended, the Account Debtor has made a partial payment, or such Account arises from a sale on a cash-on-delivery basis;
(l)    such Account arises from a sale to an Affiliate, employee, officer, director, agent or shareholder of any Loan Party, or from a sale on a bill-and-hold (for the avoidance of doubt, Accounts owing from Panasonic Avionics Corporation (“Panasonic”) pursuant to that certain Master Supply Agreement between Panasonic and Astronics Advanced in effect as of the date hereof and Accounts owing under any similar agreements reasonably acceptable to Co-Collateral Agents shall be deemed Eligible Accounts in an aggregate amount not to exceed $6,000,000 (calculated after application of the advance rate set forth sub-clause (i) of the definition of “Borrowing Base”) at any time), guaranteed sale, sale or return, sale on approval, consignment, or other repurchase or return basis;
(m)    such Account represents a progress billing, milestone billing or retainage or has not been invoiced;
(n)    such Account includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or
(o)    such Account does not conform in all material respects with the representations and warranties in this Agreement or the other Loan Documents.
No Account that has been sold pursuant to a Permitted Factoring Arrangement or that, as of the date of the delivery of any Borrowing Base Certificate, the Borrowers reasonably anticipate selling pursuant to a Permitted Factoring Arrangement shall be an “Eligible Account” hereunder.
“Eligible Assignee” - (i) A Lender, (ii) an Affiliate of a Lender, (iii) a fund that is administered or managed by a Lender or an Affiliate of a Lender, or by an entity or an Affiliate of any entity that administers or manages a Lender, and (iv) any other Person (other than a natural Person) approved by (A) the Agent, (B) each Issuing Bank, and (C) unless an Event of Default has occurred and is continuing, the Borrower Representative, each such approval not to be unreasonably withheld, conditioned or delayed; provided however that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any Guarantor or any of their Affiliates or Subsidiaries.
“Eligible Contract Participant” - In respect of any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a (47) of the Commodity Exchange

Act, each Loan Party that has total assets exceeding $10,000,000 at the time such swap was entered into or such other Subsidiary as constitutes an eligible contract participant under the Commodity Exchange Act or any regulations promulgated thereunder.
“Eligible In-Transit Inventory” - At any date of determination, all Inventory owned by Borrowers, valued at the lower of cost or market value, determined on a first-in, first-out or weighted average cost basis using a standard cost methodology that approximates actual cost, that is in transit to a Borrower and that the Co-Collateral Agents, in their Permitted Discretion, deem to be eligible for borrowing purposes. Without limiting the generality of the foregoing, the following is not Eligible In-Transit Inventory: (1) Inventory that is not in transit to (x) a location owned or leased by a Borrower, or to the location of a warehouseman, bailee, processor or similar third party that has not executed a waiver of interest satisfactory to the Co-Collateral Agents and (y) a location in the United States; (2) title to such Inventory has not passed to a Borrower; (3) Inventory which is not insured against types of loss, damage, hazards and risks, and in amounts, satisfactory to the Co-Collateral Agents, and the Agent is not named lender loss payee on such insurance; (4) such Inventory is not subject to a Conformed Bill of Lading; (5) each original of the applicable Conformed Bill of Lading is not in the possession of the Agent or a customs broker or any other Person acting as the Agent’s agent for purposes of perfecting the Agent’s security interest in such Conformed Bill of Lading or if such Conformed Bill of Lading is non-negotiable, such non-negotiable Conformed Bill of Lading is not in name of a Borrower, the Agent, such customs broker or other Person acting on the Agent’s behalf ; (6) such Inventory is subject to a Letter of Credit and (7) such Inventory shall have been in transit for more than thirty (30) days (or such longer period of time as the Co-Collateral Agents shall agree in their Permitted Discretion).
“Eligible Inventory” - Inventory owned by a Borrower, which Co-Collateral Agents, in their Permitted Discretion, shall not deem ineligible Inventory. In addition, Inventory shall not be Eligible Inventory if it:
(a)    is work in progress;
(b)    is held on consignment;
(c)    is in transit (excluding (x) Inventory that is in transit from any location of a Borrower in the United States to another location of such Borrower within the United States and (y) up to $5,000,000 (calculated after application of the advance rate set forth in sub-clause (ii) of the definition of “Borrowing Base”) in the aggregate of Eligible In-Transit Inventory);
(d)    is damaged, defective, shopworn or otherwise unfit for sale;
(e)    is slow moving (as determined in accordance with the Borrowers’ policies as in effect on the Closing Date, and without giving effect to any changes thereto by the Borrowers’ after the Closing Date that would make such policies less restrictive), obsolete, and/or excess or unmerchantable, or constitutes returned, rejected or repossessed goods;
(f)    does not meet standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale in all material respects or constitutes hazardous materials under any Environmental Law;
(g)    does not conform in all material respects with the representations and warranties herein or the other Loan Documents;
(h)    is not subject to a duly perfected, first priority Lien in favor of the Agent, or is subject to any other Lien (including, without limitation, any Lien to secure the performance of a surety, performance bond or similar instrument), other than a Lien permitted by Section 7.01 which does not have priority over the Lien in favor of the Agent;
(i)    it is not located at a location in the United States;
(j)    is subject to any warehouse receipt or negotiable Document, unless in the possession of the Agent;
(k)    is packaging, spare parts, or supplies dedicated solely for internal use in the Borrowers’ business;
(l)    is situated at a location (x) not owned by a Borrower unless (i) Rent and Charge Reserves have been established by the Co-Collateral Agents in their Permitted Discretion or (ii) the owner or occupier of such location has executed in favor of Agent a Collateral Access Agreement or (y) that has less than $100,000 of Inventory; or
(m)    is being processed offsite by a third party at a third party location or outside processor.
For the avoidance of doubt, up to $4,000,000 (calculated after application of the advance rate set forth in sub-clause (ii) of the definition of “Borrowing Base”) of Inventory owned by a Borrower and that is in the possession of such Borrower as of the end of any fiscal month and that otherwise meets the eligibility criteria set forth above shall be eligible notwithstanding that such Inventory is not recorded on the perpetual Inventory report maintained by the Borrowers; provided that the Borrowers shall provide such reporting with respect to such Inventory as the Co-Collateral Agents, in their Permitted Discretion, may from time to time request.
“Engineering, Research and Development Taxes” – An amount equal to Taxes attributable to engineering, research and development which are required to be paid solely as a result of changes to the Code in 2022 enacted under the 2017 Tax Cuts and Jobs Act which require such expenses to be amortized over a five year period rather than fully expensed in the year in which such expenses were incurred.
“Enhanced Reporting Period” – The period (x) commencing on the date that Excess Availability is less than $20,000,000 and (y) ending on the date that Excess Availability has been greater than $20,000,000 for thirty (30) consecutive days.
“Environment” – Ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface, strata, natural resources, the workplace or as otherwise defined in any Environmental Laws.
“Environmental Law” - Any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against any Loan Party or any Subsidiary relating to the Environment, employee health and safety or Hazardous Substances, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Substances); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
“Environmental Liability” - Any liability, contingent or otherwise (including any liability) for damages, costs of environmental remediation, fines, penalties, or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) any exposure to any Hazardous Substances, (d) the Release or threatened Release of any Hazardous Substances into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits” - All licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of Borrower’s property and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or Disposal of Hazardous Substances.
“Equity Interest” - With respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.
“ERISA” - The Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendment Act of 1980, and as otherwise amended from time to time and the regulations and rulings promulgated and issued thereunder.
“ERISA Affiliate” - Each Subsidiary and any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“Event of Default” or “Events of Default” - As defined in Section 7.1 of this Agreement.
“Excess Availability” - At any time, (a) the Line Cap less (b) the Total Revolving Credit Exposure.
“Exchange Act” - The Securities Exchange Act of 1934, as amended.
“Excluded Deposit Account” - (a) Any deposit accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments, (b) any withholding tax and fiduciary accounts, and (c) any zero balance disbursement account.
“Excluded Hedge Obligation” - With respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any and all guarantees of such Guarantor’s Hedge Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a Master Agreement governing more than one Hedge Agreement, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to Hedge Agreements for which such Guaranty or security interest becomes illegal.
“Excluded Taxes” - With respect to the Agent, any Lender or any other Recipient, (a) Taxes imposed on or measured by net income and franchise Taxes (however determined) in each case imposed by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or management is located (or with which it has a present or former connection) or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction, (c) any backup withholding Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.19), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 9.18, except to the extent that such Foreign Lender (or, in the case of an assignment, its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 2.11 and (e) any Taxes imposed or for which any Person is liable under or with respect to FATCA. For purposes of determining Taxes imposed under FATCA, from and after the effective date of this Agreement, Borrower and Agent shall treat (and Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
“Executive Order No. 13224” - The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.
“Existing Agreement” - The “Existing Agreement” as defined in the Recitals to this Agreement.
“Exiting Lenders” –Bank of America, N.A. and Truist Bank, formerly known as Sun Trust Bank.
“Extraordinary Receipts” - Any purchase price adjustment (including any working capital adjustment) received in connection with any Permitted Acquisition, any indemnification payment received in connection with any Permitted Acquisition, any payment received in settlement of any litigation commenced by the Company or any of its Subsidiaries or any proceeds of business interruption insurance; provided however that (x) such receipts are received in cash by and for the benefit of a Loan Party and (y) proceeds of business interruption insurance shall only constitute an “Extraordinary Receipt” hereunder after the occurrence and during the continuance of an Event of Default.
“FATCA” - Sections 1471 through 1474 of the Code and any regulations (whether temporary or proposed) that are issued thereunder or official governmental interpretations thereof.
“Federal Funds Effective Rate” - For any day, the rate per annum (based on a year of 365 days and actual days elapsed and rounded upward to the nearest 1/100th of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
“Federal Reserve Bank of New York’s Website” - The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” - The Fee Letter dated as of Closing Date between the Borrower Representative and the Agent as such letter may from to time be amended, amended and restated, restated, supplemented or otherwise modified.
“Financial Covenant” - The financial covenant set forth in Section 6.13 of this Agreement or any modification, amendment or replacement thereof made after the Closing Date in accordance with Section 10.1 of this Agreement.
“Fixed Charge Coverage Ratio” - With respect to any date of determination, the ratio of (a) (i) Consolidated EBITDA for the most recently ended Test Period, minus (ii) all Unfinanced Capital Expenditures of the Company and its Subsidiaries, for such period minus (iii) all cash Taxes (excluding Engineering, Research and Development Taxes) paid by the Company and its Subsidiaries for such period, net of any tax refunds received during such Test Period (provided that if tax refunds exceed the amount of cash Taxes paid, the amount calculated under this subsection (iii) shall be a negative number), minus (iv) all distributions and dividends made in cash by the Company and its Subsidiaries, for such period to (b) the Fixed Charges of the Company and its Subsidiaries, during such Test Period.
“Fixed Charges” - With respect to the Company and its Subsidiaries for any period, without duplication, the sum of, without duplication, (a) all Consolidated Interest Expense paid in cash, plus (b) all scheduled principal payments of Indebtedness for borrowed money, all mandatory prepayments of the Term Loan Debt required by Section 2.7(b) of the Term Loan Credit Agreement and all payments of Capital Leases (and without duplication of items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases).
“Flood Insurance Laws” - (a) The National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.
“Floor” - The benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to SOFR. For the avoidance of doubt the initial Floor for Adjusted Term SOFR shall be 1.00%.
“Foreign Investment Grade Account Debtor” – Any Investment Grade Account Debtor organized in, and having its principal place of business in, a member state of the European Union, Great Britain or Canada.

“Foreign Lender” - Any Lender that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.
“Foreign Subsidiary” - Any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Operating Costs” – Ordinary course operating expenses incurred by a Loan Party on behalf of a Subsidiary that is not a Loan Party (included allocated overhead) in a manner consistent with past practice.
“Freedom” - Freedom Communication Technologies Inc., a Delaware corporation, and a Domestic Subsidiary of the Company.
“Fronting Exposure” - At any time there is a Defaulting Lender, with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by the Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” - As of the date of any determination, generally accepted accounting principles in the United States of America as promulgated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants or any successor entity or entities thereto, and which are effective as of such date of determination, consistently applied and maintained throughout the relevant periods and from period to period.
“Governmental Authority” - The government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” or “Guarantors” – Astronics Air and Astronics Air II and, collectively, with any other Subsidiary of the Company which is required to deliver a Guaranty hereunder.
“Guaranty” – Article XI of this Agreement or any other guaranty agreement in form and content reasonably satisfactory to the Agent and the Lenders evidencing the obligation of a Person to guarantee payment of the Secured Obligations of the Borrowers.
“Guaranty Obligations” - As to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof; provided however that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Hazardous Substances” - Without limitation, (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations relating to the protection of the Environment as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “dangerous goods” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity” (including, without limitation, any material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) the Hazardous Substances Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations promulgated thereunder, (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (c) any flammable substances, explosives, freon gas, radon or any radioactive materials, (d) asbestos or asbestos-containing material and polychlorinated biphenyls, and (e) pesticides, herbicides, or any other agricultural chemical.
“Hedge Agreement” - An interest rate swap, cap or collar agreement, foreign currency exchange agreement, or any arrangement similar to any of the foregoing between the Company or any Subsidiary and any Lender or Affiliate of a Lender relating to any Indebtedness under this Agreement, each as providing for the transfer or mitigation of interest rate or foreign currency risk either generally or under specific contingencies.
“Hedge Obligation” - With respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.
“HSBC Bank” - HSBC Bank USA, National Association, and its successors and assigns.
“Increase Effective Date” – As defined in Section 2.25(c).
“Incremental Amount” - As defined in Section 2.25(a).
“Indebtedness” - For any Person, at a particular date, without duplication (i) all indebtedness of such Person for borrowed money; (ii) all bonds, notes, debentures and similar debt securities of such Person; (iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, excluding earn-outs and similar contingent consideration payable in connection with any Permitted Acquisition; (iv) the maximum amount available to be drawn on all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (v) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (vi) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (vii) all Capital Lease Obligations of such Person; (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person; (ix) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations; (x) all net obligations of such Person under Hedge Agreements; (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; (xii) the stated value, or liquidation value if higher, of all redeemable Equity Interests of such Person; and (xiii) all Guaranty Obligations of such Person (without duplication under clause (vi)); provided however that (x) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; (y) any Letter of Credit, where there are no outstanding reimbursement obligations with respect thereto and the bonds or other obligations supported by such Letter of Credit have been satisfied but the Letter of Credit has not yet been terminated in accordance with requirements of the issuer, shall not constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.
“Indemnified Taxes” - Taxes imposed on or with respect to any payment made by Borrower under this Agreement, other than Excluded Taxes and Other Taxes.
“Indemnitee” - As defined in Section 8.1 of this Agreement.
“Intercreditor Agreement” - The Intercreditor Agreement dated as of the Closing Date, by and between the Term Loan Agent and the Agent, and acknowledged by the Loan Parties, as amended, amended and restated, modified and/or otherwise supplemented from time to time in accordance with the terms of this Agreement.
“Interest Period” - As to any Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter, as specified in the applicable Request Certificate; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Revolving Credit Maturity Date, and (iv) no tenor that has been removed from this definition pursuant to Section 2.23 shall be available for specification in such Request Certificate. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.
“Inventory” – As defined in Article 9 of the UCC.
“Investment” - With respect to any Person, any loan, advance or other extension of credit (other than unsecured normal trade credit or leases to customers extended upon customary terms in the ordinary course of such Person’s business) or capital contribution to, any purchase or other acquisition of any security of or interest in, or any other investment in, any other Person.
“Investment Grade Account Debtor” - Any Account Debtor with a credit rating of BBB- or better issued by Standard & Poor’s Rating Services or Baa3 or better issued by Moody’s Investor Service, or in each case, the equivalent thereof as determined by Co-Collateral Agents in their Permitted Discretion.
“Issuing Bank” - HSBC Bank, in its capacity as an issuer of Letters of Credit under this Agreement, and any replacements or successors of HSBC Bank in such capacity as provided in Section 2.4(j) of this Agreement.

“Law” or “Laws” - Any law, constitution, statute, regulation, rule, opinion, ruling, ordinance, order, injunction, writ, decree, bond or judgment of any Governmental Authority.
“LC Disbursement” - A payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” - At any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lead Arrangers” - HSBC Securities (USA) Inc. and Wells Fargo, and any successor to such financial institutions as Lead Arrangers under this Agreement.
“Lenders” - The Persons listed on Schedule 2.1 to this Agreement with a Revolving Credit Commitment and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Lenders’ Obligations” - As defined in Section 7.2 of this Agreement.
“Letter of Credit” or “Letters of Credit” - Individually, and collectively, any, and all, standby or commercial letters of credit issued by the Issuing Bank pursuant to this Agreement upon application by a Borrower, or otherwise outstanding under this Agreement.
“Letter of Credit Commitment” - With respect to the Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule 2.1 hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into one or more Assignments and Assumptions, the amount set forth for the Issuing Bank in the register maintained by the Agent as such Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.13.
“Letter of Credit Facility” - At any time, an amount equal to the amount of the Issuing Bank’s Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.13 less the aggregate Available Amount under all Letters of Credit outstanding at such time.
“Letter of Credit Sublimit” - The $5,000,000 maximum aggregate Available Amount of all Letters of Credit which can be outstanding at any one time.
“Lien” - Any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).
“Line Cap” - At any time of determination, the lesser of (a) the Total Revolving Credit Commitment and (b) the Borrowing Base.
“Loan” or “Loans” - Individually and collectively, any Revolving Loan, whether such is an ABR Loan or a SOFR Loan and any Swingline Loan under the Revolving Credit. For the avoidance of doubt, “Loans” shall include any Overadvance Loan or Protective Advance.

“Loan Account” - An account or accounts maintained with the Agent for the Borrowers into which the proceeds of a Revolving Loan shall be initially deposited pursuant to Sections 2.1(b) and 2.5 of this Agreement.
“Loan Document” - This Agreement and any other loan, guaranty, mortgage, letter of credit or collateral document executed and delivered by any Borrower, any Guarantor, or any other Subsidiary or the Lenders in connection with this Agreement including, without limitation, the Notes, any Guaranty, any Letter of Credit, the Intercreditor Agreement, Perfection Certificate or any document in connection therewith, and the Collateral Documents, as any of the same may from time to time be amended, amended and restated, restated, supplemented or otherwise modified.
“Loan Party” and “Loan Parties” - Individually each of the Borrowers and each of the Guarantors and, collectively, all of the Borrowers and the Guarantors.
“LSI” - Luminescent Systems, Inc., a New York corporation, formerly known as Flex-key Corporation, and a Domestic Subsidiary of the Company.
“Material Adverse Effect” - An effect, individually or in the aggregate, that (i) is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) does materially impair the ability of any Borrower to perform its obligations under this Agreement, or any other Loan Documents, or (iii) materially impairs the rights and remedies of the Agent, the Swingline Lender, any Issuing Bank or any of the Lenders under the Loan Documents.
“Material Indebtedness” – (x) Indebtedness under the Term Loan Documents and (y) any other Indebtedness owing to a Person or Persons in a single transaction or related transactions (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreements entered into with a Person, of the Borrower and any Subsidiary in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the principal amount of the obligations of any Person in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedge Agreement were terminated at such time.
“Material Subsidiary” - Any Subsidiary other than a Non-Material Subsidiary.
“Maximum Limit” - The maximum aggregate amount which the Borrowers can borrow from time to time under the Revolving Credit, which on the Closing Date is $115,000,000.
“Mortgaged Property” - The real property listed on Schedule I and any Additional Mortgaged Property.
“Mortgages” – Individually and collectively, the deeds of trust, trust deeds, charges, debentures, deeds to secure debt and mortgages in respect of Mortgaged Properties made by the Loan Parties in favor or for the benefit of the Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Co-Collateral Agents, in each case as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.
“Multiemployer Plan” - A Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company, any Person under Common Control with the Company, or any Person Controlled by the Company, has an obligation to contribute.

“Multiple Employer Plan” - A Plan subject to Title IV of ERISA and described in Section 4063 of ERISA with respect to which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.
“New York Real Property” – All that certain plot, piece or parcel of land located on 130 Commerce Way, East Aurora, New York 14052.
“NOLV” - The cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, commissions, operating expenses and retrieval and related costs), as determined with respect to Inventory, pursuant to the most recent appraisal of such Inventory delivered to the Co-Collateral Agents pursuant to Section 5.22 and in each case expressed as a recovery percentage with respect to such Inventory. The NOLV for Inventory will be increased or reduced promptly upon receipt by the Co-Collateral Agents of each updated appraisal pursuant to Section 5.22.
“Non-Material Subsidiary” - Any Subsidiary (excluding any Loan Party existing as of the Closing Date) that has, as of the date of determination, total assets equal to less than 5.0% of Consolidated Total Assets, based on the quarterly financial statements of the Company most recently delivered to the Lenders.
“Non-Qualifying Party” - Any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
“Note” or “Notes” - Individually, any, and collectively, all, of the Revolving Notes, and the Swingline Note, and any or all replacements and renewals thereof.
“Obligations” - All (a) principal of and premium, if any, on the Loans, (b) obligations in respect of Letters of Credit, (c) interest, expenses, fees, indemnification obligations and other amounts payable by the Loan Parties under the Loan Documents, and (d) other monetary obligations owing by Loan Parties pursuant to the terms and provisions of the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including, in each case, interest, fees and other accounts which, but for the commencement of any bankruptcy or insolvency proceeding with respect to any Loan Party, would have accrued on any Obligations, whether or not a claim is allowed against such Loan Party for such interest, fees and other accounts in such bankruptcy or insolvency proceeding.
“OFAC” - As defined in Section 4.21 of this Agreement.
“OFAC Listed Person” - As defined in Section 4.21 of this Agreement.
“OFAC Sanctions Program” - Any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.
“Operating Lease” - As applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP is not accounted for as a Capital Lease on the balance sheet of that Person except as otherwise provided in the definition of Capital Lease. For avoidance of doubt, an Acquired Operating Lease shall be an Operating Lease for all purposes of this Agreement.

“Other Taxes” - Any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of this Agreement, except for any Excluded Taxes.
“Overadvance” - As defined in Section 2.23 of this Agreement.
“Overadvance Loan” - An ABR Loan made when an Overadvance exists or is caused by the funding thereof.
“Participant” - As defined in Section 10.3(b) of this Agreement.
“PBGC” - The Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“PECO” - PECO, INC., an Oregon corporation, and a Domestic Subsidiary of the Company.
“Perfection Certificate” - A certificate delivered by the Loan Parties on the Closing Date with respect to certain factual matters.
“Periodic Term SOFR Determination Day” - As defined in the definition of “Term SOFR”.
“Permitted Acquisition” or “Permitted Acquisitions” - As defined in Section 6.7(d) of this Agreement.
“Permitted Discretion” – The reasonable (from the perspective of a secured asset-based lender) business judgment exercised in good faith by the Agent or the Co-Collateral Agents, as applicable.
“Permitted Encumbrance” - As defined in Section 6.2 of this Agreement.
“Permitted Factoring Arrangement” – Any transaction or series of transactions that may be entered into by any Borrower or any of its Subsidiaries pursuant to which such Borrower or any such Subsidiary may sell, convey or otherwise transfer to an Acceptable Purchaser, and in connection therewith may grant a security interest in, any Receivables Assets of such Borrower or any of its Subsidiaries, in each case, on a non-recourse basis (except for Permitted Receivables Repurchase/Indemnity Obligations) on terms reasonably acceptable to the Co-Collateral Agents.
“Permitted Receivables Repurchase/Indemnity Obligation” - Any obligation of a seller of Receivables Assets in a Permitted Factoring Arrangement to (a) repurchase such assets or (b) indemnify the purchaser of such assets, in each case, arising as a result of a breach of any representation, warranty, covenant, agreement or indemnity entered into by a Borrower or any Subsidiary of a Borrower that is customary in non-recourse factoring arrangements, including as a result of (i) a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, (ii) non-payment due to fraud, (iii) non-payment by reason of prohibition under applicable law and (iv) refusal by an insurance provider to honor the claim of the purchaser of Receivables Assets where such Borrower or such Subsidiary has failed to conform to the terms of the insurance policy.
“Person” - Any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated association, Governmental Authority or other entity, body, organization or group.

“Plan” - Any employee benefits plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA, each of which Plans is listed on Schedule 1 to this Agreement.
“Prepayment Conditions” - The satisfaction of each of the following conditions: (a) Agent shall have received five (5) days prior written notice of any intended prepayment, which notice shall state the amount of such intended prepayment, (b) no Event of Default shall have occurred and be continuing or would result from any such prepayment, (c) Excess Availability would, as of such date (and after giving effect to such prepayment), be greater than $30,000,000, and, for the 30 day period prior to the proposed prepayment, the Borrowers, on a pro forma basis (determined as if the proposed prepayment had been made on the first day of such period), had average Excess Availability greater than $30,000,000 and (d) the Borrowers are in pro forma compliance with the Fixed Charge Coverage Ratio after giving effect to such prepayment (determined as if (x) the Fixed Charge Coverage Ratio is in effect at such time (even if the Fixed Charge Coverage Ratio is not being tested at such time) and (y) the amount of such prepayment is a Fixed Charge for purposes of calculating the Fixed Charge Coverage Ratio).
“Prime Rate” - The rate per annum from time to time established by HSBC Bank as its prime rate and made available by HSBC Bank at its main office.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  HSBC Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“Protective Advances” - As defined in Section 2.24 of this Agreement.
“PTE” - A prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” - At any time, each Loan Party that is an Eligible Contract Participant and can cause another Person to qualify as an Eligible Contract Participant.
“Rate Option” or “Rate Options” - The choice of applicable interest rates and Interest Periods offered to the Borrowers pursuant to this Agreement to establish the interest to be charged on certain portions of the unpaid principal borrowed hereunder from time to time.
“Real Property” - Any estates or interests in real property now owned or hereafter acquired by a Loan Party and the improvements thereto.
“Receivables Assets” - (a) The Accounts of Boeing Co. (and its subsidiaries) subject to a Permitted Factoring Arrangement and the proceeds thereof (but expressly excluding the purchase price paid by any Acceptable Purchaser with respect to such Accounts) and (b) all collateral securing such Accounts, all contracts and contract rights, guaranties or other obligations in respect of such Accounts, lockbox accounts and records with respect to such Accounts and any other assets customarily transferred (or in respect of which security interests are customarily granted), and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by a Borrower or any Subsidiary of a Borrower in connection with a Permitted Factoring Arrangement.
“Recipient” - As applicable, (a) the Agent, (b) any Lender, (c) the Issuing Bank, and (d) any other recipient of any payment made or to be made by or on account of any obligation of any Borrower hereunder.

“Related Parties” - With respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” - Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, dumping, or other release (including any continuous release) of any substance at, in, on, into, onto or through the Environment.
“Relevant Governmental Body” - The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Relocation Improvements” – Up to an aggregate amount of $5,900,000 of expenditures related to leasehold improvements of (a) certain premises located in Irvine, California as more particularly described under that certain Sublease Agreement dated as of May 3, 2022, between Mirion Technologies (GDS) Inc., as sublandlord, and ATS, as subtenant, and (b) certain premises located in Orlando, Florida as more particularly described under that certain Office Lease Agreement dated as of August 18, 2022, between Equity Ingenuity, LLC, as landlord, and ATS, as tenant.
“Rent and Charges Reserve” - A reserve, established in the Co-Collateral Agents’ Permitted Discretion, for any location where Collateral is located, unless a Collateral Access Agreement has been obtained from such landlord, warehouseman, mortgagee or other Person.
“Replaced Lender” or “Replacement Lender” - As defined in Section 2.19 of this Agreement.
“Reportable Event” - Any event with regard to a Plan described in Section 4043(b) of ERISA or in regulations issued thereunder.
“Request Certificate” - A certificate in the form annexed hereto as Exhibit D with all blanks appropriately completed, and duly executed by the Borrower.
“Required Lenders” - At any time, Lenders that together hold Revolving Credit Exposures and Unused Revolving Credit Commitments representing greater than 50% of the sum of the Total Revolving Credit Exposures and Unused Revolving Credit Commitments at such time; provided however if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, and (ii) the aggregate Commitment of such Lender at such time; provided further if there are fewer than three (3) Lenders (excluding any Defaulting Lenders and treating Lenders that are Affiliates as a single lender for such purposes), Required Lenders shall mean all Lenders (excluding any Defaulting Lender). For purposes of this definition, the aggregate principal amount of Swingline Loans owing to the Swingline Lender, the LC Disbursements owing to the Issuing Bank and the amount available to be drawn under each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments.
“Revolving Commitment Increase Lender” – As defined in Section 2.25(e).
“Revolving Credit” - The revolving credit facility (including Revolving Loans, Swingline Loans and Letters of Credit) made available to the Borrowers by the Lenders as provided in this Agreement.

“Revolving Credit Commitment” - With respect to each Lender, the commitment of such Lender to make Revolving Loans, to acquire participations in Letters of Credit, and to acquire participations in Swingline Loans and Protective Advances hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.13 of this Agreement, (ii) increased pursuant to Section 2.21 of this Agreement, and (iii) reduced or increased from time to time pursuant to assignment by or to such Lender pursuant to Section 10.3 of this Agreement. The initial maximum amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 2.1 of this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable.
“Revolving Credit Commitment Increase” – As defined in Section 2.25(a).
“Revolving Credit Exposure” - With respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, and its Applicable Percentage or other applicable share provided in this Agreement of the LC Exposure, Protective Advances and Swingline Exposure at such time.
“Revolving Credit Maturity Date” – January 19, 2026, which may be shortened in accordance with Section 7.2 of this Agreement.
“Revolving Loan” or “Revolving Loans” - Individually and collectively, each Loan by any Lender to Borrower whether initially made as an ABR Loan or a SOFR Loan under Section 2.1 or 2.23 of this Agreement or arising from any Borrower’s request for a Loan to repay a Swingline Loan under Section 2.3(c) of this Agreement, or arising from any Borrower’s request to reimburse an LC Disbursement under Section 2.4(f) of this Agreement.
“Revolving Note” or “Revolving Notes” - The promissory note or promissory notes of the Borrowers substantially in the form of Exhibit A hereto with all blanks appropriately completed, and all replacements and renewals thereof, evidencing the promise of the Borrowers to repay Revolving Loans to the applicable Lender.
“Rolling Four-Quarter Basis” - The four (4) most recently completed consecutive fiscal quarters of the Borrower immediately preceding a calculation date.
“Sanctioned Entity” - (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of comprehensive, country or territory-wide Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
“Sanctioned Person” - At any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority with jurisdiction over any Lender or any Loan Party or any of its Subsidiaries, (b) a Person or legal entity that is otherwise a target of applicable Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly 50% or more owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Lender or any Loan Party or any of their respective Subsidiaries or Affiliates.
“SEC” - The U.S. Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Cash Management Agreement” - (x) Any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary and any Cash Management Bank other than HSBC or its Affiliates, which is specified in writing by the Borrower Representative to the Agent as constituting a Secured Cash Management Agreement hereunder, or (y) any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary and HSBC or its Affiliates in any of their capacities as a Cash Management Bank.
“Secured Cash Management Obligations” - Secured Obligations under Secured Cash Management Agreements.
“Secured Cash Management Providers” - Any Cash Management Bank party to a Secured Cash Management Agreements.
“Secured Deposit Account Agreement” - A multi-party blocked account control agreement or lockbox account agreement with the bank at which a Secured Deposit Account is maintained, in form and substance reasonably satisfactory to the Co-Collateral Agents.
“Secured Obligations” – All Obligations, together with all Indebtedness of Borrowers and any Subsidiary under Designated Hedge Agreements and Secured Cash Management Agreements; provided that Secured Obligations with respect to any Guarantor shall exclude all Excluded Hedge Obligations of such Guarantor.
“Secured Parties” - The Lenders, the Co-Collateral Agents, the Issuing Bank, any Affiliate of any Lender while such Affiliate is a party to a Designated Hedge Agreement, the Secured Cash Management Providers, and the Agent.
“Securities Act” - The Securities Act of 1933, as amended.
“Security Agreement” – The Third Amended and Restated Security Agreement, dated as of the Closing Date, by and among each of the Loan Parties and the Agent, as the same may from time to time be amended, amended and restated, restated, supplemented or otherwise modified.
“Security Instruments” - The Mortgages listed on Schedule I hereto, as amended or supplemented from time to time together with any Mortgage provided to the Agent after the date hereof as security for the Secured Obligations.
“Specified Required Lenders” – At any time, Lenders that together hold Revolving Credit Exposures and Unused Revolving Credit Commitments representing greater than 50% of the sum of the Total Revolving Credit Exposures and Unused Revolving Credit Commitments at such time; provided however if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Specified Required Lenders at such time (i) the aggregate principal amount of Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, and (ii) the aggregate Commitment of such Lender at such time; provided further if there are fewer than three (3) Lenders (excluding any Defaulting Lenders and treating Lenders that are Affiliates as a single lender for such purposes), Specified Required

Lenders shall mean all Lenders (excluding any Defaulting Lender). For purposes of this definition, the aggregate principal amount of Swingline Loans owing to the Swingline Lender, the LC Disbursements owing to the Issuing Bank and the amount available to be drawn under each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments. Notwithstanding the foregoing, so long as Wells Fargo’s Revolving Credit Exposure and Unused Revolving Credit Commitments are at least 25% of the sum of the Total Revolving Credit Exposures and Unused Revolving Credit Commitments of all the Lenders and Wells Fargo is not a Defaulting Lender, “Specified Required Lenders” must include Wells Fargo.
“SOFR” - With respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“SOFR Administrator” - The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Lending Office” - With respect to any Lender, the office of such Lender specified as its “SOFR Lending Office” opposite its name on Schedule 2.1 hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
“SOFR Loan” - Any Loan on which interest is calculated based on Adjusted Term SOFR plus the Applicable Margin (other than pursuant to clause (iii) of the definition of “ABR”).
“Subordinated Indebtedness” - Any unsecured Indebtedness of the Company or any Subsidiary that is expressly subordinated in right of payment to the payment of the Secured Obligations, on terms that are acceptable to the Co-Collateral Agents, in their reasonable discretion.
“Subsidiary” - Any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Company in the Company’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any corporation of which at least 50% of the voting Equity Interest is owned by any entity directly, or indirectly through one or more Subsidiaries.
“Supermajority Lenders” - At any time, Lenders that together hold Revolving Credit Exposures and Unused Revolving Credit Commitments representing greater than 66% of the sum of the Total Revolving Credit Exposures and Unused Revolving Credit Commitments at such time; provided however if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time (i) the aggregate principal amount of Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, and (ii) the aggregate Commitment of such Lender at such time; provided further if there are fewer than three (3) Lenders (excluding any Defaulting Lenders and treating Lenders that are Affiliates as a single lender for such purposes), Supermajority Lenders shall mean all Lenders (excluding any Defaulting Lender). For purposes of this definition, the aggregate principal amount of Swingline Loans owing to the Swingline Lender, the LC Disbursements owing to the Issuing Bank and the amount available to be drawn under each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments. Notwithstanding the foregoing, so long as Wells Fargo’s Revolving Credit

Exposure and Unused Revolving Credit Commitments are at least 25% of the sum of the Total Revolving Credit Exposures and Unused Revolving Credit Commitments of all the Lenders and Wells Fargo is not a Defaulting Lender, “Supermajority Lenders” must include Wells Fargo.
“Swap Contract” - (a) Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swingline Exposure” - At any time for all Lenders, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” - HSBC Bank, in its capacity as lender of Swingline Loans hereunder, and any replacement or successor to HSBC Bank in such capacity, as provided in this Agreement.
“Swingline Loan” - A loan made pursuant to Section 2.3 of this Agreement.
“Swingline Note” - A promissory note of Borrowers substantially in the form of Exhibit B hereto with all blanks appropriately completed, and all replacements and renewals thereof evidencing the promise of the Borrower to repay Swingline Loans to the Swingline Lender.
“Synthetic Lease” - Any lease (i) that is accounted for by the lessee as an Operating Lease and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.
“Taxes” - Any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Term Loan Agent” – Great Rock Capital Partners Management, LLC, acting in its capacity as administrative and collateral agent under the Term Loan Credit Agreement, or any successor thereto (or substitute thereof) acting in such capacity.
“Term Loan Credit Agreement” – The Term Loan Credit Agreement, dated as of January 19, 2023, among the Company, the Subsidiaries of the Company party thereto as borrowers or guarantors, the lenders party thereto from time to time, and the Term Loan Agent, and as it may be amended, restated, amended and restated, supplemented or modified from time to time in accordance with the Intercreditor Agreement.
“Term Loan Debt” - Indebtedness outstanding or incurred from time to time under the Term Loan Credit Agreement and the other Term Loan Documents.

“Term Loan Documents” - The “Loan Documents” as defined in the Term Loan Credit Agreement.
“Term Loan Pushdown Reserve” – At any time, an amount equal to the greater of (a) $0 and (b) the amount, if any, by which (i) an amount equal to (A) the aggregate amount of “Eligible Accounts” and “Eligible Inventory” (calculated prior to giving effect to any advance rates provided for in the definition of Borrowing Base and based solely on the most recent Borrowing Base Certificate delivered to the Co-Collateral Agents), minus (B) the Total Revolving Credit Exposure as of the date of the Borrowing Base Certificate referenced in clause (A), is less than (ii) $40,000,000. The Loan Parties and Lenders hereby agree and acknowledge that the Agent has agreed at all times to implement and maintain the Term Loan Pushdown Reserve against the Borrowing Base, as and when applicable, in accordance with the terms of this Agreement and the Intercreditor Agreement.
“Term SOFR” - (a) For any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and (b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided however that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.
“Term SOFR Adjustment” - For any calculation with respect to a SOFR Loan or the SOFR prong of an ABR Loan, a percentage per annum equal to 0.10%.
“Term SOFR Administrator” - CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” – The forward-looking term rate based on SOFR.
“Test Period” - For any date of determination under this Agreement, the trailing twelve month period most recently ended as of such date of determination.
“Threshold Amount” – As of any date, an amount equal to $5,000,000.

“Total Commitment” - The Total Revolving Credit Commitment.
“Total Revolving Credit Commitment” - The sum of the Revolving Credit Commitments of the Lenders, as in effect from time to time which shall not exceed the Maximum Limit.
“Total Revolving Credit Exposure” - The total Revolving Credit Exposures of all the Lenders.
“Transaction Costs” - The sum of all fees, expenses and costs incurred by the Company in connection with the acquisition and financing of a Permitted Acquisition.
“Type” - When used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to Adjusted Term SOFR or the Alternate Base Rate.
“Unadjusted Benchmark Replacement” - The Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditures” – All Capital Expenditures of the Company and its Subsidiaries on a Consolidated Basis other than those made utilizing financing provided by applicable seller or third-party lenders. For the avoidance of doubt, Capital Expenditures made by Loan Parties utilizing Loans shall be deemed Unfinanced Capital Expenditures.
“Unfunded Advances/Participations” - (a) With respect to the Agent, the aggregate amount, if any (i) (A) made available to the Borrowers on the assumption that each Lender has made available to the Agent such Lender’s share of the applicable Loan as contemplated by this Agreement and (B) made available to the Lenders on the assumption that the Borrowers have made any payment as contemplated by this Agreement and (ii) with respect to which a corresponding amount has not in fact been returned or paid to the Agent by the Borrowers or made available to the Agent by any such Lender, (b) with respect to the Swingline Lender, the aggregate amount, if any, of outstanding Swingline Loans in respect of which any Lender fails to make available to the Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to Section 2.3 and (c) with respect to any Issuing Lender, the aggregate amount, if any, of L/C Disbursements in respect of which a Lender shall have failed to make Loans or participations to reimburse such Issuing Lender pursuant to Section 2.4.
“Uniform Commercial Code” or “UCC” - The Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“Unsecured Notes” - Any senior unsecured notes or convertible senior unsecured notes of the Borrower or any Guarantor issued in a public offering, in reliance on Rule 144A or in another private placement transaction, in accordance with applicable securities laws, on terms and conditions customary in the market for such notes.
“Unused Revolving Credit Commitment” - With respect to any Lender at any time, (i) such Lender’s Revolving Credit Commitment at such time minus (ii) the sum of (x) the aggregate principal amount of all Revolving Loans in each instance made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (y) such Lender’s Applicable Percentage of (1) the aggregate Available Amount of all Letters of Credit outstanding at such time, (2) the aggregate principal amount of all LC Disbursements made by any Issuing Bank and outstanding at such time, (3) the aggregate principal amount of all Swingline Loans made by the Swingline Lender and outstanding at such time and (4) the aggregate principal amount of all Protective Advances made by the Agent and outstanding at such time.
“USA Patriot Act” - The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“U.S. Government Securities Business Day” - Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Value” - For Inventory, the lower of (i) cost determined on a first-in, first-out or weighted average cost basis using a standard cost methodology that approximates actual cost (including unallocated labor and overhead, provided that (x) the amount of unallocated labor and overhead included in the calculation of Eligible Inventory does not exceed $6,000,000 (calculated after application of the advance rate set forth in sub-clause (ii) of the definition of “Borrowing Base”) at any time) and (y) unallocated labor and overhead shall not be included in the calculation of Eligible Inventory commencing with the Borrowing Base Certificate delivered for the month ending June 30, 2024 and at any time thereafter, and (ii) the market value of such Inventory.
“Wells Fargo” - Wells Fargo Bank, National Association, a national banking association, it successors and assigns.
1.2.    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing Borrower’s audited financial statements previously provided to the Agent and the Lenders, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary contained herein, and irrespective of any change in GAAP, each Acquired Operating Lease shall at all times be excluded from the definition of “Capital Lease”.
1.3.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.4.    Letters of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided however that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.5.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.6.    Borrower Representative. Each Borrower hereby designates the Company as its Borrower Representative. The Borrower Representative will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of borrowing and notices of conversion/continuation of any Loans or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
1.7.    Nature of Obligations; Joint and Several Liability.
(a)    The Borrowers agree that all Secured Obligations of each Borrower under or in respect of this Agreement or any other Loan Document shall be joint and several obligations of all the Borrowers.
(b)    Each Borrower waives presentment to, demand of payment from and protest to the other Borrowers of any of the Secured Obligations, and also waives notice of acceptance of its Secured Obligations and notice of protest for nonpayment. The Secured Obligations of a Borrower hereunder shall not be affected by (i) the failure of any Lender or Agent to assert any claim or demand or to enforce any right or remedy against the other Borrowers under the provisions of this Agreement or any of the other Loan Documents or otherwise; (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement; or (iii) the failure of any Lender to exercise any right or remedy against any other Borrower.
(c)    Each Borrower further agrees that its agreement hereunder constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by the Agent or any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any other Borrower or any other Person.
(d)    The Secured Obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations of the other Borrowers or otherwise, other than the payment or performance in full in cash of the Secured Obligations. Without limiting the generality of the foregoing, the Secured Obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document or any other agreement, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations of the other Borrowers, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower as a matter of law or equity, other than the payment or performance in full in cash of the Secured Obligations.
(e)    Each Borrower further agrees that its Secured Obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Secured Obligation of the other Borrowers is rescinded or must otherwise be restored by Agent or any Lender upon the occurrence of any event described in Sections 7.1(d) or (e) in respect of such Borrower, any of the other Borrowers or otherwise.
(f)    In furtherance of the foregoing and not in limitation of any other right which Agent or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of a Borrower to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each other Borrower hereby promises to and will, upon receipt of written demand by Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Secured Obligations, and thereupon each Lender shall, in a reasonable manner, assign the amount of the Secured Obligations of the other Borrowers owed to it and paid by such Borrower pursuant to this guarantee to such Borrower, such assignment to be pro tanto to the extent to which the Secured Obligations in question were discharged by such Borrower, or make such disposition thereof as such Borrower shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).
(g)    Upon payment by a Borrower of any amount as provided above, all rights of such Borrower against another Borrower, as the case may be, arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations.
(h)    Each Borrower, each Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that the agreement and the Secured Obligations of each Borrower hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the agreement and the Secured Obligations of each Borrower hereunder. To effectuate the foregoing intention, the Agent, the other Secured Parties and the Borrowers hereby irrevocably agree that the Secured Obligations of each Borrower hereunder shall be limited to the maximum amount as will result in the Secured Obligations of such Borrower hereunder not constituting a fraudulent transfer or conveyance. Each Borrower hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party, such Borrower will contribute, to the maximum extent permitted by law, such amounts to each other Borrower so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

ARTICLE II. THE CREDITS
2.1.    The Revolving Credit.
(a)    Revolving Loans. Each Lender agrees, severally and not jointly, subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and within the limits hereof, to make one or more Revolving Loans to the Borrowers, and Borrowers may make a request for a Revolving Loan or Revolving Loans from the Lenders, at any one time and from time to time, during the Availability Period. The Borrowers shall not at any time permit, and no Lender shall have any obligation to permit, the aggregate outstanding principal amounts of all Revolving Loans, Swingline Loans and the aggregate Available Amount of all Letters of Credit outstanding at such time to exceed the Line Cap or any such Revolving Loan to exceed such Lender’s Unused Revolving Credit Commitment. The Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.
(b)    Method for Revolving Loans. When a Borrower wants the Lenders to make a Revolving Loan available, the Borrower Representative, on behalf of the Borrowers, shall notify the Agent not later than 1:00 p.m. on the Business Day on which the Revolving Loan is to be funded in the case of an ABR Loan, and in the case of a SOFR Loan not later than two (2) Business Days prior to the proposed commencement date of the applicable Interest Period. In such notice, which may be by telephone, confirmed immediately in writing, or telecopier, by means of a Request Certificate duly completed and executed by an Authorized Officer, the Borrower Representative shall specify (i) the aggregate amount of the Revolving Loan to be made on a designated date which shall be in a minimum amount of $100,000 and shall be in whole multiples of $100,000 for amounts in excess of such minimum amount; (ii) whether the Revolving Loan shall be an ABR Loan or a SOFR Loan, provided however no more than nine (9) SOFR Loans shall be outstanding at any time; and (iii) the proposed date on which the Revolving Loan is to be funded which shall be a Business Day. Each Lender shall make available to the Agent in accordance with Section 2.5 hereof, in immediately available funds, such Lender’s Applicable Percentage of such Loan in accordance with the respective Revolving Credit Commitment of such Lender. As early as practically possible on the date on which a Revolving Loan is made and upon fulfillment of the conditions set forth in Article III of this Agreement, the Agent will make the proceeds of the Revolving Loan available to the Borrowers by a deposit to the applicable Loan Account.
(c)    Exiting Lenders. Immediately prior to the Closing Date, there were $159,000,000 of revolving loans outstanding and no letters of credit outstanding under the Existing Agreement. The Borrowers and Lenders hereby consent to the repayment in full of the Obligations (as defined in the Existing Agreement) owing to the Exiting Lenders and the termination of the commitments of the Exiting Lenders under the Existing Agreement with the proceeds of the Term Loan Debt received by the Agent on the Closing Date. After repayment of the Obligations owing to the Exiting Lenders as contemplated by the immediately preceding sentence, the Agent is authorized to apply the remaining net cash proceeds of the Term Loan Debt on a non-pro rata basis so that after giving effect to such prepayment each Lender holds its Applicable Percentage of the outstanding Revolving Loans. The prepayments contemplated by this Section 2.1(c) shall be accompanied by all interest on the revolving loans under the Existing Agreement accrued through the Closing Date, any fees under the Existing Agreement through the Closing Date and any Breakage Fees payable to any Exiting Lender or any Lender. On the Closing Date, each Lender will automatically and without further act be deemed to have assumed participations hereunder in the outstanding LC Exposure issued under the Existing Agreement such that, after giving effect to each such deemed assumption of participations, each Lender holds a participation interest in the outstanding LC Exposure in an amount equal to its Applicable Percentage. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.1(c).
(d)    Assignment of NY Mortgage. To facilitate the transactions contemplated hereunder, the Borrowers and Lenders agree that (i) the Company shall issue to the Agent a promissory note having a principal balance of $23,700,000 (which amount represents a portion of the amounts received by the Lenders on the Closing Date in the repayment of the Indebtedness under the Existing Agreement), (ii) the Agent is authorized to assign such note, without recourse or representation or warranty, to the Term Loan Agent, pursuant to assignment documentation reasonably acceptable to the Agent, and (iii) the Agent is authorized to assign the Existing NY Mortgage (as defined in the Term Loan Credit Agreement) to the Term Loan Agent pursuant to assignment documentation reasonably acceptable to the Agent.
2.2.    Evidence of Debt.
(a)    The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive, absent manifest error, of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower Representative made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a note or notes, which shall evidence such Lender’s Revolving Loans, in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type, amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
(c)    At the request of any Lender, its portion of the Revolving Loans shall be evidenced by the Revolving Notes, executed by an Authorized Officer and with all blanks appropriately completed, payable as provided therein to the Lenders. Each Revolving Note may be inscribed by the holder thereof on the schedule attached thereto, and any continuation thereof, with the date of the making of each Revolving Loan, the amount of each Revolving Loan, the applicable Rate Options and Interest Periods, all payments of principal, and the aggregate outstanding principal balance thereof.
(d)    At the request of the Swingline Lender, the Swingline Loans shall be evidenced by the Swingline Note, executed by an Authorized Officer with all blanks appropriately completed, payable as provided therein to the Swingline Lender. The Swingline Note may be inscribed by the holder thereof on the schedule attached thereto and any continuation thereof with the date of the making of each Swingline Loan, the amount thereof and all payments of principal, and the aggregate principal balance thereof.
Any inscription on the schedules to any Revolving Note or the Swingline Note made by the holder thereof shall constitute prima facie evidence of the accuracy of the information so recorded; provided however the failure of any Lender or other holder to make any such inscription shall not affect the obligations of the Borrowers under any Revolving Note, the Swingline Note or this Agreement.
2.3.    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Loans (“Swingline Loans”) to the Borrowers solely for the Swingline Lender’s own account, from time to time during the Availability Period, up to an aggregate principal amount at any one time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 (ii) the sum of the aggregate Unused Revolving Credit Commitments of the Lenders at such time being exceeded or (iii) the Total Revolving Credit Exposure exceeding the Line Cap; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Swingline Lender shall not make any Swingline Loan in the period commencing one Business Day after the Swingline Lender shall have received written notice in accordance with Section 10.5 of this Agreement from the Agent or any Lender that one or more of the conditions contained in Article III are not then satisfied or a Default or an Event of Default exists and ending upon the satisfaction or waiver of such condition(s) or cure or waiver of such Default or Event of Default. Swingline Loans shall bear interest payable monthly on the first calendar day of each month at the ABR Option from time to time in effect. Each outstanding Swingline Loan shall be payable on the Business Day following demand therefor or automatically without demand on the Revolving Credit Maturity Date, together with interest accrued thereon, and shall otherwise be subject to all other terms and conditions applicable to all Revolving Loans, except that all interest thereon shall be payable to the Swingline Lender solely for its own account other than in the case of the purchase of a participation therein in accordance with Section 2.3(c) of this Agreement. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower Representative shall notify the Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Representative. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(f) of this Agreement, by remittance to such Issuing Bank) by 3:00 p.m. on the requested date of such Swingline Loan.
(c)    At any time after making a Swingline Loan, the Swingline Lender may (and shall, at least weekly) request the Borrower Representative to, and upon request by the Swingline Lender, the Borrower Representative shall, promptly request a Revolving Loan from all Lenders and apply the proceeds of such Revolving Loan to the repayment of any Swingline Loan owing by the Borrowers not later than the Business Day following the Swingline Lender’s request. Notwithstanding the foregoing, and upon the earlier to occur of (i) three (3) Business Days after demand for payment is made by the Swingline Lender for a Swingline Loan, and (ii) the Revolving Credit Maturity Date, if such Swingline Loan has not been paid by the Borrowers, such Swingline Loan shall bear interest as an ABR Loan and each Lender (other than the Swingline Lender) shall irrevocably and unconditionally purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in an amount equal to such Lender’s Applicable Percentage of such Swingline Loan and promptly pay such amount to the Agent for the account of the Swingline Lender by wire transfer of immediately available funds in the same manner as provided in Section 2.5 of this Agreement with respect to Loans made by such Lender, and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, shall be made without any offset, abatement, withholding or reduction whatsoever and such payment shall be made by the other Lenders whether or not an Event of Default or a Default is then continuing or any other condition precedent set forth in Article III is then met and whether or not any Borrower has then requested a Revolving Loan in such amount. The Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. If any Lender fails to make available to the Agent for the account of the Swingline Lender, any amounts due to the Swingline Lender from such Lender pursuant to this Section, the Swingline Lender shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate for the first three (3) Business Days after Defaulting Lender receives such notice and thereafter at the rate for ABR Loans, in either case payable (i) on demand, (ii) by setoff against any payments made to the Swingline Lender for the account of Defaulting Lender, or (iii) by payment to the Swingline Lender by the Agent of amounts otherwise payable to Defaulting Lender under this Agreement. The failure of any Lender to make available to the Agent for the account of the Swingline Lender its Applicable Percentage of any unpaid Swingline Loan shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of the Swingline Lender, its Applicable Percentage of any unpaid Swingline Loan on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent for the account of the Swingline Lender its Applicable Percentage of any unpaid Swingline Loan.
2.4.    Letters of Credit.
(a)    General. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue Letters of Credit for the account of the Borrowers from time to time on any Business Day during the period from the Closing Date until two (2) Business Days prior to the Revolving Credit Maturity Date (A) in an aggregate Available Amount for all Letters of Credit, not to exceed the Letter of Credit Sublimit, (B) in an aggregate Available Amount for all Letters of Credit, not to exceed at any time such Issuing Bank’s Letter of Credit Commitment at such time, (C) in an Available Amount for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Lenders at such time or (D) in an Available Amount for each such Letter of Credit such that the Total Revolving Credit Exposure does not exceed the Line Cap at such time. Within the limits of the Letter of Credit Facility, and subject to the limits referred to herein, the Borrower Representative, on behalf of a Borrower, may request the issuance of Letters of Credit under this Section, repay any LC Disbursements resulting from drawings under Letters of Credit pursuant to Section 2.4(f) and request the issuance of additional Letters of Credit under Section 2.4(c). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Letter of Credit Fees. The Issuing Bank shall have the right to receive, solely for its own account, and Borrowers shall pay on demand with respect to any Letter of Credit the Issuing Bank’s reasonable and customary administrative, issuance, amendment, drawing and negotiation charges in connection with letters of credit. The Issuing Bank shall also be paid for its own account a fronting fee which shall accrue at the per annum rate set forth in the Fee Letter or in another agreement between the Borrowers and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Unreimbursed LC Disbursements) attributable to Letters of Credit outstanding during the Availability Period

(“Fronting Fee”). The Fronting Fee shall be payable to the Issuing Bank quarterly in arrears on the first day of each quarter following the Closing Date. For each day during (i) the period beginning on the date of this Agreement and ending March 31, 2023, (ii) each full fiscal quarter thereafter during the term of this Agreement and (iii) the period beginning on the first day of the fiscal quarter containing the Revolving Credit Maturity Date and ending on the day before the Revolving Credit Maturity Date, the Borrowers shall pay, on the first Business Day following each such fiscal quarter or other time period, to the Agent for the account of each Lender participating in such Letters of Credit a non-refundable letter of credit fee equal to such Lender’s Applicable Percentage, on such day, of the product obtained by multiplying (A) that portion of LC Exposure representing the aggregate Available Amount of Letters of Credit on such day first by (B) the Applicable Margin then in effect for SOFR Loans and then by (C) 1/360.
(c)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions; Reports. (i) To request the issuance of a Letter of Credit, the Borrower Representative shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Agent (at least two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension for a Letter of Credit) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the Available Amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose for which such Letter of Credit is to be issued, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such notice, to be effective, must be received by the Issuing Bank not later than 2:00 p.m. or the time agreed upon by such Issuing Bank and the Borrowers on the last Business Day on which such notice can be given under this Section 2.4(c). If requested by the Issuing Bank, the Borrowers also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.
(ii)    A Letter of Credit shall be issued, amended, renewed or extended only if, (x) after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the Letter of Credit Commitment, and (ii) the sum of the total Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment, and the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment (y) as of the date of such issuance amendment, renewal or extension, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit. Unless the Issuing Bank has been notified by the Agent or the Required Lenders in writing that a Default or an Event of Default has occurred and is continuing, in which case the Issuing Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit until such notice is withdrawn by the Agent or the Required Lenders or such Default or Event of Default has been effectively waived in accordance with the provisions of this Agreement, the Issuing Bank shall, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrowers as agreed between the Issuing Bank and the Borrowers in connection with such issuance.
(iii)    The Issuing Bank shall furnish (i) to the Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (ii) to the Agent, the Borrower Representative, and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit, and (iii) to the Agent, the Borrower Representative, and each Lender on the first Business Day of each fiscal quarter a written report setting forth the average daily aggregate Available Amount during the preceding fiscal quarter of all Letters of Credit.
(d)    Expiration Date. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than one (1) Business Day prior to the Revolving Credit Maturity Date. The foregoing notwithstanding, any standby Letter of Credit may, by its terms, be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Agent on or prior to any date for notice of renewal set forth in such Letter of Credit (but in any event at least two (2) Business Days prior to the date of the proposed renewal of such standby Letter of Credit) and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank shall have notified the Borrower Representative (with a copy to the Agent) on or prior to the date for notice of termination set forth in such Letter of Credit (but in any event at least thirty (30) Business Days prior to the date of automatic renewal) of its election not to renew such standby Letter of Credit (a “Notice of Termination”); provided that the terms of each standby Letter of Credit that is automatically renewable annually shall not permit the expiration date (after giving effect to any renewal) of such standby Letter of Credit in any event to be extended to a date later than one (1) Business Day before the Revolving Credit Maturity Date. If either a Notice of Renewal is not given by the Borrower Representative or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided however that even in the absence of receipt of a Notice of Renewal, the Issuing Bank may, in its discretion unless instructed to the contrary by the Agent or the Borrower Representative, deem that a Notice of Renewal had been timely delivered and, in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.
(e)    Participations. (i) Immediately upon issuance by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in Section 2.4(c) of this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation equal to its Applicable Percentage of such Letter of Credit (including, without limitation, all obligations of the Borrowers with respect thereto) and any security therefor or guaranty pertaining thereto.
(ii)    In the event that the Issuing Bank makes any LC Disbursement and the Borrowers shall not have repaid such amount to the Issuing Bank pursuant to Section 2.4(f) of this Agreement, the Issuing Bank shall promptly notify the Agent and each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuing Bank the amount of such Lender’s Applicable Percentage of the unreimbursed amount of any LC Disbursement in the same manner as provided in Section 2.5 of this Agreement with respect to Revolving Loans made by such Lender and the Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders.
(iii)    If any Lender fails to make available to the Issuing Bank any amounts due to the Issuing Bank pursuant to this Section 2.4(e), the Issuing Bank shall be entitled to recover such amount, together with interest thereon, at the Federal Funds Effective Rate for the first three (3) Business Days after Defaulting Lender receives such notice and thereafter at the rate for ABR Loans, in either case payable (i) on demand, (ii) by setoff against any payments made to such Issuing Bank for the account of Defaulting Lender or (iii) by payment to the Issuing Bank by the Agent of amounts otherwise payable to Defaulting Lender under this Agreement. The failure of any Lender to make available to the Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent for the account of the Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement on the date such payment is to be made.
(iv)    Whenever the Issuing Bank receives a payment on account of an LC Disbursement, including any interest thereon, it shall promptly pay to each Lender which has funded its participating interest therein, in like funds as received an amount equal to such Lender’s pro rata share thereof based on the amount funded.
(v)    The obligations of a Lender to make payments to the Agent for the account of the Issuing Bank with respect to LC Disbursements shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, whether or not an Event of Default or a Default is then continuing.
(vi)    In the event any payment by Borrowers received by the Agent with respect to a Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Agent, contribute such Lender’s Applicable Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it.
(f)    Reimbursement. If the Issuing Bank shall make any LC Disbursement, the Borrowers shall reimburse such LC Disbursement by paying to the Agent for the account of the Issuing Bank an amount equal to such LC Disbursement not later than 12:00 Noon on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice by telephone or otherwise of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 12:00 Noon on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 or 2.3 of this Agreement that such payment be financed with an ABR Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Swingline Loan.
(g)    Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit so long as it complies in all material respects, (iv) the existence of any claim, set-off, defense or other right which any Borrower or any Subsidiary may have at any time against the beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Issuing Bank, any Lender, any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transaction (including any underlying transactions between any Borrower, any Subsidiary and the beneficiary named in any Letter of Credit), (v) the occurrence of any Event of Default or Default, or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. As among the Borrowers, the Issuing Bank and the Lenders, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit requested by it. In furtherance and not in limitation of the foregoing, the Issuing Bank and the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respect invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit so long as such beneficiary is in material compliance with such conditions; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (vii) any consequences arising from causes beyond the control of the Issuing Bank or the Lenders. In addition to amounts payable as elsewhere provided in this Section 2.4, Borrower hereby agrees to protect, indemnify, pay and save the Agent, the Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, posts, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Agent or the Issuing Bank in respect of any Letter of Credit requested by the Borrower Representative. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank or any Lender under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Issuing Bank, the Agent or such Lender under any resulting liability to any Borrower or relieve any Borrower of any of their obligations hereunder to the Issuing Bank, the Agent or any Lender. Notwithstanding anything to the contrary contained in this Section 2.4(g), Borrowers shall not have any obligations to indemnify the Issuing Bank under this Section 2.4(g) in respect of any liability incurred by the Issuing Bank that is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the Issuing Bank’s own gross negligence or willful misconduct, unless such action or inaction on the part of the Issuing Bank which gave rise to the liability was taken at the request of any Borrower or from the wrongful failure to pay the Letter of Credit except if pursuant to an order from a Governmental Authority (even if such order is later invalidated).
(h)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Agent and the Borrower Representative by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of the Borrowers’ obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(i)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then regardless of the time of Borrower Representative’s receipt of notice of such LC Disbursement, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then the default interest rate set forth in Section 2.6(c) of this Agreement shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e)(ii) or (e)(iii) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(j)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(k)    Cash Collateralization.
(i)    Upon an Event of Default. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrowers shall deposit Cash Collateral in an interest bearing account with the Agent in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 7.1(d) or (e) of this Agreement. Such deposit shall be held by the Agent as Collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such deposit. Other than any interest earned on the interest-bearing account or on any investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(ii)    Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent, the Borrowers shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(c) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time (the “Minimum Collateral Amount”). The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of itself, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Disbursements, to be applied as provided below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender). Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.4(k)(ii) or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.4(k)(ii) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Agent that there exists excess Cash Collateral; provided that, subject to Section 2.15 the Person providing Cash Collateral and the Agent may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
2.5.    Funding of Borrowings.
(a)    Each Loan and each participation in Swingline Loans or Letters of Credit shall be funded by the Lenders pro rata in all respects according to their respective Commitments. Each Lender shall fund its Applicable Percentage of each Loan to be made hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., to the account most recently designated by the Agent for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.3 hereof. The Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Loan Account; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(f) of this Agreement shall be remitted by the Agent to the appropriate Issuing Bank and that Loans made to repay Swingline Loans as provided in Section 2.3 of this Agreement shall be remitted by the Agent to the Swingline Lender.
(b)    Unless the Agent shall have received notice from a Lender in accordance with Section 10.5 of this Agreement that such Lender will not make available to the Agent such Lender’s share of such borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the Defaulting Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (i) in the case of Defaulting Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If a Defaulting Lender pays such amount to the Agent, then such amount, less any interest paid from such amount to the Agent, shall constitute such Lender’s Loan included in such borrowing. Any Defaulting Lender shall pay on demand to the Borrowers the amount equal to the excess of the interest actually paid by the Borrowers to the Agent over the interest which would have otherwise been payable by the Borrowers to such Defaulting Lender had such Defaulting Lender funded its share of the applicable borrowing, plus interest on such amount at the rate applicable to ABR Loans.
(c)    The obligation of each Lender hereunder to fund its Applicable Percentage of each Loan, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.11 are several and not joint. The failure of any Lender to fund its Applicable Percentage of each Loan, to fund any such participation or to make any payment under Section 9.11 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so fund its Applicable Percentage, to purchase its participation or to make its payment under Section 9.11.
2.6.    Interest.
(a)    Rates. (i) The Revolving Loans shall bear interest until paid in full on the balance of principal thereof from time to time unpaid, payable in arrears on the first day of each quarter for interest accrued during the preceding quarter in the case of ABR Loans and in the case of SOFR Loans payable in arrears on the last day of the applicable Interest Period. The Revolving Loans shall bear interest in accordance with the Rate Option selected by the Borrower Representative, on behalf of the Borrowers, pursuant to the terms hereof.
(ii)    The Swingline Loan shall bear interest until paid in full payable monthly in arrears on the first day of each month for interest accrued during the preceding month on the balance of principal from time to time unpaid. The Swingline Loan shall bear interest as provided in Sections 2.3(a) and 2.6(b)(ii) of this Agreement.
(b)    Rate Options. (i) Unless the Borrower Representative, on behalf of the Borrowers, has selected Adjusted Term SOFR in accordance with the provisions of this Agreement, the Borrowers shall be deemed to have selected the ABR Option to apply to any portion of a Revolving Loans not subject to Adjusted Term SOFR, and such rate shall continue in effect until the earlier of when Adjusted Term SOFR and Interest Period are available and properly selected, or until the applicable Revolving Loans is paid in full.
Notice by the Borrower Representative, on behalf of the Borrowers, of the selection of Adjusted Term SOFR or Interest Period for any Revolving Loan, the amount subject thereto, and the applicable Interest Periods shall be irrevocable. Such notice may be given to the Agent by a duly completed Request Certificate executed by an Authorized Officer of the Borrower Representative.
(ii)    The Swingline Loan shall bear interest at the ABR Option then in effect and such rate shall continue until the Swingline Loan is paid in full.
(c)    Default Rate. Upon notice to the Borrower Representative by the Agent of the occurrence of an Event of Default (which notice the Agent shall be obligated to give at the direction of the Required Lenders) and during the continuance thereof and after maturity, whether by acceleration or otherwise, the Revolving Loans and Swingline Loan shall bear interest at the applicable Default Rate. Overdue fees and other amounts payable by the

Borrowers under this Agreement other than principal (“Overdue Amounts”) shall also bear interest at the applicable Default Rate. In no event shall the rate of interest on the Revolving Loans or the Swingline Loan, or the rate of interest applicable to Overdue Amounts, exceed the maximum rate of interest authorized by law.
(d)    Computation of Interest. Interest on ABR Loans shall be calculated on the basis of a year of 365 days, or 366 days during a leap year, for the actual number of days elapsed. Interest on SOFR Loans shall be calculated on the basis of the actual number of days elapsed in a year of 360 days, which will result in a higher effective annual rate. If any of the Loans are not paid when due, whether because such Loans become due on a Saturday, Sunday or bank holiday or for any other reason, the Borrowers will pay interest thereon at the aforesaid rate until the date of actual receipt of payment.
(e)    Rate Conversions and Continuations. For any Revolving Loan, the Borrower Representative, on behalf of the Borrowers, may elect to convert any portion of (i) an ABR Loan to a SOFR Loan, or (ii) a SOFR Loan to an ABR Loan, or to continue any SOFR Loan or ABR Loan as a new loan of the same Type; provided however SOFR Loans may only be converted to ABR Loans or continued on the expiration date of the applicable Interest Period.
Subject to the foregoing, with respect to a Revolving Loan, the Borrower Representative, on behalf of the Borrowers, may elect to convert any ABR Loan to a SOFR Loan, or, to continue a SOFR Loan as a new SOFR Loan, by Borrower Representative giving irrevocable notice of such election to the Agent by 1:00 p.m. at least two (2) Business Days prior to the requested rate change date and, in the case of any SOFR Loan, such conversion or continuation shall take place on the last day of the applicable Interest Period with respect to the Revolving Loan being so converted or continued. Such notice may be given by a duly completed and executed Request Certificate. Each such request to convert or continue shall include the requested rate change date (which shall be a Business Day), the Rate Option selected, and the amount to be converted or continued (which shall be in a principal amount of $100,000 or more and in whole multiples of $100,000 in the case of conversion to, or continuation as, a SOFR Loan). If no Event of Default or Default is then existing at such time, and the Borrowers are in compliance with the terms of this Agreement as evidenced by the Agent’s receipt of a properly completed and executed Request Certificate, such conversion or continuation shall be made on the requested rate change date, subject to the foregoing limitations in connection with the conversion or continuation of SOFR Loans.
The Agent shall not incur any liability to the Borrowers in acting upon any telephonic notice which the Agent believes to have been given by a duly authorized officer or other designated representative of the Borrowers, and which is confirmed by delivery to the Agent from the Borrowers or the Borrowers of a written or facsimile notice signed by Borrowers or the Borrowers, or for otherwise acting in good faith hereunder.
2.7.    Prepayments and Payments.
(a)    Optional Prepayments.
(i)    ABR Loans. The Borrowers shall have the right to prepay at any time without premium all or any portion of the ABR Loans.
(ii)    SOFR Loans. The Borrowers shall have the right to prepay without premium all or any portion of the SOFR Loans on the expiration day of the applicable Interest Period. If any SOFR Loan is prepaid at any other time, the Borrowers shall pay to the applicable Lender an amount equal to the Breakage Fee within 10 days of notice thereof from the Agent, setting forth the amount of such Breakage Fee.

All prepayments of the Revolving Loans shall be subject to a minimum amount of $100,000, and incremental multiples of $100,000 thereafter.
(b)    Mandatory Prepayments - Revolving Credit Commitments Exceeded. Except with respect to Overadvance Loans and Protective Advances that are not required to be repaid under Sections 2.23 and 2.24, if, at any time the Total Revolving Credit Exposure exceeds the Line Cap, or the Revolving Credit Exposure of any Lender exceeds such Lender’s Revolving Credit Commitment, or the aggregate principal amount of Swingline Loans exceeds the Swingline Commitment, or the total LC Exposure exceeds the Letter of Credit Commitment, then in each case the Borrowers shall, upon request made by the Agent, prepay on such date the principal amount of Revolving Loans in an aggregate amount equal to such excess or, in the case where total LC Exposure exceeds the Letter of Credit Commitment, pay to the Agent an amount in cash equal to such excess to be held as security for the reimbursement obligations of the Borrowers in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, the Borrowers and the Issuing Bank.
(c)    Mandatory Prepayments – Asset Disposition: If (1) any Loan Party or their Subsidiaries consummates any Asset Sale of any ABL Priority Collateral (other than any disposition of Inventory in the ordinary course of business) or (2) any Casualty Event occurs with respect to ABL Priority Collateral, which results in the realization or receipt by the Loan Party or their Subsidiaries of net proceeds from such Asset Sale or Casualty Event, the Borrowers shall cause to be prepaid on or prior to the date which is three (3) Business Days after the date of such realization or receipt by the Loan Party or other Subsidiaries of such net proceeds, an aggregate principal amount of Loans in an amount equal to 100% of all such net proceeds realized or received.
(d)    Mandatory Prepayment – Extraordinary Receipts: If the Loan Parties receive any Extraordinary Receipts, the Borrowers shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to 100% of all net proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Loan Parties of such net proceeds.
(e)    Mandatory Prepayment – Dominion. The Loans shall be repaid daily in accordance with the provisions of Section 5.23.
(f)    In the event of any repayment or prepayment of any Revolving Loan (other than a repayment or prepayment of an ABR Loan prior to the end of the Availability Period with no related Revolving Credit Commitment reduction), the Borrowers shall pay all accrued interest on the principal amount repaid or prepaid on the date of such repayment or prepayment.
2.8.    Use of Proceeds. The Borrowers covenant to the Lenders that Borrowers will use the proceeds borrowed under the Revolving Credit for the Borrowers’ ongoing working capital and business requirements including, without limitation, Permitted Acquisitions and other transactions not prohibited by this Agreement.
2.9.    Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a SOFR Loan:
(1)    the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR, as applicable, for such Interest Period; or

(2)    the Agent is advised by the Required Lenders that Adjusted Term SOFR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such SOFR Loan for such Interest Period;
then the Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request to convert or continue any Loan to or as a SOFR Loan shall be ineffective, and (ii) any requested new Loan shall be made as an ABR Loan.
2.10.    Increased Costs. (a) If any Change in Law shall:
(1)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Adjusted Term SOFR) or the Issuing Bank; or
(2)    impose on any Lender or the Issuing Bank any other condition affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein; or
(3)    subject any Recipient to any Taxes (other than Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy, and provided such Change in Law has or would have a similar effect on Lender as a consequence of other similarly situated credits of Lender), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 shall be delivered to the Borrower Representative and the Agent and shall be conclusive absent manifest error. The

Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
2.11.    Taxes. If any Taxes shall be payable, or ruled to be payable, by or to any Governmental Authority, by, or in respect of any amount owing to, any Lender which has complied with Section 9.18 of this Agreement, relating to any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under the Notes or the making of any SOFR Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination, the Borrowers will:
(a)    pay on written request therefor all such Taxes to the relevant Governmental Authority in accordance with applicable laws, including interest and penalty, if any,
(b)    promptly furnish the Agent and the Lenders with evidence of any such payment, and
(c)    indemnify and hold the Agent and the Lenders and any holder or holders of the Notes harmless and indemnified against any liability or liabilities with respect to any Indemnified Taxes or Other Taxes withheld or deducted by the Borrowers or the Agent or paid by the Agent or the Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.
Without prejudice to the survival of any other agreement of the Borrowers under this Agreement, the agreement and obligations of the Borrowers contained in this Section 2.11 shall survive the termination of this Agreement.
2.12.    Commitment Fee. For each day during (i) the period beginning on the date of this Agreement and ending March 31, 2023, (ii) each full fiscal quarter thereafter during the term of this Agreement and (iii) the period beginning on the first day of the fiscal quarter containing the Revolving Credit Maturity Date and ending on the day before the Revolving Credit Maturity Date, the Borrowers shall pay, on demand, following each such fiscal quarter or other time period, to the Agent for the account of each Lender a fee equal to the sum of the Applicable Commitment Fee Rate times the actual average daily amount by which the Total Revolving Credit Commitment on each such day exceeds the sum of (x) the outstanding amount of Revolving Loans and (y) the outstanding amount of the total LC Exposure of the Lenders multiplied by 1/360.
2.13.    Revolving Credit Commitment Termination and Reduction.
(a)    Unless previously terminated, the Revolving Credit Commitment shall terminate on the Revolving Credit Maturity Date.

(b)    The Borrowers may, at any time by three (3) Business Days prior written notice from the Borrower Representative to the Agent, state the Borrowers’ desire to reduce the Maximum Limit to any amount which is not less than the sum of (x) the aggregate of the then outstanding principal amount of Revolving Loans, Swingline Loans, Protective Advances and the aggregate Available Amount of all Letters of Credit outstanding at such time, if any plus (y) $20,000,000. Any reductions of the Maximum Limit shall not be reinstated at any future date and any partial reduction shall be in the amount of $5,000,000 and in incremental multiples of $5,000,000 thereafter; provided that the Maximum Limit shall not be reduced to amount less than $50,000,000 (other than in connection with the termination of this Agreement and the repayment in full in cash of the Secured Obligations). Two Business Days after receipt of such reduction notice, the obligation of the Lenders to make Revolving Loans hereunder or purchase participations in Swingline Loans or Letters of Credit hereunder shall be limited to the Maximum Limit as reduced pursuant to said notice. Any such reduction of the Revolving Credit Commitment shall be accompanied by payment of any applicable Breakage Fees.
2.14.    Payments.
(a)    All payments of interest, principal, fees and other expenses by the Borrowers under this Agreement unless otherwise specified shall be made in lawful currency of the United States of America, and in immediately available funds without counterclaim or setoff.
(b)    Any and all payments by or on account of any obligation of the Borrowers hereunder shall to the extent permitted by applicable laws be made free and clear of and without deduction or withholding for any Taxes. If, however, applicable laws require the Borrowers or the Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Borrowers or the Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to Section 9.18 of this Agreement.
(c)    If the Borrowers or the Agent shall be required by the Code to withhold or deduct any Taxes from any payment, then (i) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to Section 9.18 of this Agreement (ii) the Agent shall timely pay the full amount withheld or deducted to the relevant governmental authority in accordance with the Code, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions the Agent or Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(d)    All payments shall be made not later than 12:00 Noon on the due date at the Agent’s office. All payments (unless stated herein otherwise) shall be applied first to the payment of all fees, expenses and other amounts due to the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided however that after a Default or an Event of Default, payments will be applied to the obligations of Borrowers to the Lenders as the applicable Lender determines in its sole discretion.
(e)    If any payment to be made by the Borrowers falls on a day that is not a Business Day, payment shall be made on the next succeeding Business Day, unless that Business Day falls in the next succeeding month, in which case the interest payment date will be the preceding Business Day.

2.15.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    No payments of principal, interest or fees delivered to the Agent for the account of any Defaulting Lender shall be delivered by the Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Agent, and the Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows:
(1)    First, if applicable, to any payments due to the Issuing Bank pursuant to Section 2.4(e) of this Agreement or the Agent, in its capacity as Agent or Swingline Lender, as applicable, under Section 2.3 or Section 2.5 of this Agreement; and
(2)    Second, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.4(k)(ii); and
(3)    Third, to Loans required to be made by such Defaulting Lender on any borrowing date to the extent such Defaulting Lender fails to make such Loans; and
(4)    Fourth, if so determined by the Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.4(k)(ii) of this Agreement; and
(5)    Fifth, to the payment of any amounts owing to the Borrowers, the Lenders, the Issuing Bank or the Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Agent against such defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and
(6)    Sixth, to the payment of any amount due to the Borrowers under Section 2.5(b) of this Agreement.
(b)    Notwithstanding the foregoing, upon the termination of the Commitments and the payment and performance of all of the Indebtedness and other obligations of the Borrowers under this Agreement (other than those owing to a Defaulting Lender), any funds then held in escrow by the Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (in each case, calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Article 3 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s

Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(d)    If the reallocation described in subsection (c) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.4(k)(ii) of this Agreement.
(e)    If the Borrower Representative and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(f)    So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.16.    Upfront Fee. Upon the execution of this Agreement by all of the parties hereto, the Lenders shall have earned, and the Borrowers shall be obligated to pay on such date to the Agent for the account of the Lenders the upfront fee set forth in the Fee Letter.
2.17.    Agent Fees. The Borrowers shall pay to the Agent for its own account the agency fees in the amounts and on the dates set forth in the Fee Letter.
2.18.    Charge to Account. On the date that any principal or interest on the Loans or any fees or charges payable under this Agreement are due, the Borrowers authorize HSBC Bank to debit account number 770 804683 of the Company maintained with HSBC Bank on such date in an amount equal to such unpaid principal, interest, fees or charges, as applicable.
2.19.    Substitution of Lender. If (a) the obligation of any Lender to make or maintain SOFR Loans has been suspended pursuant to Section 2.10 of this Agreement when not all Lenders’ obligations to do so have been suspended, (b) any Lender has demanded compensation under Sections 2.9 or 2.10 of this Agreement, in each case when all Lenders have not done so, (c) any Lender is a Defaulting Lender, (d) any payment of Taxes by the Borrowers is required under Section 2.11 hereof, or (e) in connection with any proposed amendment, waiver or consent requiring the consent of “all of the Lenders” or of a particular Lender, the consent of the Required Lenders is obtained, but the consent of any other necessary Lender is not obtained, the Borrowers shall have the right, if no Default or Event of Default then exists, to replace such Lender (a “Replaced Lender”) with one or more other lenders (each, a “Replacement Lender”) reasonably acceptable to the Agent, provided that (i) at the time of any replacement pursuant to this Section 2.19, each Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to which the Replacement Lender shall acquire the Commitments and outstanding Loans and other obligations of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) the amount of principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) the amount of all accrued, but theretofore unpaid, fees and expenses, if applicable, owing to the Replaced Lender hereunder and (C) the amount which would be payable by the Borrowers to the Replaced Lender pursuant to Section 2.7(a)(ii) of this Agreement, if any, if the Borrowers prepaid at the time of such replacement all of the Loans of such Replaced Lender outstanding at such time and (ii) all obligations of the Borrowers under this Agreement and the other Loan Documents then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full by the Borrowers to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder. The provisions of this Agreement shall continue to govern the rights and obligations of a Replaced Lender with respect to any Loans made or any other actions taken by such Replaced Lender while it was a Lender. Nothing herein shall release any Defaulting Lender from any obligation it may have to the Borrowers, the Agent, the Issuing Bank, Swingline Lender or any other Lender.
2.20.    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate office, branch or Affiliate with respect to its SOFR Loans to reduce any liability of Borrowers to such Lender under Sections 2.9, 2.10 and 2.11 of this Agreement, so long as such designation is not disadvantageous to such Lender in any material respect. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due if any, under Section 2.9, 2.10 or 2.11 of this Agreement. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall state that amounts determined in accordance with such procedures are being charged by such Lender to other borrowers with credit facilities similar to this Agreement and credit characteristics comparable to the Borrowers as determined by such Lender and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such sections in connection with SOFR Loans shall be calculated as though each Lender funded such Loans through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in any written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrowers under Sections 2.9, 2.10 and 2.11 of this Agreement shall survive payment of the Indebtedness under this Agreement and termination of this Agreement. The Borrowers shall have no obligation to compensate any Lender with respect to amounts provided in Section 2.10 of this Agreement with respect to any period prior to the date which is ninety (90) days prior to the date such Lender delivers its written statement hereunder requesting compensation.
2.21.    Illegality. Subject to Section 2.22, if any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any credit extension or to determine or charge interest rates based upon Adjusted Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, based upon Adjusted Term SOFR (or any component thereof), then, on notice thereof by such Lender to the Borrower Representative through the Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such credit extension or continue SOFR

Loans, to convert ABR Loans to SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to Adjusted Term SOFR component of ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to Adjusted Term SOFR component of ABR, in each case until such Lender notifies the Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to Adjusted Term SOFR component of ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Adjusted Term SOFR, the Agent shall during the period of such suspension compute ABR applicable to such Lender without reference to Adjusted Term SOFR component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
2.22.    Effect of Benchmark Transition Event.
(a)    Benchmark Replacement. (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)    Hedge Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.22.
(b)    Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower Representative and the Lenders of (i) the occurrence of a Benchmark Transition Event or implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower Representative of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent pursuant to this Section 2.22(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22(c).
(d)    Unavailability of Tenor Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Loan of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
(f)    Rates. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.22 provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark including any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
2.23.    Overadvance Loans. If the Total Revolving Credit Exposure exceeds the Borrowing Base (an “Overadvance”) at any time, the excess amount shall be payable by the Borrowers with two (2) Business Days of demand by the Agent, but all such Revolving Loans shall nevertheless constitute Secured Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. The Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Agent (other than under Section 7.1(a)), as long as (i) the Overadvance does not continue for more than 30 consecutive days, and (ii) the aggregate amount of all Overadvances and Protective Advances is not known by the Agent to exceed 10.0% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if the Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $1,000,000, or (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the Total Revolving Credit Exposure to exceed the Total Revolving Credit Commitments. The Required Lenders may at any time revoke the Agent’s authority to make further Overadvance Loans by written notice to the Agent. Absent such revocation, the Agent’s determination that the funding of Overadvance Loans is appropriate shall be conclusive. The making of any Overadvance Loan permitted hereby shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance permitted hereby shall not constitute a waiver by the Agent or the Lenders of any then existing Event of Default. In no event shall any Borrower or other Loan Party be permitted to require any Overadvance Loan to be made.
2.24.    Protective Advances.
(a)    The Agent shall be authorized, in its discretion, during an Event of Default, at any time, to make ABR Loans (“Protective Advances”) in an aggregate amount, together with the aggregate amount of all Overadvances, not to exceed 10.0% of the Borrowing Base, if the Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Secured Obligations, or to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including reasonable and documented costs, fees and expenses; provided that, the Total Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitments. Each Lender shall participate in each Protective Advance in accordance with its Applicable Percentage. The Required Lenders may at any time revoke the Agent’s authority to make further Protective Advances by written notice to the Agent. Absent such revocation, the Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Agent may use the proceeds of such Protective Advances to (a) protect, insure, maintain or realize upon any Collateral; or (b) defend or maintain the validity or priority of the Agent’s Liens on any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, in each case, to the extent chargeable to any Loan Party, or any discharge of a Lien; provided that the Agent (x) shall use reasonable efforts to notify the applicable Borrower after paying any such amount or taking any such action and (y) shall not make payment of any item that is subject to a bona fide dispute regarding amount or any Loan Party’s obligation to pay. At any other time, the Agent may require the Lenders to fund their risk participations described in clause (b) below.
(b)    Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage or other applicable share as set forth in this Agreement. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (if any) received by the Agent in respect of such Protective Advance.
(c)    The making by the Agent of a Protective Advance shall not modify or abrogate any of the provisions hereof regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or Swingline Loans.
2.25.    Incremental Facilities.
(a)    The Borrower Representative may, from time to time after the Closing Date), upon notice by the Borrower Representative to the Agent specifying the proposed amount thereof, and with the consent of the Co-Collateral Agents, request an increase in the Revolving Credit Commitments (which shall be on the same terms as, and become part of, the Revolving Credit Commitments) (a “Revolving Credit Commitment Increase”) by an amount not to exceed $25,000,000 (the “Incremental Amount”); provided that any such request for an increase shall be in a minimum amount of the lesser of (x) $5,000,000 and (y) the entire amount of any increase that may be requested under this Section 2.25. No Lender shall have any obligation whatsoever to provide any Revolving Credit Commitment Increase and may reject any such request in its sole discretion.
(b)    The Borrower Representative may also invite additional Eligible Assignees reasonably satisfactory to the Agent, the Swingline Lender and each Issuing Bank (to the extent the consent of any of the foregoing would be required to assign Revolving Credit Loans to such Eligible Assignee) to become Lenders pursuant to a joinder agreement to this Agreement in form and substance satisfactory to the Agent.
(c)    If the aggregate Revolving Credit Commitments are increased in accordance with this Section 2.25, the Agent and the Borrower Representative shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase among the applicable Lenders. The Agent shall promptly notify the applicable Lenders of the final allocation of such increase and the Increase Effective Date. In connection with any increase in the aggregate Revolving Credit Commitments pursuant to this Section 2.25, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Borrower Representative and the Agent (and the Lenders hereby authorize the Agent to execute and deliver any such documentation)) in order to effectuate such increases to the Revolving Credit Commitments and to reflect any technical changes necessary or appropriate to give effect to such increase in accordance with its terms as set forth herein.
(d)    With respect to any Revolving Credit Commitment Increase pursuant to this Section 2.25, (i) no Default or Event of Default would exist after giving effect to such increase; (ii) the terms of such Revolving Credit Commitment Increase (including the Applicable

Rate) shall be documented solely as an increase to the Revolving Credit Commitments, with identical terms (other than with respect to any arrangement or upfront fees payable to the Agent and the Lenders providing such Revolving Credit Commitment Increase); and (iii) the Agent shall have received legal opinions, resolutions, officer’s certificates, amendments to Loan Documents and/or reaffirmation agreements as the Agent may reasonably request. Subject to the foregoing, the conditions precedent to each such increase shall be agreed to by the Agent, the Lenders providing such increase and the Borrower Representative.
(e)    On the Increase Effective Date with respect to any Revolving Credit Commitment Increase, (x) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the increase to the Revolving Credit Commitments (each, a “Revolving Commitment Increase Lender”), and, if applicable, each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding LC Exposure relating to Letters of Credit issued such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in LC Exposure will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Loans outstanding, such Loans shall on or prior to the Increase Effective Date be prepaid from the proceeds of Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any Breakage Fees. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
ARTICLE III. CONDITIONS PRECEDENT
3.1.    Conditions Precedent to Closing. The Lenders shall not be required to fund any requested Revolving Loan, issue any Letter of Credit, or otherwise extend credit to the Borrowers hereunder on the Closing Date, until the following conditions have been satisfied (or waived):
(a)    Revolving Notes shall have been executed by the Borrowers and delivered to each Lender that requests issuance of a Revolving Note at least two (2) Business Days prior to the Closing Date. This Agreement, the Intercreditor Agreement, the Security Agreement and any Intellectual Property Security Agreements required on the Closing Date shall have been duly executed and delivered to the Agent by each of the Loan Parties signatory thereto;
(b)    The Agent shall have received (i) customary UCC lien searches with respect to the Loan Parties, (ii) all UCC-1 financing statements with respect to the Loan Parties, and (iii) subject to the Intercreditor Agreement, all certificated Equity Interests and promissory notes that constitute Collateral and are required to be delivered on the Closing Date accompanied by undated stock powers or other instruments of transfer executed in blank;
(c)    The Agent shall have received evidence, in form and substance reasonably satisfactory to the Agent, that the transactions contemplated by the Term Loan Documents have been consummated, together with an executed copy of the Term Loan Credit Agreement and the other material Term Loan Documents;
(d)    Concurrently with the initial advances under this Agreement, the Borrowers shall have received gross cash proceeds of at least $90,000,000 from the Indebtedness issued under the Term Loan Documents;

(e)    The Agent shall have received a solvency certificate from an Authorized Officer of the Company in a form reasonably acceptable to the Agent;
(f)    The Agent shall have received a certificate, reasonably satisfactory to it, from an Authorized Officer of the Company certifying that (i) as of the Closing Date, the representations and warranties of each Loan Party set forth in this Agreement or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) the conditions in Section 3.1(d), (k) and (n) have been satisfied;
(g)    The Agent shall have received a certificate of a duly authorized officer or director of each Loan Party, certifying (i) that an attached copy of such Loan Party’s organizational documents are true and complete and continue in full force and effect; (ii) that an attached copy of resolutions or written consent authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are or written consent is in full force and effect as of the Closing Date and were duly adopted; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents;
(h)    The Agent shall have received customary written legal opinions of (A) Hodgson Russ LLP, (B) Davis Wright Tremaine LLP, and (C) Downs Rachlin Martin PLLC, each in form and substance reasonably satisfactory to the Agent;
(i)    The Agent shall have received certificates of good standing for each Loan Party from the relevant Governmental Authority of such Loan Party’s jurisdiction of organization (to the extent such concept exists in such jurisdiction);
(j)    The Agent shall have received (i) a pro forma balance sheet of the Company and its Subsidiaries as of on or around November 30, 2022, adjusted to give effect to the refinancing transaction contemplated herein, and (ii) consolidated projections through the period ending December 31, 2025 (presented on a quarterly basis through December 31, 2023 and annually thereafter), consisting of a balance sheet, related statements of income, cash flow, and projected availability in form and substance satisfactory to the Agent and Lenders;
(k)    Since December 31, 2021, there has not occurred a Material Adverse Effect;
(l)    The Agent shall be satisfied with the results of its legal, tax, accounting, environmental, regulatory and business due diligence, including, without limitation, all know-your-customer inquiries;
(m)    The Borrowers shall have paid all expenses required to be paid or reimbursed to the Agent and the Lenders on the Closing Date. Furthermore, the Borrowers shall have paid all fees required to be paid on the Closing Date under the Fee Letter (including all fees payable to the Lenders under the agreements among them);
(n)    At least one (1) day prior to the Closing Date, the Borrower Representative shall have delivered to the Co-Collateral Agents a Borrowing Base Certificate for the period ended on or around November 30, 2022 in form and substance reasonably satisfactory to the Co-Collateral Agents which shall evidence that Excess Availability, after giving effect to the borrowing of any Loans on the Closing Date and the issuance of any Letters of Credit on the Closing Date, will not be less than $30,000,000;

(o)    The Agent shall have received copies of certificates of insurance of the Loan Parties;
(p)    The Loan Parties shall have provided the documentation and other information to the Agent that are required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, at least three (3) Business Days prior to the Closing Date to the extent reasonably requested in writing at least five (5) days prior to the Closing Date;
(q)    The Agent shall have received at least three (3) Business Days prior to the Closing Date, to the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of such Borrower;
(r)    The Borrower Representative shall have delivered to the Agent a customary Request Certificate or letter of credit request, as the case may, with respect to any borrowings or Letters of Credit requested to be made or issued on the Closing Date;
(s)    With respect to each Mortgaged Property, the Agent and each Lender shall have received all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Flood Insurance Laws and as otherwise reasonably required by the Agent or any Lender, and such flood-related documentation shall be reasonably acceptable to the Agent and each Lender; and
(t)    Such other items as may be reasonably required by the Agent or the Lenders.
Without limiting the generality of the provisions of Section 9.2, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
3.2.    Conditions Precedent to All Credit Extensions. The obligation of the Lenders to make a Loan to the Borrowers, including on the Closing Date (other than Overadvance Loans in accordance with Section 2.23 and Protective Advances in accordance with Section 2.24) or issue or renew a Letter of Credit (collectively, “Issuance”) and the right of the Borrowers to request a Loan or Issuance shall each be subject to the further conditions that on the date of the making of such Loan or such Issuance:
(a)    the Borrower Representative shall have delivered to the Agent a customary Request Certificate or LC Request, as the case may be;
(b)    no Default, Event of Default or Material Adverse Effect shall exist at the time of, or result from, such funding or Issuance;
(c)    after giving effect to such funding or issuance, the Total Revolving Credit Exposure shall not exceed the Line Cap;
(d)    the representations and warranties of each Loan Party set forth in this Agreement or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
Each request by the Borrowers for funding of a Revolving Loan or Issuance of a Letter of Credit shall constitute a representation by the Borrowers that the conditions in clauses (b) through (d) above are satisfied on the date of such request and on the date of such funding or Issuance.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES
The Borrowers represent and warrant on the Closing Date and on each date that the representations and warranties in this Article IV are required to be made that:
4.1.    Good Standing and Authority. Each Borrower, each Guarantor and each other Subsidiary is a corporation, duly organized, validly existing, and in good standing under the laws of the state of its incorporation or other place of organization; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification except where failure to qualify would not reasonably be expected to have a Material Adverse Effect; and has all necessary power and authority to enter this Agreement and to execute, deliver and perform this Agreement, any other Loan Document and any other document executed in connection with this Agreement, all of which have been duly authorized by all proper and necessary corporate and shareholder action.
4.2.    Valid and Binding Obligation. This Agreement, the other Loan Documents and any other document executed in connection herewith have been duly executed and delivered by any Loan Party and constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party, in accordance with their respective terms.
4.3.    Good Title. Each Borrower, each of the Guarantors and each other Subsidiary has good and marketable title to all of its assets, none of which is subject to any mortgage, indenture, pledge, lien, conditional sale contract, security interest, encumbrance, claim, trust or charge except Permitted Encumbrances.
4.4.    No Pending Litigation. There are not any actions, suits, proceedings (whether or not purportedly on behalf of any Loan Party or any other Subsidiary) or investigations pending or, to the knowledge of any Borrower, threatened against any Borrower, any Guarantor or any other Subsidiary or any basis therefore which reasonably could be expected to have a Material Adverse Effect, or which question the validity of this Agreement, the other Loan Documents or other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.
4.5.    No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, Governmental Authority or other Person is required on the part of any Loan Party or any Subsidiary in connection with the valid execution, delivery or performance of this Agreement, the other Loan Documents or other documents required by this Agreement or in connection with any of the transactions contemplated thereby other than the filing of financing statements in connection with the Security Agreement.
4.6.    No Violations. Neither any Loan Party nor any other Subsidiary is in violation of any term of its certificate of incorporation or by-laws or other organizational documents, or of any mortgage, borrowing agreement, or any other instrument or agreement pertaining to Indebtedness for borrowed money which might reasonably be expected to result in a Material Adverse Effect, and will not result in the creation of any Lien upon any properties or assets except in favor of the Agent and the Term Loan Agent. Neither any Loan Party nor any other Subsidiary is in violation of any term of any other indenture, instrument, or agreement to which it is a party or by which it may be bound, resulting, or which might reasonably be expected to result, in a Material Adverse Effect. Neither any Loan Party nor any Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or of any statute, rule or regulation of any competent governmental authority which might reasonably be expected to result in a Material Adverse Effect. The execution and delivery of this Agreement, the other Loan Documents and other documents required by this Agreement and the performance of all of the same is and will be in compliance with the foregoing and will not result in any violation or result in the creation of any mortgage, lien, security interest, charge or encumbrance upon any properties or assets except in favor of the Agent and the Term Loan Agent. There exists no fact or circumstance not disclosed in this Agreement, in the documents furnished in connection herewith, the Company’s filings under the Exchange Act, or in the financial projections furnished to the Lenders which has, or could reasonably be expected to have, a Material Adverse Effect, except those facts and circumstances which generally affect all Persons engaged in the Company’s lines of business.
4.7.    Financial Statements. The Company has furnished to the Lenders Consolidated financial statements showing the Company’s and all Subsidiaries’ financial condition as of (x) December 31, 2021 and the results of operations and their cash flows for the fiscal year then ended audited by Ernst & Young LLP and (y) the period ended on the last day of the third fiscal quarter for the 2022 fiscal year and the results of operations and their cash flows for the nine (9) month period then ended, which statements fairly present their Consolidated financial position and the results of their operations as of the date and for the period referred to and have been prepared in accordance with GAAP consistently applied throughout the interval involved (subject to the absence of footnotes, with respect to the financial statements referenced in sub-clause (y)). Since the date of such financial statements to the date of execution hereof, there have not been any materially adverse changes in the Consolidated financial condition of the Company and its Subsidiaries from that disclosed in such financial statements. None of the property or assets shown in the Consolidated financial statements delivered to the Lenders has been materially adversely affected as the result of any fire, explosion, accident, flood, drought, storm, earthquake, condemnation, requisition, statutory or regulatory change, act of God, or act of public enemy or other casualty, whether or not insured.
4.8.    Tax Returns. The Borrowers, the Guarantors and any other Domestic Subsidiaries have duly filed all federal and other tax returns required to be filed except where an extension has been obtained and has duly paid all taxes required by such returns through its fiscal year ending December 31, 2021. Federal income tax liability of the Borrowers, the Guarantors and the other Domestic Subsidiaries has been reviewed by the United States Internal Revenue Service through its fiscal year ending December 31, 2017, and no Loan Party has received any assessments by the Internal Revenue Service or other taxing authority for additional unpaid taxes.
4.9.    Federal Regulations. Neither any Borrower nor any Guarantor or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending or arranging for the extension of credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System). Except for the stock described on, or held in the investment account described on Schedule 6.3, neither any Borrower nor any Guarantor or other Subsidiary owns nor intends to carry or purchase any such “margin stock”, and the Borrowers will not use the proceeds of any Loan or Letters of Credit to purchase or carry (or refinance any borrowing the proceeds of which were used to purchase or carry) any such “margin stock”. Neither any Borrower nor any Guarantor or other Subsidiary is subject to regulation with respect to the incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce

Act as amended, the Federal Power Act, as amended, the Energy Policy Act of 2005, as amended, or any applicable state public utility law. Following the application of the proceeds of each borrowing hereunder or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.2 or 6.7 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 7.1(g) will be margin stock.
4.10.    Compliance with ERISA. Compliance by the Loan Parties with the provisions hereof and in the incurrence of the Indebtedness under this Agreement will not involve any non-exempt prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Company and its Subsidiaries (i) have satisfied, in all material respects, all contribution obligations under any collective bargaining agreement with respect to each Multiemployer Plan, and, with respect to each other Plan, have fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to such Plan, (ii) are in compliance with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, except to the extent failure to comply has not had, and will not have, a Material Adverse Effect and (iii) have not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder (other than for PBGC premiums in the ordinary course). No Plan or trust created thereunder has been terminated as of the date of this Agreement. There has been no Reportable Event with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which Reportable Event will or could result in the termination of such Plan, Multiemployer Plan or Multiple Employer Plan that would reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate is at the date of this Agreement, or has been at any time within the two years preceding the date of this Agreement, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan except for the Multiemployer Plan described on Schedule 1 to this Agreement. Neither any Loan Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed in accordance with GAAP in the financial statements delivered to the Lenders in accordance with this Agreement. As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
4.11.    Subsidiaries; Affiliates. The Company has no (a) Subsidiaries except (i) as listed on Schedule 4.11 to this Agreement or (b) Affiliates, other than its Subsidiaries.
4.12.    Compliance.
(a)    The present and anticipated conduct of the business and operations of the Loan Parties and each Subsidiary and the present and anticipated ownership and use of each asset of the Loan Parties and each Subsidiary are in compliance in each material respect with each applicable statute, regulation and other law (including, but not limited to, Environmental Laws), except where noncompliance would not result in a Material Adverse Effect.
(b)    Each authorization, approval, permit, consent, franchise and license from, each registration and filing with, each declaration, report and notice to, and each other act by or relating to, any Person necessary for the present or anticipated conduct of the business or operations of the Loan Parties and each Subsidiary or for the present or anticipated ownership or use of any asset of the Loan Parties and each Subsidiary has been duly obtained, made, given or done, and is in full force and effect, except where failure to so obtain, make, give or do could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has, and will continue at all times to have, complied with the requirements of such licenses and permits, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof, the result of which could reasonably be expected to have a Material Adverse Effect. No Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses or permits to be voided, revoked or withdrawn.
(c)    No Loan Party has received written notice of default or material violation, nor is any Loan Party in default or material violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other Governmental Authority relating to any aspect of any Loan Party’s business, affairs, properties or assets. No Loan Party has received written notice of or been charged with, or is, to the knowledge of any Loan Party, under investigation with respect to, any violation in any material respect of any provision of any applicable law. No Loan Party has received written notice of any Loan Party or any Real Property owned, leased or used in the operation of the business being subject to any federal, state or local investigation to determine whether any remedial action is needed to address the generation, use, storage, handling, management, transportation or disposal of Hazardous Substances or a Release at, on, or under any Real Property currently leased, owned or used by a Loan Party nor is a Loan Party liable for any Release identified or under investigation at, on or under any Real Property previously owned, leased or used by a Loan Party. No Loan Party (i) has any contingent liability with respect to any Release, environmental pollution or Hazardous Material on any Real Property now or previously owned, leased or operated by it, (ii) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (iii) has become subject to any Environmental Liability, (iv) has received notice of any claim with respect to any Environmental Liability or (v) knows of any basis for any Environmental Liability.
4.13.    Fiscal Year. The fiscal year of the Company is the year ending December 31.
4.14.    Default. There does not exist any Default or Event of Default as of the Closing Date nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.
4.15.    Indebtedness for Borrowed Money. As of the Closing Date, the Company and its Subsidiaries have no Indebtedness arising from the borrowing of any money, except for Indebtedness (a) to the Lenders under this Agreement and the other Loan Documents, (b) outstanding on the date of this Agreement pursuant to any lease, loan or credit facility fully and accurately described in Schedule 6.2 to this Agreement, (c) incurred with the prior written consent of the Agent, (d) under the Term Loan Documents and (e) owing to the Company or a Subsidiary.
4.16.    Securities. Each outstanding share of stock, debenture, bond, note and other security of the Company has been validly issued in full compliance with each statute, regulation and other law, and, if a share of stock, is fully paid and nonassessable.
4.17.    Environmental Matters. (a) All above ground or underground storage tanks containing Hazardous Substances that are or have been located on any property owned, leased or operated by any Loan Party or any Subsidiary have been and are being maintained in compliance with Environmental Laws, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(b)    Any property owned, leased or operated by any Loan Party or any Subsidiary that is or has been used for the storage. Disposal or treatment of any Hazardous Substance, is being so used in compliance with Environmental Laws, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.
(c)    No unpermitted Release of a Hazardous Substance has occurred or is threatened on, at, from or near any property owned, leased or operated by any Loan Party or any Subsidiary, except where such unpermitted Release does not have, and could not reasonably be expected to have, a Material Adverse Effect.
(d)    No Loan Party nor any Subsidiary is subject to any existing, pending or threatened suit or claim, notice of material violation or any investigation under any Environmental Law, that in any such case could reasonably be expected to result in a Material Adverse Effect.
(e)    Each Loan Party has complied, and will continue at all times to comply, with all provisions of all Environmental Laws relating to the ownership, use or operations of real or personal property, including obtaining and maintaining compliance with all permits required under Environmental Laws for the operation of the business, and licenses or other approvals required under Environmental Laws for the operation of the business, except where noncompliance does not have, and could not be reasonably expected to have, a Material Adverse Effect. No Loan Party is aware of any facts or conditions that could reasonably be expected to cause or permit any of such licenses, permits or approvals to be voided, revoked or withdrawn.
(f)    All Environmental Permits have been obtained and are in full force and effect, except where the failure to obtain such Environmental Permit is not likely to have a Material Adverse Effect.
(g)    There are no agreements, consent orders, decrees, judgment, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of any property owned, leased or operated by any Loan Party or any Subsidiary which required any material change in condition or any work, repairs, construction, containment, clean up, investigation, study, removal or other remedial action or material capital expenditures with respect to such property.
4.18.    Burdensome Contracts; Labor Relations. Neither the Company nor any Subsidiary (a) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (b) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (c) is subject to any strike, slowdown, walk out or other concerted interruptions of operations by employees of the Company or any Subsidiary, whether or not relating to any labor contracts, (d) is subject to any pending or, to the knowledge of any Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board, (e) is subject to any pending or, to the knowledge of any Borrower, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (f) is subject to any significant pending or, to the knowledge of any Borrower, threatened strike, labor dispute, slowdown or stoppage, or (g) is, to the knowledge of any Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of the Company or any Subsidiary, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, which have not had or will not have a Material Adverse Effect.
4.19.    Liens. Once executed and delivered, each of the Collateral Documents creates, as security for the Secured Obligations, a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected Lien on all of the Collateral subject thereto from time to time, in favor of the Agent for the benefit of the Secured Parties, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Collateral Documents may be subject to Permitted Encumbrances. No filings or recordings are required in order to perfect the Liens created under any Collateral Document except for filings or recordings required in connection with any such Collateral Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Collateral Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.
4.20.    Intellectual Property. Each of the Loan Parties and other Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and process necessary for the conduct of its business as currently conducted (collectively, the “Intellectual Property”) except for those the failure to own or license which has not had or will not have a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use by any Loan Party or any other Subsidiaries of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party or any other Subsidiaries know of any valid basis for any such claim, to the knowledge of any Loan Party the use of such Intellectual Property by the Loan Parties and any other Subsidiaries does not infringe on the rights of any Person, and, to the knowledge of the Loan Parties, no such Intellectual Property of any Loan Party and any other Subsidiaries has been infringed, misappropriated or diluted by any other Person except for such claims, infringements, misappropriation and dissolution that, in the aggregate, has not had or will not have a Material Adverse Effect.
4.21.    Anti-Terrorism Laws/ Foreign Assets Control Regulations.
(a)    Neither any Loan Party, nor any of their Subsidiaries or Affiliates, nor, to the knowledge of the Loan Parties or their subsidiaries, any officer, director, employee, agent, affiliate or representative thereof, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(b)    Neither any Loan Party or Subsidiary or Affiliate of any Loan Party, nor, to the knowledge of the Loan Parties or their subsidiaries, any officer, director, employee, agent, affiliate or representative thereof (each Subsidiary and Affiliate of any Loan Party a “Controlled Entity”) (i) is a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by any other relevant sanctions authority, or (ii) is a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person, each other Person, entity, organization and government of a country described in clause (ii), and any Person, entity, organization or individual that is located, organized or resident in a Designated Jurisdiction, a “Blocked Person”) or (iii) has any investments in, or knowingly (as such term is defined in Section 101(6) of CISADA) engages in any dealings or transactions with, any Blocked Person.
(c)    No part of the proceeds from the Loans or Letters of Credit made or issued hereunder constitute or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by any Borrower or indirectly through any Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person. No part of the proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise be used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Secured Party, or other individual or entity participating in any transaction).
(d)    To any Borrower’s actual knowledge after making due inquiry, neither any Loan Party nor any Controlled Entity nor, to the knowledge of the Loan Parties or their subsidiaries, any officer, director, employee, agent, affiliate or representative thereof (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrowers have taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Loan Parties and each Controlled Entity and any such officer, director, employee, agent, affiliate or representative is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.
(e)    No part of the proceeds from the Loans or Letters of Credit made or issued hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage or for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other similar anti-corruption legislation in other jurisdictions (collectively, “Anti-Corruption Laws”). The Borrowers have taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Loan Parties and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any other similar anti-corruption legislation in other jurisdictions.
(f)    Each Beneficial Ownership Certification executed and delivered to the Agent and Lenders for each Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct in all respects as of the Closing Date and as of the date any such update is delivered
4.22.    Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Materials or any other certificate furnished by or on behalf of the Loan Parties to the Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information or certificate was so furnished (or in the case of the Confidential Information Materials, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The financial statements contained in the materials referenced above, in conformity with GAAP, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In addition, the projections and pro forma financial information contained in the materials referenced above are not guarantees of future performance and are subject to factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the projections and pro forma financial information.
4.23.    Solvency. Each Loan Party has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Loan Party has incurred to the Agent, the Issuing Bank and the Lenders under the Loan Documents. The Loan Parties, taken as a whole, now have capital sufficient to carry on their business and transactions and all business and transactions in which they are about to engage and are now solvent and able to pay their debts as they mature and the Loan Parties, taken as a whole, as of the Closing Date and after the closing of the transactions contemplated by this Agreement, own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Loan Parties’ debts; and no Loan Party is entering into the Loan Documents with the intent to hinder, delay or defraud its creditors. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
4.24.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
4.25.    Flood Zone. None of the Improvements are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, the Loan Parties have obtained the insurance prescribed herein. For the purposes of this paragraph, “Improvements” means all improvements located on the Mortgaged Property, together with all fixtures, tenant improvements and appurtenances now or later to be located on the Mortgaged Property and/or in such improvements.
4.26.    Borrowing Base Certificate. Each Account reflected in the most recent Borrowing Base Certificate as eligible for inclusion as an Eligible Account is an Eligible Account and the Inventory reflected in the most recent Borrowing Base Certificate as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory.
ARTICLE V. AFFIRMATIVE COVENANTS
As long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with all interest, fees, charges and expenses under the Loan Documents have been paid in full, the Borrowers will, and will cause their Subsidiaries to (where applicable):
5.1.    Payments. Duly and punctually pay the principal of and interest on all Indebtedness and all fees incurred by the Borrowers pursuant to this Agreement in the manner set forth in this Agreement, and duly and punctually pay to the Agent the arrangement, annual agency fee and other fees set forth in the Fee Letter as and when due under the terms of the Fee Letter.
5.2.    Financial Reporting Requirements. Furnish to the Agent and each Lender
(a)    within (i) thirty (30) calendar days after the end of each fiscal month of each fiscal year of the Company, (A) unaudited financial statements of the Company and its Subsidiaries, which statements shall consist of (1) Consolidated and consolidating balance sheets and profit and loss statements as of the end of such fiscal month (along with a comparison against the balance sheets and profit and loss statements for the prior reporting period), and (2) Consolidated cash flows as of the end of such fiscal month, and (B) a report of key performance indicators as to “bookings by segment” and “backlogs by segment” categories during such fiscal month for the business of the Company and its Subsidiaries; and (ii) forty-five (45) calendar days after the end of each fiscal quarter of each fiscal year of the Company, unaudited financial statements of the Company and its Subsidiaries, which statements shall consist of Consolidated and consolidating balance sheets and profit and loss as of the end of such fiscal quarter, and related Consolidated statements of shareholders’ equity and cash flows and a Consolidated backlog report covering the period from the end of the Company’s immediately preceding fiscal year to the end of such fiscal quarter (along with a comparison against the balance sheets for the prior reporting period), in each case under this clause (a), certified to be correct by the President, Chief Executive Officer, Executive Vice-President-Finance, Treasurer or Assistant Treasurer of the Company, who shall also furnish to the Agent and each Lender a duly completed and executed Compliance Certificate;
(b)    within ninety (90) calendar days after the end of each of its fiscal years, audited Consolidated financial statements of the Company and its Subsidiaries, which shall consist of a Consolidated and unaudited consolidating balance sheet as of the end of such year and the related statements of income (along with a comparison against the balance sheets and statements of income for the prior year), shareholders’ equity and cash flows covering such fiscal year, audited (in the case of the Consolidated financial statements) by and together with an opinion of, in the case of such Consolidated financial statements, Ernst & Young LLP, or other independent certified public accountants satisfactory to the Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception, except in the case such “going concern” or functionally equivalent qualification arises as a result of Indebtedness under this Agreement or the Term Loan Credit Agreement being within one year of the final stated maturity date, together with a Compliance Certificate from the President, Chief Executive Officer, Executive Vice President-Finance, Treasurer or Assistant Treasurer of the Company;
(c)    promptly, after their preparation (i) copies of all such proxy statements, financial statements and reports which the Company sends to its stockholders, (ii) copies of all regular, periodic and special reports, as well as all registration statements, which the Company files with the Securities and Exchange Commission and (iii) copies of all reports and notices sent to the Term Loan Agent pursuant to the Term Loan Documents;
(d)    upon reasonable request, and if applicable, promptly after the filing thereof with the PBGC, a copy of each annual report filed with respect to each Plan;
(e)    within forty-five (45) calendar days after the end of each fiscal year ending after the Closing Date, a reasonably detailed Consolidated budget (with detailed budget assumptions) for the then-current fiscal year on a quarterly and annual basis (including (i) a projected Consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related (ii) Consolidated statements of projected cash flow and balance sheet for such Fiscal Year, (iii) Consolidated and consolidating profit and loss, (iv) projected Excess Availability, (v) Borrowing Base projections and (vi) a summary of the material underlying assumptions applicable thereto);
(f)    monthly, within twenty (20) calendar days after the end of each fiscal month, a certificate of the Company, certifying to compliance with the Excess Availability covenant set forth in Section 6.14 of this Agreement;
(g)    The Borrower Representative will furnish to the Co-Collateral Agents a Borrowing Base Certificate and each Borrowing Base Certificate shall be certified as true and correct in all material respects on behalf of the Borrowers by an Authorized Officer of the Borrower Representative, as follows:
(i)    no later than the 20th calendar day following the last day of each fiscal month-end, (or on the fifth (5th) Business Day of each week during an Enhanced Reporting Period), the Borrower Representative shall furnish a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month (or, during a Enhanced Reporting Period, showing the Borrowing Base as of the close of business on the immediately preceding Friday);
(ii)    each Borrowing Base Certificate delivered pursuant to clause (i) above shall be accompanied by Inventory reports, accounts receivable aging reports, accounts receivable roll-forward (other than during an Enhanced Reporting Period), accounts payable aging reports and other reports reasonably requested by the Co-Collateral Agents;
(iii)    within three (3) Business Days after the consummation of any disposition of any Eligible Accounts (including any sale of Accounts pursuant to a Permitted Factoring Arrangement that were included on the most recent Borrowing Base Certificate) or Eligible Inventory (outside the ordinary course of business), in either case, included in the Borrowing Base or the receipt of insurance proceeds in connection with any Eligible Inventory included in the Borrowing Base, together with such supporting information as may be reasonably requested by the Co-Collateral Agents; and
(iv)    all calculations of the Borrowing Base and Excess Availability in any Borrowing Base Certificate shall originally be made by the Borrower Representative and certified by an Authorized Officer of the Borrower Representative; provided that the Co-Collateral Agents may from time to time review and (i) adjust any such calculation to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Borrowing Base Reserve, in each case, as determined by the Co-Collateral Agents in its Permitted Discretion, (ii) adjust the Reserves as determined by the Co-Collateral Agents in their Permitted Discretion or (iii) adjust the Term Loan Pushdown Reserve as required by this Agreement and the Intercreditor Agreement;
(h)    as and when required to be delivered pursuant to the Term Loan Credit Agreement, a copy of the “Term Loan Borrowing Base Certificate” (as defined in the Term Loan Credit Agreement) delivered to the Term Loan Agent, together with all reports and other deliverables required to be delivered in connection therewith;
(i)    an accounts receivable roll-forward report in form and substance reasonably acceptable to the Co-Collateral Agents, five (5) Business Days following the last Business Day of the second, fourth, sixth, eighth, tenth and thirteenth weeks of each fiscal quarter, in each case, prepared as of the last Business Day in such calendar week;
(j)    (i) during the period commencing on the Closing Date and ending on the later of (x) June 30, 2023 and (y) such date as is agreed to by the Co-Collateral Agents, twice per fiscal month (on the last Business Day of the first full week and third full week of each fiscal month), and (ii) thereafter, monthly, within twenty (20) days after the end of each fiscal month, in either case, a rolling thirteen week cash flow report in a form reasonably acceptable to the Co-Collateral Agents; and
(k)    such additional information, reports or statements (including, without limitation, a duly completed and executed Compliance Certificate) as the Co-Collateral Agents may from time to time reasonably request regarding the financial and business affairs of the Company and the Subsidiaries.

In the event that the Company holds any private conference call with the holders of the Term Loan Debt to discuss results of operations, the Company shall notify the Agent in advance of such call and provide such information necessary for the Agent and Lenders to access such call.
The Borrowers hereby acknowledge that (a) the Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debtdomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that so long as the Borrowers are the issuers of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided however that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent shall treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark the Borrower Materials “PUBLIC.”
5.3.    Notices. Promptly notify the Agent in writing of (a) any pending or future audits of any Loan Party’s or any other Subsidiary’s federal income tax return by the Internal Revenue Service as soon as any Loan Party has knowledge thereof, and the results of each such audit after its completion if such results could reasonably be expected to have a Material Adverse Effect; and (b) any default by any Loan Party or any other Subsidiary in the performance of, or any modifications of, any of the terms or conditions contained in this Agreement, any other agreement, mortgage, indenture or instrument to which any Loan Party or any other Subsidiary is a party or which is binding upon any Loan Party or any other Subsidiary and of any default by any Loan Party or any other Subsidiary in the payment of any of its Indebtedness. The Company shall not, however, be required to so notify the Agent of potential or actual defaults in payment of any such Indebtedness or the performance under, or of modifications of terms or provisions of, those documents or agreements pertaining to its transactions in the ordinary course of business which do not have a Material Adverse Effect or constitute a Default or an Event of Default.
5.4.    Taxes. Promptly pay and discharge all of its taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto (other than penalties which are not material to the Company and its Subsidiaries taken as a whole), establish adequate reserves for the payment of such taxes, assessments and governmental charges and make all required withholding and other tax deposits; provided however that nothing herein contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith and by appropriate proceedings diligently conducted.
5.5.    Insurance. (a) Keep, and cause each Subsidiary to keep, all its property so insurable insured at all times with responsible insurance carriers against fire, theft and other risks in coverage, form and amount consistent with industry standards and reasonably satisfactory to the Co-Collateral Agents and the Lenders; (b) keep, and cause each Subsidiary to keep, adequately insured at all times in reasonable amounts with responsible insurance carriers against liability on account of damage to persons or property and under all applicable worker’s compensation laws; (c) promptly deliver to the Agent certificates of insurance, with appropriate endorsements designating the Agent as a lender’s loss payee, mortgagee and/or additional insured as requested by the Agent; and (d) cause each such insurance policy to contain a thirty (30) day notice of cancellation or material change in coverage provision satisfactory to the Co-Collateral Agents.
5.6.    Litigation. Promptly notify the Agent in writing as soon as any Borrower has knowledge thereof, of the institution or filing of any litigation, action, suit, claim, counterclaim, or administrative proceeding against, or investigation of, the Company or any Subsidiary to which the Company or any Subsidiary is a party by or before any regulatory body or governmental agency (a) the outcome of which could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially and adversely affect any Borrower’s ability to fulfill its obligations hereunder, or (b) which questions the validity of this Agreement, the any other Loan Document or any action taken or to be taken pursuant to any of the foregoing; and furnish or cause to be furnished to the Agent such information regarding the same as the Agent may request. Promptly notify the Agent in writing as soon as any Borrower has knowledge thereof, of any material development with respect to any litigation, action, suit, claim, counterclaim, or proceeding against the Company or any of its Subsidiaries by Lufthansa Technik AG (or any of its Affiliates) in Germany, France, the United Kingdom or any other jurisdiction (collectively, the “Lufthansa Litigation”). In addition, if requested by any Lender in its reasonable discretion, the Company shall provide the Agents and the Lenders an update on the status of the Lufthansa Litigation from time to time, and such additional information regarding the status of the Lufthansa Litigation as any Lender may reasonably request.
5.7.    Judgments. Promptly notify the Agent in writing as soon as any Borrower has knowledge thereof, of any judgment, order or award of any court, agency or other governmental agency or any arbitrator, (a) the outcome of which could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially and adversely affect any Borrower’s ability to fulfill its obligations hereunder, or (b) renders invalid this Agreement, any other Loan Document or any action taken or to be taken pursuant to any of the foregoing, and furnish or cause to be furnished to the Agent such information regarding the same as the Agent may request.
5.8.    Corporate Standing. Maintain, and cause each Subsidiary to maintain, its corporate, partnership or limited liability company existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business requires such qualification or licensing, except where the failure to be so licensed or qualified and in good standing would not have a Material Adverse Effect; provided however nothing in this Section shall be deemed to prohibit any transaction permitted by Section 6.7 of this Agreement.
5.9.    Books and Records. Keep proper books and records in accordance with generally accepted accounting principles consistently applied and notify the Agent promptly in writing of any proposed change in the location at which such books and records are maintained.
5.10.    Compliance with Law. Comply, and cause each Subsidiary to comply, in all material respects, with all applicable laws and governmental rules and regulations, including those relating to the ownership, use or operations of real or personal property, the conduct and licensing of each Loan Party’s business, the payment and withholding of Taxes and “source deductions”, ERISA and other employee matters, safety matters and environmental matters (including without limitation Environmental Laws).

5.11.    Pension Reports. With respect to each Plan, the Company will furnish notice of the following to the Agent as soon as possible and in any event within thirty days after any Borrower knows or has reason to know of either the circumstances described in (a) or (b), but only if such circumstances have resulted in or would reasonably be expected to result in a Material Adverse Effect:
(a)    the occurrence of any Reportable Event with respect to such Plan; or
(b)    the institution of proceedings or the taking of any other action by the PBGC or the Company or any Subsidiary to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan or insolvency (as defined in Section 4245 of ERISA) of such Plan.
Together with any such notice, the Company will deliver to the Agent, whichever of the following may be applicable:
(i)    a certificate of the President or Executive Vice President-Finance, Treasurer or Assistant Treasurer of the Company setting forth details known to any Borrower as to such Reportable Event, together with a copy of any notice thereof that is required to be filed by the Company or any Subsidiary with PBGC, or
(ii)    any notice delivered by the PBGC to the Company or any Subsidiary evidencing its intent to institute such proceedings or any notice by the Company or any Subsidiary to PBGC that such Plan is to be terminated, as the case may be.
5.12.    Inspections. Upon request of any Co-Collateral Agent, permit any officer, employee, accountant, attorney or other agent of such Co-Collateral Agent upon reasonable notice and during regular business hours to (a) visit and inspect each of the premises of the Company and each Subsidiary, (b) examine, audit, copy and make extracts from each accounting record of the Company and each Subsidiary, and (c) discuss the business, operations, assets, affairs and condition (financial or other) of the Company and each Subsidiary with a Authorized Officer of the Company and with the independent accountants of the Borrower.
5.13.    Environmental Compliance. (a) Comply with all Environmental Laws except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
(b)    Promptly notify the Agent in the event of (i) any violation or asserted violation of any applicable law (including OSHA or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect or otherwise result in material liability to any Loan Party, and (ii) the Disposal of any Hazardous Substance at any property owned, leased or operated by any Loan Party or any Subsidiary, or in the event of any Release, or threatened Release, of a Hazardous Substance, on, at or from any such Property, except when such Disposal or Release is in the ordinary course of such Loan Party’s or such Subsidiary’s business and in compliance with all applicable Environmental Laws or could not reasonably be expected to have a Material Adverse Effect.
(c)    Deliver promptly to the Agent (i) copies of any non-routine, material documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning any Loan Party’s operations, except documents of general applicability; and (ii) copies of any documents submitted by any Loan Party or any Subsidiary to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations, except submissions in the ordinary course of business.

(d)    Promptly notify the Agent upon receipt by any Loan Party of any written complaint, order, citation or notice of violation with respect to, or if any Loan Party becomes aware of, (i) the existence or alleged existence of a violation of any applicable Environmental Law, (ii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Substances, or (iv) any property of any Loan Party that is or will be subject to a Lien imposed pursuant to any Environmental Law, which, in each case above, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.14.    Certain Subsidiaries to Become Borrowers or Guarantors. In the event that at any time after the Closing Date, the Company creates, holds, acquires or at any time has any Subsidiary (other than a Non-Material Subsidiary and a Foreign Subsidiary to which Section 5.15(b) applies) that is not a Borrower or Guarantor, the Company will immediately, but in any event within five (5) Business Days, notify the Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Agent and the Lenders under this Section. The Company will, within fifteen (15) days following request therefor from the Agent (who may give such request on its own initiative or upon request by the Required Lenders), (A) cause such Subsidiary to become a party to this Agreement by executing a Borrower Joinder Agreement (or, if the Agent and the Borrower Representative agree that such Subsidiary shall be a Guarantor, a joinder hereto in form and substance reasonably satisfactory to the Agent) evidencing such Subsidiary as a Borrower or a Guarantor under this Agreement and the other Loan Documents (including that the Agent shall have received amended or supplemented schedules to this Agreement for each such new Subsidiary), as fully as if it had executed this Agreement and the other Loan Documents as a Borrower or Guarantor, as applicable, on the Closing Date; (B) execute and deliver to the Agent for the benefit of the Secured Parties, such amendments and/or supplements to the Security Agreement as the Agent shall reasonably deem necessary to grant to the Agent, for the benefit of the Secured Parties, a security interest in the Equity Interests and property of such Subsidiary in accordance with the terms and provisions of the Collateral Documents and the Intercreditor Agreement; (C) deliver to the Agent (subject to the Intercreditor Agreement) the certificates (if any) representing Equity Interests of such Subsidiary that constitute Collateral, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the applicable Loan Party, as applicable, and cause such Subsidiary to take all other actions required by the applicable Collateral Documents to perfect the Liens created thereunder, including all filings, registrations or recordations necessary to perfect its Liens on the Collateral as required hereunder or under any Collateral Document, and UCC and other Lien searches reasonably requested by the Agent and other evidence reasonably satisfactory to the Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens; (D) deliver a certificate of a duly authorized officer of such Subsidiary to the extent it becomes an Loan Party under the Loan Documents, certifying (i) that an attached copy of such Subsidiary’s organizational documents are true and complete, without amendment, and continue in full force and effect; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted and have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents; (E) deliver a written opinion of counsel to each such Subsidiary to the extent it becomes a Loan Party under the Loan Documents, each with respect to the matters included in the opinions delivered on the Closing Date and in form and substance reasonably satisfactory to the Agent; (F) deliver good standing certificates (or similar certificates) for each such Subsidiary to the extent it becomes a Loan Party under the Loan Documents (where applicable), issued by the appropriate official of such Subsidiary’s jurisdiction of organization; (G) deliver copies of certificates of insurance of each such Subsidiary evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents; and (H) to the extent any acquired assets are to be included in the Borrowing Base, deliver a Borrowing Base Certificate prepared as of a date reasonably acceptable to the Agent. For the avoidance of doubt, at all times prior to the joinder of a Subsidiary as contemplated above, no Subsidiary shall be a Loan Party and the Eligible Accounts and Eligible Inventory of such Subsidiary shall not be included in the Borrowing Base. If any Subsidiary is required to provide a security agreement, whether pursuant to Section 5.15 or otherwise, such Subsidiary shall also be subject to the requirements of this Section 5.14.
5.15.    Additional Security; Further Assurances.
(a)    Additional Security. Subject to subpart (b) below, if the Company or any Domestic Subsidiary (other than a Non-Material Subsidiary and other than Astronics Air II LLC with respect to its existing ownership of a corporate aircraft) acquires, owns or holds any personal property that is not at the time included in the Collateral, the Company will promptly notify the Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Agent and the Lenders under this Section, and Company will, or will cause such Domestic Subsidiary to, within 30 days following a request by the Agent (or such longer period as the Agent shall deem reasonable under the circumstances), grant to the Agent for the benefit of the Lenders, a Lien on such personal property or Real Property pursuant to the terms of such security agreements, assignments or other documents as the Agent deems appropriate (collectively, the “Additional Security Document”). Furthermore, the Company shall cause to be delivered to the Agent such resolutions and other related documents as may be reasonably requested by the Agent in connection with the execution, delivery and recording of any such Additional Security Document, all of which documents shall be in form and substance reasonably satisfactory the Agent.
(b)    Foreign Subsidiaries. In the event that the Company or any existing Subsidiary acquires any other Foreign Subsidiary other than a Non-Material Subsidiary, or any Foreign Subsidiary which is a Non-Material Subsidiary ceases to be a Non-Material Subsidiary, the Company will, or will cause such existing Subsidiary to, if so requested by the Agent, pledge to the Agent for the benefit of the Secured Parties, 65% of the Equity Interests in any such Foreign Subsidiary.
(c)    Further Assurances. The Company will, and will cause each Subsidiary, at the expense of Borrowers, to make, execute, endorse, acknowledge, file and/or deliver to the Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to any Collateral covered by any of the Loan Documents as the Agent or any Co-Collateral Agent may reasonably require. If at any time the Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.
(d)    Material Real Property/New York Real Property. If (x) any Loan Party acquires or otherwise obtains ownership of, after the Closing Date, any Real Property located in the United States having a fair market value in excess of $1,500,000 (a “Material Real Property”) or (y) with respect to the New York Real Property (any Material Real Property, together with the New York Real Property, the “Additional Mortgaged Properties”), the Loan Parties have less than $20,000,000 of Excess Availability at any time (an “Availability Trigger Event”), then by the date that is sixty (60) days (as such time period may be extended in the Agent’s reasonable discretion) after (x) the acquisition of any Material Real Property following the Closing Date and a request from the Co-Collateral Agents sent in writing to the Borrower Representative after the acquisition of such Material Real Property or (y) in the case Availability Trigger Event, a request from the Co-Collateral Agents sent in writing to the Borrower Representative after the occurrence of an Availability Trigger Event, the Loan Parties shall, deliver to the Agent, with respect to such Additional Mortgaged Property, as applicable:

(i)    a Mortgage with respect to each Additional Mortgaged Property, together with evidence each such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each Loan Party party thereto on or before such date in a form suitable for filing and recording in all appropriate local filing or recording offices that the Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property described therein in favor of the Agent for the benefit of the Secured Parties, subject only to Permitted Liens, and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Agent; provided that to the extent any property to be subject to a Mortgage is located in a jurisdiction that imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, the relevant Mortgage shall not secure an amount in excess of 110% of the fair market value of such property subject thereto per the most recent appraisal;
(ii)    unless waived in writing by the Co-Collateral Agents, fully paid American Land Title Association or equivalent lender’s title insurance policies or marked up unconditional binder for such insurance (the “Mortgage Policies”) in form and substance reasonably requested by the Agent, with endorsements reasonably requested by the Agent, in amounts reasonably acceptable to the Agent (not to exceed 110% of the fair market value of the Additional Mortgaged Property covered thereby and subject to any tie-in coverage available), issued, coinsured and reinsured by title insurers reasonably acceptable to the Agent;
(iii)    American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent by a land surveyor duly registered and licensed in the state in which the property described in such surveys is located and reasonably acceptable to the Agent; provided that new or updated surveys will not be required if an existing survey, ExpressMap or other similar documentation is available and is sufficient for the title company issuing such Mortgage Policy to remove the general survey exception and issue the survey related endorsements without the need for such new or updated surveys;
(iv)    customary opinions of local counsel to the Loan Parties in jurisdictions in which the Additional Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and, if applicable any related fixture filings, in form and substance reasonably satisfactory to the Agent;
(v)    customary opinions of counsel to the Loan Parties in the states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Agent;
(vi)    with respect to each Additional Mortgaged Property, a “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination in form and substance reasonably satisfactory to the Co-Collateral Agents, and if required, satisfaction of the requirements of Section 5.21;
(vii)    evidence that all other actions reasonably requested by the Agent, that are necessary in order to create valid and subsisting Liens on the property described in the Mortgage, have been taken; and
(viii)    evidence that all documented and invoiced fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters described in this Section 5.15 and as otherwise required to be paid under this Agreement.
5.16.    Accounting; Reserves; Tax Returns. Cause the Company and any Subsidiary at all times to (i) maintain a system of accounting established and administered in material accordance with GAAP, and (ii) file each tax return it is required to file except where the failure to so file will not and has not had a Material Adverse Effect.
5.17.    Liens and Encumbrances. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business that any asset of the Company or any Subsidiary has or may become subject to any Lien other than Permitted Encumbrances, provide to each Lender a certificate executed by an Authorized Officer of the Company and specifying the nature of such Lien and what action the Company (or such Subsidiary) has taken, is taking or proposes to take with respect thereto.
5.18.    Defaults and Material Adverse Effects. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business of the occurrence or existence of (i) any Event of Default or Default or (ii) any event or condition that has had or will have any Material Adverse Effect, provide to each Lender a certificate executed by an Authorized Officer and specifying the nature of such Event of Default, Default, event or condition, the date of occurrence or period of existence thereof and what action the Company (or the applicable Subsidiary) has taken, is taking or proposes to take with respect thereto.
5.19.    Good Repair. The Company will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.
5.20.    Further Actions. Promptly upon the request of the Agent, execute and deliver or cause to be executed and delivered each writing, and take or cause to be taken each other action, that the Agent shall deem necessary or desirable at the sole option of the Agent to perfect or otherwise preserve or protect the priority of any security interest, mortgage or other lien or encumbrance imposed or created pursuant to any Loan Document or to correct any error in any Loan Document. If at any time the Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrowers shall promptly pay the same upon demand. Promptly following any request therefor, the Borrowers shall provide information and documentation reasonably requested by the Agent or any Lender for purpose of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.
5.21.    Flood Zone. With respect to the Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the Borrowers shall or shall cause the applicable Loan Party to (A) obtain and maintain, with financially sound and reputable insurance companies, such flood insurance in such reasonable total amount as the Co-Collateral Agents may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) promptly upon request of the Agent or Co-

Collateral Agent, deliver to the Agent or such Co-Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Agent or such Co-Collateral Agent, including, without limitation, evidence of annual renewals of such insurance; and further, any extension of the Revolving Credit Maturity Date or increase of any of the total Commitments or Loans (including any increase under Section 2.21 or 2.25, but excluding (i) any continuation or conversion , (ii) the making of any Revolving Loans or Swingline Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Flood Insurance Laws and as otherwise reasonably required by the Agent or any Co-Collateral Agent.
5.22.    Field Examinations; Collateral Appraisals.
The Loan Parties shall permit the Co-Collateral Agents to conduct, at the Loan Parties’ expense and upon request of the Co-Collateral Agents, such inspections, field examinations, appraisals, audits, investigations and reviews as the Co-Collateral Agents shall reasonably request for the purpose of determining the Borrowing Base, all from a party reasonably acceptable to the Co-Collateral Agents and upon reasonable prior notice and at such times during normal business hours; provided that unless an Event of Default has occurred and is continuing, not more than two (2) field examinations and not more than one (1) Inventory appraisal shall be required in any twelve (12) month period (excluding the field examination and Inventory appraisal conducted prior to the Closing Date); provided that the Co-Collateral Agents shall be entitled, at the Loan Parties’ sole cost and expense, to conduct a second Inventory appraisal in any twelve (12) month period if Excess Availability is less than the $22,500,000 for five consecutive Business Days at any time during such twelve (12) month period; provided further that following the occurrence and during the continuation of an Event of Default, such field examinations and/or Inventory appraisals may be conducted at the Loan Parties’ sole cost and expense as many times as the Co-Collateral Agents shall consider reasonably necessary; provided further that the Co-Collateral Agents may, in their Permitted Discretion, require additional field examinations and/or Inventory appraisals, at the Loan Parties’ expense, for the purpose of determining eligibility of any assets acquired in connection with a Permitted Acquisition or other investment permitted by this Agreement (and any such additional field examinations and/or Inventory appraisals shall not reduce the number of field examinations and/or Inventory appraisals that the Co-Collateral Agents may conduct in any fiscal year) and any such assets may not be included in the calculation of the Borrowing Base until the Co-Collateral Agents have received such additional field examinations or Inventory appraisals. The Co-Collateral Agents agree to commence the first field examination and Inventory appraisal permitted by this Section 5.22 promptly after the Closing Date (and to consult regarding the scope of such field examination and Inventory appraisal).
5.23.    Cash Management.
(a)    Maintenance of Cash Management System.
(i)    Schedule of DDAs. Schedule 5.23(a)(i) attached hereto sets forth all DDAs maintained by the Loan Parties as of the Closing Date, including with respect to each depository, (i) the name of such depository, (ii) the type of account(s) maintained with such depository, and (iii) the account number(s) maintained with such depository.
(ii)    Cash Management System. The Loan Parties will establish and maintain the cash management system described below:

(1)    On or prior to March 20, 2023 (or such later date as the Agent may agree in its sole discretion), each Loan Party will take all reasonable actions necessary to obtain (x) “springing” Secured Deposit Account Agreements in respect of all DDAs that are not Blocked Accounts (other than, for avoidance of doubt, any Excluded Deposit Account) and (y) “fully-blocked” Secured Deposit Account Agreements in respect of all Blocked Accounts. Any such DDAs as to which Account Debtors forward payments constituting ABL Priority Collateral shall be designated as a “Blocked Account” on Schedule 5.23(a)(i) annexed hereto (a “Blocked Account”).
(2)    Each Secured Deposit Account Agreement with respect to a Blocked Account shall provide that the bank at which such Blocked Account is maintained shall make daily sweeps from such Blocked Account in accordance with the directions provided by Agent.
(3)    On or prior to April 19, 2023 (or such later date as the Agent may agree in its sole discretion), all DDAs of the Loan Parties (other than Excluded Deposit Accounts) shall be maintained at HSBC. The Loan Parties shall not be permitted to open any new DDAs (other than Excluded Deposit Accounts) after the Closing Date at financial institutions other than HSBC without Agent’s prior consent.
(4)    The Blocked Accounts shall be Collateral, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Secured Obligations, and in which the applicable Loan Party shall have granted a Lien to the Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents. Each Loan Party shall use commercially reasonable efforts to ensure that all cash, checks and other similar items of payment in the Blocked Accounts are solely in respect of ABL Priority Collateral.
(5)    On or prior to February 20, 2023 (or such later date as the Agent may agree in its sole discretion), all proceeds of collections of Accounts, and all proceeds of the sale or other disposition of any Inventory and other ABL Priority Collateral, shall be deposited directly into a Blocked Account. In the event that, notwithstanding the provisions of this clause (5), any Loan Party receives or otherwise has dominion and control of any proceeds of collections of Accounts or proceeds of Inventory and other ABL Priority Collateral, such proceeds and collections shall be held in trust by such Loan Party for the Agent and shall, not later than five (5) Business Days after receipt thereof, be deposited into a Blocked Account or dealt with in such other fashion as such Loan Party may be instructed by Agent.
(b)    Account Statements. Each Loan Party shall provide the Agent with any information and account statements with respect to the Blocked Accounts and other DDAs as reasonably requested in writing by the Agent.
(c)    Sole Dominion of Agent. Each Blocked Account shall at all times be under the sole dominion and control of Agent. Each Loan Party hereby acknowledges and agrees, (i) such Loan Party has no right of withdrawal from a Blocked Account, (ii) the funds on deposit in a Blocked Account shall at all times be collateral security for all of the Secured Obligations and (iii) the funds on deposit in a Blocked Account shall be transferred daily to the Agent’s account for application to the Secured Obligations. (x) If a Blocked Account is maintained at the Agent, the ledger balance in such Blocked Account as of the end of a Business Day shall be transferred to the Agent’s account and applied to the Secured Obligations on the next Business Day and (y) if a Blocked Account is not maintained at Agent, payments shall be applied to the Secured Obligations on the Business Day of receipt of good funds by Agent in the account designated by the Agent for such purposes; provided that if any such payment is received after Noon, it may be deemed received on the next Business Day. Agent shall, unless otherwise directed in writing by the Required Lenders or otherwise required by Section 7.4, apply all available funds in its account which were deposited pursuant to this clause (c) to the Obligations in such order as the Agent determines in its Permitted Discretion; provided that to the extent no Loans are outstanding, the Agent shall, unless otherwise directed in writing by the Required Lenders during the continuance of an Event of Default, either (i) apply such funds to the Secured Obligations in such order as the Agent determines or (ii) return such funds to the Borrowers (it being understood that if as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of the Borrowers). The Loan Parties irrevocably waive the right to direct the application of any payments or Collateral proceeds, and agree that the Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as the Agent determines in its discretion.
5.24.    Collateral Access Agreements. The Loan Parties shall use commercially reasonable efforts after the Closing Date to obtain a landlord waiver or similar agreement (which shall be in form and substance reasonably satisfactory to the Co-Collateral Agents) from the lessor of (a) the Loan Parties’ headquarters location and (b) any other material location where Collateral with a value in excess of $100,000 (or such greater amount as the Co-Collateral Agents may permit in their Permitted Discretion) is stored.
5.25.    Post-Closing Covenants. The Loan Parties shall comply with each of the covenants set forth on Schedule 5.25 to this Agreement.
5.26.    Financial Advisor. The Loan Parties shall maintain the engagement of Huron Consulting Group (or another financial advisor reasonably acceptable to the Co-Collateral Agents) through at least the later of (a) June 30, 2023 and (b) such date as is agreed to by the Co-Collateral Agents in their reasonable discretion, for the purpose of (i) 13-week cash flow forecasting, (ii) identifying future cash requirements and enhancing the forecast to improve functionality and accuracy, (iii) incorporating a weekly and cumulative (up to four weeks) variance analysis for reporting and (iv) preparing such additional reports or analysis as the Co-Collateral Agents may request from time to time, in their reasonable discretion (and the scope of such engagement (as described herein) shall not be modified in any material respect without the consent of the Co-Collateral Agents).
ARTICLE VI. NEGATIVE COVENANTS
As long as this Agreement is in effect and until such time as the Commitments have been terminated, no Notes remain outstanding and the Loans, together with all interest, fees, charges and expenses under the Loan Documents have been paid in full:
6.1.    Indebtedness. Neither the Company nor any Subsidiary will create, incur, assume or suffer to exist any Indebtedness except:
(a)    the Secured Obligations,
(b)    Indebtedness existing on the Closing Date and set forth on Schedule 6.2 attached hereto,
(c)    Indebtedness under the Term Loan Documents in an aggregate principal amount not to exceed the Maximum Term Principal Obligations (as defined in the Intercreditor Agreement),
(d)    Indebtedness owed by a Subsidiary to the Company or to another Subsidiary or by the Company to a Subsidiary (which, with respect to Indebtedness not existing on Closing Date owing to a Loan Party from Subsidiaries that are not Loan Parties, shall not exceed $5,000,000 (exclusive of Foreign Subsidiary Operating Costs) at any one time outstanding), in each case made in the ordinary course of business including, without limitation, in connection with a Permitted Acquisition; provided that any Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on a basis reasonably satisfactory to the Agent,
(e)    Indebtedness incurred for Capital Leases of fixed assets or fixed asset purchases, provided that after taking into effect such Indebtedness, (i) the Borrower is in compliance with Section 6.13 on a pro-forma basis or (ii) such Indebtedness shall not exceed $2,000,000 at any one time outstanding,
(f)    Unsecured Subordinated Indebtedness or Indebtedness under Unsecured Notes with maturity dates at least six (6) months after the Revolving Credit Maturity Date including guaranties thereof, not to exceed $20,000,000 in an aggregate principal amount outstanding at any time; provided that after taking into effect such Indebtedness, the Company is in compliance with the minimum Consolidated EBITDA covenant on a pro-forma basis and the Company delivers to the Agent a certificate signed by the Executive Vice President-Finance, Treasurer or Assistant Treasurer of the Company certifying (i) the stated maturity date of such Indebtedness, (ii) that no Default or Event of Default is then in existence or would be caused by the issuance of such Subordinated Indebtedness or Unsecured Notes, (iii) the Company is in compliance with the Fixed Charge Coverage Ratio both immediately before and after giving pro-forma effect to the incurrence of such Indebtedness (determined as if the Fixed Charge Coverage Ratio is in effect at such time, even if the Fixed Charge Coverage Ratio is not being tested at such time), and (iv) the Company has at least $35,000,000 of Excess Availability, on a pro forma basis, after giving effect to the incurrence of such Indebtedness,
(g)    Indebtedness incurred under Hedge Agreements entered into for the purposes of mitigating interest rate or foreign currency risk and not for speculative purposes,
(h)    any other unsecured Indebtedness which does not cause the then outstanding amount of the Indebtedness of the Company and its Subsidiaries incurred pursuant to this clause (h), after giving pro-forma effect to such incurrence, to exceed $15,000,000 in the aggregate,
(i)    Indebtedness of Foreign Subsidiaries incurred pursuant to local lines of credit not to exceed $5,000,000 in the aggregate,
(j)    Permitted Receivables Repurchase/Indemnity Obligations, and
(k)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Indebtedness that serves to modify, replace, renew, refinance, or extend any Indebtedness under clause (b), (c), (e), (f), (h) or (i) of this Section 6.1 (subject to the following proviso, “Refinancing Indebtedness”); provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being modified, replaced, renewed, refinanced or extended, (ii) the weighted average life to maturity of such Refinancing Indebtedness is not less than the weighted average life to maturity of the Indebtedness that is being modified, replaced, renewed, refinanced or extended, (iii) the final maturity date of such Refinancing Indebtedness is equal to or later than such Indebtedness being modified, replaced, renewed, refinanced or extended, (iv) such Refinancing Indebtedness shall have a market interest rate, (v) such Refinancing Indebtedness shall not be secured by any assets that do not already secure the Indebtedness that is being modified, replaced, renewed, refinanced or extended (and if such Indebtedness is unsecured, the Refinancing Indebtedness shall be unsecured), (vi) if the Indebtedness being modified, replaced, renewed, refinanced, replaced or extended is subordinated in right of payment or subordinated with respect to the Collateral, the Refinancing Indebtedness shall be subordinated on substantially the same basis or otherwise in manner satisfactory to the Agent and (vii) documentation evidencing such Refinancing Indebtedness shall be provided to Agent promptly upon request.
6.2.    Encumbrances. Neither the Company nor any Subsidiary will create, incur, assume or suffer to exist any mortgage, lien, security interest, pledge or other encumbrance on any of its property or assets, whether now owned or hereafter owned or acquired, except in favor of the Agent or a trustee for the benefit of the Agent and except for the following permitted encumbrances (collectively, the “Permitted Encumbrances”):
(a)    any lease of any asset as a lessor in the ordinary course of its business and without interference with the conduct of its business or operations,
(b)    any pledge or deposit made by the Company or any Subsidiary in the ordinary course of its business (i) in connection with any workers’ compensation, unemployment insurance, social security or similar statute, regulation or other law or (ii) to secure the payment of any indebtedness, liability or obligation in connection with any letter of credit, bid, tender, trade or government contract, lease, surety, appeal or performance bond or statute, regulation or other law, or of any similar indebtedness, liability or obligation, not incurred in connection with the borrowing of any money or in connection with the deferral of the payment of the purchase price of any asset,
(c)    any attachment, levy or similar lien with respect to the Company or any Subsidiary arising in connection with any action or other legal proceeding so long as (i) the validity of the claim or judgment secured thereby is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) adequate reserves have been appropriately established for such claim or judgment, (iii) the execution or other enforcement of such attachment, levy or similar lien is effectively stayed and (iv) neither such claim or judgment nor such attachment, levy or similar lien would result in a Default or an Event of Default,
(d)    any statutory lien in favor of the United States for any amount paid to the Company or any Subsidiary as a progress payment pursuant to any government contract,
(e)    any statutory lien securing the payment of any tax, assessment, fee, charge, fine or penalty imposed by any government or political subdivision upon the Company or any Subsidiary or upon any of its respective assets but not yet due to be paid (excluding any lien arising under ERISA),
(f)    any statutory lien securing the payment of any claim or demand of any materialman, mechanic, carrier, warehouseman, garageman or landlord against the Company or any Subsidiary, but not yet due to be paid,
(g)    easements, rights of way, covenants, conditions, restrictions, encroachments, building code laws, zoning restrictions, rights-of-way, protrusions and similar encumbrances and title defects affecting Real Property imposed by law or recorded in the public records or arising in the ordinary course of business that do not secure any monetary obligations and that in the aggregate do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties, taken as a whole, and such other title defects or survey matters in the aggregate that are disclosed by Mortgage Policies or current surveys that, in each case, do not materially interfere with the current use of any Mortgaged Property,
(h)    liens existing on the Closing Date and listed on Schedule 6.2 hereto;

(i)    liens securing the Indebtedness under the Term Loan Documents, so long as such liens are subject to the Intercreditor Agreement,
(j)    liens on Receivables Assets arising in connection with Permitted Factoring Arrangements; and
(k)    liens on assets securing Indebtedness permitted by Section 6.1(a), (b), (e), (i) or (j) hereof.
Notwithstanding the foregoing, other than the Lien securing the Indebtedness under the Term Loan Documents and any Lien required pursuant to this Agreement to secure the Secured Obligations, the Loan Parties shall not grant any Lien on the New York Real Property to secure Indebtedness of the Company and its Subsidiaries.
6.3.    Investments and Guaranty Obligation. Neither the Company nor any Subsidiary will, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any guaranty other than a Guaranty or a guaranty of the Indebtedness of the Term Loan Documents (subject to the Intercreditor Agreement), except for the following permitted investments (collectively, the “Permitted Investments”):
(a)    Investments by the Company or any Subsidiary in (i) Cash and Cash Equivalents (each as defined under GAAP) including any readily marketable direct obligation of the United States maturing within one year after the date of acquisition thereof, (ii) any time deposit maturing within one year after the date of acquisition thereof and issued by any banking institution that is authorized to conduct a banking business under any statute of the United States or any state thereof, or with respect to a Foreign Subsidiary authorized to conduct a banking business under any statute of the foreign country in which such Foreign Subsidiary is formed or organized or any political subdivision thereof, and has a combined capital and surplus of not less than $100,000,000, (iii) any demand or savings deposit with any such institution, (iv) any Dollar deposits in the London Interbank Market with such banking institution or any subsidiary of any such banking institution, (v) any commercial paper rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investor Services, Inc. (or equivalent if such rating scale is modified), (vi) money market funds registered under the Investment Company Act of 1940 that are rated AAAm by Standard & Poor’s Ratings Group or Aaa-mf by Moody’s Investor Services, Inc. (or equivalent if such rating scale is modified) and have portfolio assets of at least $5 million, and (vii) instruments equivalent to those referred to in clauses (i) through (v) above or funds equivalent to those referred to in clause (vi) above denominated in Euros, or any other foreign currency comparable, in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary, all as determined in good faith by the Company;
(b)    Investments existing as of the Closing Date and described on Schedule 6.3 hereto; and
(c)    Contingent Obligations incurred by a Subsidiary or by the Company, with respect to the obligations of the Company or any Subsidiary, entered into in the ordinary course of business,
(d)    Investments by any Loan Party in any other Loan Party,
(e)    Investments of any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount at any time outstanding, when taken together with all intercompany

Indebtedness incurred by a Subsidiary that is not Loan Party from a Loan Party pursuant to Section 6.1, not to exceed $5,000,000 (exclusive of Foreign Subsidiary Operating Costs);
(f)    Investments constituting a Permitted Acquisition or to fund the consideration directly relating to a Permitted Acquisition, including, without limitation, capital contributions made by any Borrower in a Subsidiary, or by any Subsidiary in another Subsidiary, or purchases made by any Borrower of the Equity Interests of a Subsidiary, or by any Subsidiary of the Equity Interests of another Subsidiary, in connection with a Permitted Acquisition subject, however, to any limits applicable to a Permitted Acquisition under Section 6.7(d) of this Agreement,
(g)    Investments that are received by any Borrower or any Subsidiary in the ordinary course of business in a satisfaction of a claim made by such Borrower or such Subsidiary,
(h)     Investments that represent not more than 25% in non-cash consideration received in an Asset Sale permitted by this Agreement (for the avoidance of doubt, to the extent such consideration exceeds such percentage, the Investment may be made under another sub-clause of this Section 6.3 hereof to the extent of any capacity under such clause),
(i)    Investments that represents an earn-out or other deferred compensation received in connection with an Asset Sale permitted by this Agreement,
(j)    purchases or repurchases of Receivables Assets pursuant to a Permitted Receivables Repurchase/Indemnity Obligation in connection with a Permitted Factoring Arrangement; and
(k)    other Investments (excluding any acquisition by the Company or any Subsidiary of all or substantially all of the assets of any other Person, or of the Equity Interests of any other Person that becomes a Subsidiary as result thereof) not exceeding at the time such Investment is made, when combined with the then outstanding amount of all other Investments made pursuant to this clause (k), $5,000,000.
No Investment may be made under sub-clauses (e), (f) or (k) of this Section 6.3, if at the time such Investment is made or immediately after giving effect thereto an Event of Default has occurred and is continuing
6.4.    Equity Interest Repurchases and Dividends. Neither the Company nor any Subsidiary will, directly or indirectly make any repurchase or repurchases of Equity Interests in the Company or any Subsidiary, pay any dividend or make any distribution, except for:
(a)    the repurchase by a Subsidiary of Equity Interests owned by the Company or another Subsidiary;
(b)    the payment of a dividend by a Subsidiary to the Company or to another Subsidiary; or
(c)    the payment of a dividend payable solely in the form of Equity of such Person.
6.5.    Limitation on Certain Restrictive Agreements. Neither the Company nor any Subsidiary will, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Company or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make dividends or distributions or any other interest or participation in its profits owned by the Company or any Subsidiary, or pay any Indebtedness owed to the Company or a Subsidiary, or to make loans or advances to the Company or any other Subsidiaries, or transfer any of its property or assets to the Company or any other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 6.2, (vi) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 6.1, (vii) customary restrictions imposed on the Company or any Subsidiary by any indenture or similar agreement governing any Subordinated Indebtedness or Indebtedness under Unsecured Notes permitted to be issued under Section 6.1; (viii) any document relating to Indebtedness secured by a Permitted Encumbrance insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (ix) the Term Loan Documents; and (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.
6.6.    Material Indebtedness Agreements.
(a)    Amendments. Neither the Company nor any Subsidiary will amend, restate, supplement or otherwise modify any Material Indebtedness without the prior written consent of the Agent (acting at the direction of the Required Lenders) if any such amendment, restatement, supplement or other modification would materially impact the rights or remedies of the Agent and the Lenders hereunder. Notwithstanding the foregoing, the Company and its Subsidiaries may not amend or modify the Term Loan Documents if such amendment or modification is prohibited by the terms of the Intercreditor Agreement.
(b)    Prepayment and Refinance of Other Debt, etc. After the Closing Date, the Company will not, and will not permit any Subsidiary to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of the Company or its Subsidiaries (other than (x) the Indebtedness and intercompany loans and advances among the Company and its Subsidiaries and (y) the Term Loan Debt, which shall be subject to sub-clause (d) hereof) in excess of $2,500,000 in any twelve-month period unless the Prepayment Conditions are satisfied; provided that (a) the Company or any Subsidiary may incur Refinancing Indebtedness permitted by Section 6.1 (and repay Indebtedness with the proceeds thereof), and (b) the Company or any Subsidiary may make any such payment or prepayment or redemption or acquisition for value if any such payment or prepayment or redemption or acquisition for value is made with the proceeds of the sale of Equity Interests in the Company.
(c)    Mandatory Prepayments of Term Loan Debt. After the Closing Date, the Company will not, and will not permit any Subsidiary to, make any mandatory prepayment required by Section 2.7(g) of the Term Loan Credit Agreement, unless such payment is permitted by the Intercreditor Agreement.
(d)    Voluntary Prepayments of Term Loan Debt. After the Closing Date, the Company will not, and will not permit any Subsidiary to, make any voluntary or optional prepayment of the Term Loan Debt, unless the Prepayment Conditions are satisfied; provided that, notwithstanding the foregoing(i) the Company or any Subsidiary may make any prepayment in connection with Refinancing Indebtedness in respect of the Term Loan Debt permitted by Section 6.1 (and repay Term Loan Debt with the proceeds thereof), and (ii) the Company or any Subsidiary may make any such payment or prepayment or redemption or acquisition for value if any such payment or prepayment or redemption or acquisition for value is made with the proceeds of the sale of Equity Interests in the Company.
6.7.    Consolidation, Merger, Acquisitions, Asset Sales, etc. Neither the Company nor any Subsidiary will (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any acquisition of all or substantially all of the assets or Equity Interests of any other Person, or assets constituting all or substantially all of a division or product line of any other Person, other than Permitted Acquisitions set forth in Section 6.7(d), (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, except the following shall be permitted (collectively, 6.7(a), 6.7(b), 6.7(c) and 6.7(d) being “Permitted Dispositions”):
(a)    Certain Intercompany Mergers. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of (x) any Borrower (other than the Company) into the Company or another Borrower; provided that the Company or such Borrower is the surviving or continuing or resulting corporation or (y) any Domestic Subsidiary that is not a Borrower with or into the Company or another Borrower; provided that the Company or such Borrower is the surviving or continuing or resulting corporation; (ii) the merger, consolidation or amalgamation of any Domestic Subsidiary that is not a Loan Party with or into any Loan Party; provided that the surviving or continuing or resulting corporation is such Loan Party, (iii) the merger, consolidation or amalgamation (or the foreign equivalent of any of the foregoing) of any existing Foreign Subsidiary with or into any other existing Foreign Subsidiary; (iv) any Asset Sale by a Borrower or any Guarantor to another Borrower or Guarantor, (v) any Asset Sale by any Foreign Subsidiary to any Borrower or any Guarantor; or (vi) any Asset Sale by any existing Foreign Subsidiary to any other existing Foreign Subsidiary.
(b)    Permitted Factoring Arrangements. Dispositions of Receivables Assets in connection with any Permitted Factoring Arrangement, so long as (x) such Receivables Assets are sold for cash in an amount not less than 95% of the face amount thereof (or on such other terms as the Co-Collateral Agents may otherwise approve), (y) the cash proceeds received by a Borrower or any Subsidiary from a Permitted Factoring Arrangement are paid directly to a Blocked Account for application to the Secured Obligations and (z) the aggregate face amount of Receivables Assets sold in any fiscal year does not exceed $25,000,000 (or such other amount as may be agreed to by the Co-Collateral Agents).
(c)    Other Dispositions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, and no Material Adverse Effect has occurred or will result therefrom, Company or any Subsidiary may consummate any Asset Sale; provided that: (i) the consideration for each such Asset Sale represents fair value and any non-cash consideration does not exceed 25% of such consideration or such non-cash consideration otherwise qualifies as a Permitted Investment (with earn outs and other deferred consideration not treated as part of consideration); (ii) the cumulative aggregate value of the assets subject to Asset Sales does not exceed $10,000,000 in any one fiscal year (excluding for purposes of computing such maximum amount conveyances of mere record title to any asset to a Governmental Authority to save taxes where Company or any Subsidiary has an option to require reconveyance of such property for a nominal price) for all such transactions completed during any fiscal year and (iii) to the extent such Asset Sale includes ABL Priority Collateral, the Borrowers provide the Co-Collateral Agents an updated pro forma Borrowing Base Certificate as required by this Agreement.

(d)    Permitted Acquisitions. Any acquisition by the Company or any Subsidiary of all or substantially all of the assets of any other Person or of Equity Interests of any other Person that becomes a Subsidiary as result thereof (in either case, such Person being the “Target”) in a related line of business, or assets constituting all or substantially all of a division or product line of a Target in a related line of business, so long as:
(i)    Agent shall receive at least thirty (30) Business Days’ (or such shorter period as agreed to by Agent in its reasonable discretion) prior written notice of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition;
(ii)    any newly created or acquired Subsidiary and the Subsidiaries of such created or acquired Subsidiary shall, to the extent required under Section 5.14, become a Borrower or Guarantor and comply with the requirements of Section 5.14,
(iii)    at least fifteen (15) days (or such shorter period as agreed to by Agent in its reasonable discretion) prior to such acquisition, the Agent shall have received, in form and substance reasonably satisfactory to Agent, (A)(i) copies of such historical financial statements (if applicable) of the Target as Agent may reasonably request and (ii) drafts or copies of the acquisition agreement and related agreements and instruments, and all legal opinions, certificates, lien search results and other documents reasonably requested by the Agent and (B) if the Consolidated EBITDA of the Target with respect to such acquisition for the trailing twelve month period preceding the date of the acquisition (subject to such adjustments as may be agreed to by Agent in its sole discretion), as determined based upon the Target’s financial statements for its most recently completed interim financial period completed no more than sixty (60) days (or such longer period as agreed to by the Agent in its reasonable discretion) prior to the date of consummation of such acquisition exceeds 10% of the Consolidated EBITDA of the Company and its Subsidiaries on a consolidated basis as of the last day of the fiscal month ending immediately prior to the date of such acquisition for which financial information is available, (i) a quality of earnings report with respect to such Target and (ii) an updated business plan for the Company and its Subsidiaries after giving effect to the acquisition,
(iv)    at the time of such acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing,
(v)    the Company and its Subsidiaries are in compliance with the Financial Covenant on a pro-forma basis as of the last fiscal quarter of the Company most recently ended for which financial statements are then available or required to be delivered under Section 5.2 of this Agreement assuming the acquisition had been consummated during such quarter, and the Company demonstrates based on pro-forma projections covering the four fiscal quarters of the Company following the date of such Acquisition Certificate that the Company will be in compliance with the Financial Covenant upon and after consummation of such acquisition,
(vi)    at the time of such acquisition and after giving effect thereto, the Borrowers shall have at least $30,000,000 of Excess Availability,
(vii)    the aggregate cash consideration for all such acquisitions after the Closing Date may not exceed $5,000,000 in the aggregate,
(viii)    the aggregate cash consideration for all such acquisitions after the Closing Date made by Loan Parties in Persons that do not become Loan Parties may not exceed $5,000,000 in the aggregate;

(ix)    the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed acquisition;
(x)    such acquisition is being completed on a non-hostile basis without opposition from the board of directors, managers or equity owners of the Target, and
(xi)    with respect to any assets or Equity Interest of any Person acquired directly or indirectly pursuant to any such acquisition, there are no liens thereon other than Permitted Encumbrances, and
(xii)    the Company delivers to the Agent and the Lenders a certificate in form and content satisfactory to the Agent (“Acquisition Certificate”) certifying the conditions set forth in Section have been satisfied (each such acquisition, including any such acquisition specifically consented to is, a “Permitted Acquisition” and all such acquisitions, the “Permitted Acquisitions”).
6.8.    Transactions with Affiliates. Neither the Company nor any Subsidiary will enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Company, any Loan Party, and in the case of a Loan Party, the Company or another Loan Party) (each, an “Affiliate Transaction”), except for transactions in the ordinary course of business upon fair and reasonable terms no less favorable to the Company or any Subsidiary than would apply in a comparable arm’s length transaction with a Person who is not an Affiliate, and agreements and transactions with and payments to officers, directors and shareholders that are either (i) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (ii) entered into outside the ordinary course of business, approved by the directors or shareholders of the Company, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation.
6.9.    Disposal of Hazardous Substances. Neither the Company nor any Subsidiary will suffer, cause or permit the Disposal of Hazardous Substances at any property owned, leased or operated by the Company or any Subsidiary, except in the ordinary course of the Company’s business in material compliance with applicable Environmental Laws.
6.10.    Fiscal Year, Fiscal Quarters. Neither the Company nor any Subsidiary will change its, or permit any Guarantor or other Subsidiary to change its, fiscal year or fiscal quarters (other than the fiscal year or fiscal quarters of a Person that becomes a Subsidiary, at the time such Person becomes a Subsidiary, to conform to the Company’s, any Subsidiary’s fiscal year and fiscal quarters).
6.11.    Anti-Terrorism Laws. Neither the Company nor any Subsidiary shall be subject to or in violation of any law, regulation, or list of any government agency (including without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or any Issuing Bank from making any advance or extension of credit to the Borrowers or from otherwise conducting business with any Borrower. Without limiting the foregoing, no Borrower will, and will not permit any Controlled Entity (as defined in Section 4.21(b) hereof) to (i) become a Blocked Person or (ii) have any investments in, or knowingly (as such term is defined in Section (101)(6) of CISADA) engage in any dealings on transactions with, any Blocked Person.

6.12.    Changes in Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a Consolidated Basis, which would then be engaged in by the Company and any Subsidiary, would be substantially changed from the general nature of the business engaged in by the Company and any Subsidiary on the Closing Date.
6.13.    Minimum Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending on or about March 31, 2024, the Company will not permit, as of the end of any fiscal quarter, the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00.
6.14.    Minimum Excess Availability. The Company will not permit Excess Availability, at any time, to be less than the amount set forth in the following table for the applicable period set forth opposite thereto:

Period	Minimum Excess Availability
Closing Date through and including the date the Agent receives the financial statements and Compliance Certificate required by Section 5.2(a) for the fiscal quarter of the Company ending on or about March 31, 2024	$20,000,000
At all times after the date the Agent receives the financial statements and Compliance Certificate required by Section 5.2(a) for the fiscal quarter of the Company ending on or about March 31, 2024	$10,000,000

6.15.    Maximum Capital Expenditures. The Company and its Subsidiaries will not make Capital Expenditures in any fiscal quarter in excess of the amount set forth in the following table for the applicable period set forth opposite thereto:

Period	Maximum Capital Expenditures
Four (4) consecutive fiscal quarter period ended December 31, 2022	$9,824,000
Four (4) consecutive fiscal quarter period ended on or about March 31, 2023	$14,723,000
Four (4) consecutive fiscal quarter period ended on or about June 30, 2023	$18,240,000
Four (4) consecutive fiscal quarter period ended on or about September 30, 2023	$22,923,000
Four (4) consecutive fiscal quarter period ended December 31, 2023	$21,862,000
Four (4) consecutive fiscal quarter period ended as of the last day (or in the case of each of the first three (3) fiscal quarters of each year, ending on or about the end) of each fiscal quarter ending thereafter	$22,000,000

6.16.    Minimum Consolidated EBITDA. The Company will not permit, as of the end of any fiscal quarter, Consolidated EBITDA to be less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Period	Minimum Consolidated EBITDA
Four (4) consecutive fiscal quarter period ended December 31, 2022	$12,122,000
Four (4) consecutive fiscal quarter period ended on or about March 31, 2023	$14,701,000
Four (4) consecutive fiscal quarter period ended on or about June 30, 2023	$23,254,000
Four (4) consecutive fiscal quarter period ended on or about September 30, 2023	$39,209,000
Four (4) consecutive fiscal quarter period ended December 31, 2023	$51,693,000
Four (4) consecutive fiscal quarter period ended on or about March 31, 2024	$57,600,000
Four (4) consecutive fiscal quarter period ended on or about June 30, 2024	$65,200,000
Four (4) consecutive fiscal quarter period ended on or about September 30, 2024 and for each four (4) consecutive fiscal quarter period ending at the end (or in the case of each of the first three (3) fiscal quarters of each year, ending on or about the end) of each fiscal quarter ending thereafter	$70,000,000

ARTICLE VII. DEFAULT
7.1.    Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, “Event of Default,” or, collectively, “Events of Default”):

(a)    Nonpayment. (x) Nonpayment after the same becomes due whether by acceleration or otherwise of principal of any of the Loans or any LC Disbursement; or (y) nonpayment after the same becomes due whether by acceleration or otherwise of within three (3) Business Days of (i) any interest on any of the Loans, (ii) any charge, fee or premium provided for hereunder or under the Fee Letter; or (iii) any reimbursement obligation in connection with any Letter of Credit.
(b)    Certain Covenants. Default in the observance of any of the covenants or agreements of any Loan Party contained in Section 5.2(a), (b), (g), or (h), Section 5.3(b), Section 5.14, Section 5.15, Section 5.18(i), Section 5.21, Section 5.22, Section 5.23 or Article VI.
(c)    Other Covenants. Default in the observance of any of the covenants or agreements of any Loan Party contained in this Agreement or any other Loan Document, other than those specified in sub-clause (a) or (b) of this Section 7.1, which is not remedied within thirty (30) days after the earlier of (x) notice thereof by the Agent to the Company or (y) any Authorized Officer of a Loan Party becoming aware thereof.
(d)    Voluntary Insolvency Proceedings. If any Loan Party or any Material Subsidiary (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for any Loan Party or any Subsidiary or any of the Loan Parties’ or any Material Subsidiary’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, any Loan Party or other Material Subsidiary.
(e)    Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for any Loan Party or any Material Subsidiary or any of the Loan Parties’ or any Material Subsidiary’s assets, including, without limitation, the appointment of or taking possession by a “custodian” as defined in the Bankruptcy Code; or the filing against any Loan Party or any Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against any Loan Party or any Material Subsidiary of any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of any Loan Party or any Material Subsidiary, and the failure to have such appointment vacated or such filing, petition or proceeding dismissed within ninety (90) days after such appointment, filing or institution.
(f)    Representations. If any certificate, statement, representation, warranty or financial statement furnished by or on behalf of any Loan Party pursuant to or in connection with this Agreement or as an inducement to the Agent and the Lenders to enter into this Agreement or any other lending agreement with the Loan Parties shall prove to have been false in any material respect (or, with respect to any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language, in any respect (after giving effect to any qualification therein)) at the time as of which the facts therein set forth were represented (or deemed represented), or to have omitted any substantial contingent or unliquidated liability or claim against any Loan Party or any Material Subsidiary required to be stated therein, or if on the date of the execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed by any such statement or certificate, which change shall not have been disclosed by the Loan Parties to Lenders at or prior to the time of such execution.
(g)    Cross Default Under Other Agreements. If the Loan Parties or any of their Material Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than this Agreement), and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or (ii) default in the observance or performance of any agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Material Indebtedness to become due prior to its stated maturity; or such Material Indebtedness of the Loan Parties or any of their Material Subsidiaries shall be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption), prior to the stated maturity thereof; or (iii) without limitation of the foregoing clauses, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto.
(h)    Judgments. If any judgment or judgments (other than any judgment for which it is fully insured) against any Loan Party or any Material Subsidiary in an aggregate amount in excess of the Threshold Amount remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days after entry thereof.
(i)    Pension Default.
(1)    The Company or any of its Subsidiaries (or any officer or director thereof) shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,
(2)    any “accumulated funding deficiency” (as defined in Section 302 of ERISA), shall exist with respect to any Plan,
(3)    with respect to any Multiemployer Plan, any Loan Party or any Commonly Controlled Entity fails to make a contribution required to be made thereto, or withdraws therefrom,
(4)    a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan which is not a Multiemployer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be, or
(5)    any Plan shall terminate for purposes of Title IV of ERISA, which, in the case of (1) through (5) individually, or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(j)    Change in Control. If there occurs a Change in Control.

(k)    Challenge to Loan Documents. If any Loan Party shall challenge the validity and binding effect of any provision of any of the Loan Documents or shall state its intention to make such a challenge of any of the Loan Documents or any of the Collateral Documents shall for any reason (except to the extent permitted by its express terms) cease to be perfected or lose the priority of the Lien granted thereunder or cease to be effective.
(l)    Guarantor Default. Any Guaranty shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing.
(m)    Financial Disclosure. The filing of any disclosure by the Company, including without limitation, a disclosure on any Form 10-K filed by the Company with the United States Security and Exchange Commission with respect to the Revolving Credit contains a “Going Concern” or functionally equivalent qualification, except in the case such “Going Concern” or functionally equivalent qualification arises as a result of Indebtedness under this Agreement or the Term Loan Credit Agreement being within one year of the final stated maturity date.
7.2.    Effects of an Event of Default.
(a)    Upon the happening of one or more Events of Default (except a default with respect to any Loan Party or any Subsidiary under either Section 7.1(d) or 7.1(e) hereof), the Agent may, and shall at the request of the Required Lenders, by notice to the Borrower Representative declare any commitments of the Lenders to lend money to the Borrowers or issue Letters of Credit hereunder (individually, the “Lender’s Obligations”, and collectively, the “Lenders’ Obligations”) to be cancelled and the principal of the Loans then outstanding and all reimbursement, Cash Collateralization and other obligations of the Borrowers (other than under any Designated Hedge Agreement) to be immediately due and payable and any Letters of Credit outstanding to be terminated (to the extent each such Letter of Credit is terminable in accordance with its terms), together with all interest thereon and fees and expenses accruing under this Agreement and under any Loan Document. Upon such declaration, the Lenders’ Obligations shall be immediately canceled and the Loans and all other amounts payable under this Agreement and the other Loan Documents shall become immediately due and payable without presentation, demand or further notice of any kind to the Borrowers.
(b)    Upon the happening of one or more Events of Default under Section 7.1(d) or 7.1(e) hereof with respect to any Borrower or any Subsidiary, the Lenders’ Obligations shall be cancelled immediately, automatically and without notice, and the Loans and all other amounts payable hereunder and the other Loan Documents shall become immediately payable without presentation, demand or notice of any kind to the Borrowers.
(c)    No termination of this Agreement will relieve or discharge any Loan Party of its duties, obligations and covenants hereunder until all of the Indebtedness hereunder has been indefeasibly paid in full.
7.3.    Remedies. If any Event of Default occurs and is continuing, the Agent may and, at the request of the Required Lenders, shall exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.
7.4.    Application of Certain Payments and Proceeds. All payments and other amounts received by the Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i)    first, to payment of that portion of the Secured Obligations constituting (a) fees, indemnities, expenses and other amounts (other than principal and interest,) payable to the Agent in its capacity as such and (b) interest and principal in respect of Protective Advances;
(ii)    second, to all amounts owing to the Swingline Lender on Swingline Loans;
(iii)    third, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Agent, the Swingline Lender and the Issuing Lenders pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution;
(iv)    fourth, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest, Letter of Credit fees and amounts payable with respect to Designated Hedge Agreements and Secured Cash Management Agreements) payable to the Lenders and the Issuing Lenders (including fees, disbursements and other charges of counsel payable under this Agreement) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (iv) held by them;
(v)    fifth, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Disbursements, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (v) held by them;
(vi)    sixth, (i) to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, the L/C Disbursements and, in an amount not to exceed the Bank Product Reserve, obligations of the Loan Parties then owing under Designated Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to this Agreement, ratably among the Lenders, the Issuers Lenders, the parties to such Designated Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (vi) held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Agent for the ratable account of the applicable Issuing Lenders to Cash Collateralize such Obligations, (y) amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (vi) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Agent in accordance with the priority of payments set forth in this Section;
(vii)    seventh, to the extent not paid under clause (vi) above, to payment of that portion of the Secured Obligations constituting unpaid principal of obligations of the Loan Parties then owing under Designated Hedge Agreements and the Secured Cash Management Agreements, ratably among the parties to such Designated Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (vii) held by them;
(viii)    eighth, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents or under Secured Cash Management Agreements that are then due and payable to the Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Secured Obligations then owing to the Agent and the other Secured Parties; and
(ix)    last, after all of the Secured Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Borrowers or as otherwise required by Law.
If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired without any pending drawing, such remaining amount shall be applied to the other Secured Obligations, if any, in accordance with the priority of payments set forth above. Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Designated Hedge Agreements shall be excluded from the application of payments described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may reasonably request, from the applicable Cash Management Bank or party to such Designated Hedge Agreement, as the case may be. Each Cash Management Bank or party to a Designated Hedge Agreement not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
It is understood and agreed by each Loan Party and each Secured Party that the Agent shall have no liability for any determinations made by it in this Section 7.4, in each case except to the extent resulting from the gross negligence or willful misconduct of the Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral and other amounts in accordance with the requirements hereof, and the Agent shall be entitled to wait for, and may conclusively rely on, any such determination.
ARTICLE VIII. INDEMNIFICATION - EXPENSES - DAMAGE WAIVER
8.1.    Indemnification. Each Loan Party agrees, jointly and severally, to indemnify, defend, and hold harmless the Agent, the Co-Collateral Agents, the Lenders, the Issuing Bank and their respective Related Parties (each an “Indemnitee”) from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges incurred in connection with this Agreement, including, but not limited to, (a) the use of, or proposed use of, the proceeds borrowed under this Agreement, (b) in connection with the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral (including, without limitation, any equipment and Real Property, in accordance with this Agreement and the other Loan Documents), and (c) all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by any Indemnitee, or any other Person as a result of any breach of any covenant or representation or warranty relating to any Environmental Law or any actual presence of, Release of or threatened Release of Hazardous Substances on, in, under or near the property owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, except to the extent resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. The liability of the Loan Parties under the covenants of this Section is not limited by any exculpatory provisions in this Agreement and shall survive repayment of the Loans, or any transfer or termination of this Agreement regardless of the means of such transfer or termination, with respect to acts or omissions or a Release occurring before such repayment, transfer or termination.

8.2.    Expenses. The Loan Parties, jointly and severally, shall pay (a) all reasonable out-of-pocket expenses incurred by the Agent (including, without limitation, the Agent’s underwriting fees, filing fees, appraisal fees, recording fees and the reasonable fees, costs and expenses of counsel to, and appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of, the Agent), in connection with the syndication of the Facility, the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by the Co-Collateral Agents in connection with any field examination or appraisal permitted by Section 5.22 of this Agreement, (c) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any letter of credit or any demand for payment thereunder and (d) all out-of-pocket expenses incurred by the Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Agent, any Lender or any Issuing Bank) in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, or (ii) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred, whether before or after a default or event of default has occurred under any of the Loan Documents, relating to a workout, restructuring or other negotiations with Borrowers in respect of such Loans or Letters of Credit. Without limiting the Loan Parties’ obligation to reimburse the Agent, the Lenders and the Issuing Bank pursuant to this Section 8.2, each Borrower hereby irrevocably authorizes the Agent to make Revolving Loans to the Borrowers and to use the proceeds thereof to pay any amount owed by any Loan Parties under this Section 8.2 upon the failure of the Loan Parties to make such payment, and the Agent agrees to notify the Borrower Representative of the making of such Revolving Loans. Any such Revolving Loans shall be made (i) in the minimum amount necessary and (ii) without regard to the requirements of this Agreement with respect to notice or minimum amount.
8.3.    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each Loan Party agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 8.1 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
ARTICLE IX. THE AGENT AND ISSUING BANK
9.1.    Appointment and Authorization.
(a)    Appointment as Agent. Each Lender hereby irrevocably appoints HSBC Bank as Agent and Co-Collateral Agent, and HSBC Bank accepts such appointment. Each Lender hereby irrevocably appoints Wells Fargo as Co-Collateral Agent, and Wells Fargo accepts such appointment. Each Lender hereby irrevocably authorizes the Agent and each Co-Collateral Agent to take such action as such agent on its behalf and to exercise such powers hereunder as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto or to take or refuse to take any action which the Agent or such Co-Collateral Agent regards as necessary for the Agent or such Co-Collateral Agent to comply with any applicable law, regulation or fiscal requirement, court order or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system. Neither the Agent, any Co-Collateral Agent nor any of their respective Related Parties shall be liable for any action taken or omitted to be taken by such agent or them hereunder or in connection herewith by reason of any occurrence beyond their control (including, but not limited to any act or provision of any present or future law or regulation of any Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility, collectively, a “Force Majeure Event”), except for such agent’s or their own gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction. The Agent and Co-Collateral Agents (x) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and its duties shall be administrative in nature only, whether or not a default has occurred and is continuing, and shall not by reason of this Agreement or any other Loan Documents be a trustee or fiduciary for any Lender; (y) shall not be responsible to any Lender for, or have any duty to ascertain or inquire into, (i) any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any Lender under, this Agreement or any other Loan Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Documents or any other document referred to or provided for herein or therein or the Collateral or for any failure by any Loan Party, or any other Person to perform any of its obligations or covenants hereunder or thereunder, (iii) the satisfaction of any conditions precedent set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent or (iv) the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder or the validity of the title of the Loan Parties to the Collateral, insuring the Collateral or the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral; and (z) shall not be responsible to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including by reason of the occurrence of a Force Majeure Event, except in the event of such agent’s own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. The Agent shall be entitled to take any action or refuse to take any action which the Agent regards as necessary for the Agent to comply with any applicable law, regulation or court order. The Agent and Co-Collateral Agents may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agent or attorneys-in-fact selected by it in good faith. In administering the Letters of Credit, the Issuing Bank shall not be under any liability to any Lender, except for such Issuing Bank’s own gross negligence or willful misconduct, as determined in a final non-appealable decision of a court of competent jurisdiction or as set forth in Section 2.4 of this Agreement.
(b)    Appointment as Secured Party Representative. In its capacity, the Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender confirms its authority for the Agent entering into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the

Agent on behalf of the Secured Parties. The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) as described in Section 9.14; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; or (iv) upon payment in full of the “Obligations”. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower Representative to the Agent, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided however that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations of any Loan Party under any Loan Document, or any Liens upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. The Agent may, but shall not be obligated, to take such action as it deems necessary to perfect or continue the perfection of the “Liens” on the “Collateral” (as such terms are defined in the Loan Documents) held for the benefit of the Secured Parties. Upon the cash payment in full of all of the Obligations and termination of this Agreement and each of the Loan Documents or as may be otherwise directed by Required Lenders in accordance with the applicable provisions of this Agreement, all rights to the Collateral as shall not have been sold or otherwise applied, in each case, pursuant to the terms hereof shall revert to the applicable Loan Party, its successors or assigns, or otherwise as a court of competent jurisdiction may direct. Upon any such termination, the Agent will, at the Borrower Representative’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower Representative shall reasonably request to evidence such termination. The powers conferred on the Agent under the Agreement and related Loan Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody and preservation of the Collateral in its possession and the accounting for monies actually received by it, the Agent shall have no other duty as to the Collateral, whether or not the Agent or any of the other Lenders or Issuing Banks has or is deemed to have knowledge of any matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral. The Agent hereby agrees to exercise reasonable care in respect of the custody and preservation of the Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Agent accords its own property.
(c)    Co-Collateral Agents.
(i)    Notwithstanding anything to the contrary set forth herein, all determinations of the Co-Collateral Agents, as the case may be, under this Agreement and the other Loan Documents shall be made jointly by the Co-Collateral Agents, provided that, in the event that the Co-Collateral Agents cannot agree on any matter to be determined by them, the determination shall be made by the individual Co-Collateral Agent asserting the most conservative credit judgment or declining to permit the requested action for which consent is being sought by the applicable Loan Party. This provision shall be binding upon any successor to a Co-Collateral Agent.

(ii)    Agent agrees to provide each Co-Collateral Agent with drafts of Collateral appraisals and field examination reports and final versions of field examination or Collateral appraisals promptly after Agent’s receipt thereof (but Agent shall not be liable for failing to do so).  The Co-Collateral Agents will have the right to participate in all decisions relating to the settling of the scope of field examination or Collateral appraisals and to participate in any such field examinations or appraisals at their own expense (except as otherwise provided herein), and, subject to the limits on the frequency thereof provided for in this Agreement, the right to request and determine the timing of field examinations or Collateral appraisals and other examinations, in each case, in the exercise of their respective Permitted Discretion.
(iii)    If any provision of this Agreement or any of the other Loan Documents allows the Agent to request that documents or other information be provided by or on behalf of any Loan Party, and does not provide that a Co-Collateral Agent may request such documents or other information, a Co-Collateral Agent may request in writing that Agent request that such documents or other information be provided by or on behalf of such Loan Party and promptly upon the receipt of such request from a Co-Collateral Agent, Agent shall (i) request such document or other information from the Borrower Representative and (ii) provide it to each Co-Collateral Agent promptly after the receipt of such document or other information from Borrower Representative. Notwithstanding the foregoing, the Agent shall not be required to take any action, or make any request, that it reasonably believes would expose it to liability or that is contrary to any Loan Document or applicable law.
(d)    Reliance by Agent. The Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition to the making of a loan, or the issuance, extension, renewal or increase of a Letter of Credit, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent receives notice to the contrary from such Lender or Issuing Bank prior to the making of such loan or the issuance of such Letter of Credit.
(e)    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the Agreement shall apply to any such sub-agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(f)    Merger. Any entity into which the Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Agent in its individual capacity may be transferred, shall be the Agent under this Agreement without further action.
9.2.    Waiver of Liability of Agent. None of the Agents shall have any liability or, as the case may be, any duty or obligation:

(a)    Other than its respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;
(b)    To any Lender on account of any failure or delay in performance by any Loan Party or any other Lender of any of their respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;
(c)    To any Lender to provide either initially or on a continuing basis any information with respect to the Loan Parties or any of its Affiliates or Subsidiaries or its condition, or for analyzing or assessing or omitting to analyze or assess the status, creditworthiness or prospects of the Loan Parties or any of the Affiliates of the Loan Parties or any Subsidiaries, provided however the Agent shall promptly provide to each Lender a copy of the documents delivered by the Loan Parties to the Agents pursuant to Section 5.2 of this Agreement;
(d)    To any Lender to investigate whether or not any Default or Event of Default has occurred (and the Agents may assume that, until such Agent shall have actual knowledge or shall have received notice from any Lender or Borrower Representative, to the contrary, no such Default or Event of Default has occurred);
(e)    To any Lender to account for any sum or profit or any property of any kind received by any Agent or any Issuing Bank arising out of any present or future banking or other relationship with any Loan Party or any of the Affiliates of any Loan Party or any Subsidiaries, or with any other Person except the relationship established pursuant to this Agreement or the Loan Documents;
(f)    To any Lender to disclose to any Person any information relating to any Borrower or any of the Affiliates of any Borrower or any Subsidiaries received by such Agent or any Issuing Bank, if in any such party’s reasonable determination (such determination to be conclusive), such disclosure would or might constitute a breach of any law or regulation or be otherwise actionable by suit against such agent or any Issuing Bank by any Borrower or any other Person;
(g)    To any Lender to disclose to any Person any information relating to any Borrower or any of the Affiliates of any Borrower or any Subsidiaries received by such Agent or any Issuing Bank or their respective Affiliates, except as expressly set forth in this Agreement and in the other Loan Documents;
(h)    To take any action or refrain from taking any action other than as expressly required by this Agreement and the Loan Documents;
(i)    To commence any legal action or proceeding arising out of or in connection with this Agreement or the Loan Documents or to incur any liability, financial or otherwise in the performance of any of its duties as an Agent until such Agent or the Issuing Bank, shall have been indemnified to such Agent’s or the Issuing Bank’s satisfaction against any and all costs, claims and expenses (including, but not limited to, attorneys’ fees and expenses) in respect of such legal action or proceeding; or
(j)    To expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under the Agreement.

9.3.    Note Holders. The Agent may treat the payee of any Loan or Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.
9.4.    Consultation with Advisors. The Agents may consult with legal and other professional advisors selected by the Agents, as to any matter relating to this Agreement, and shall not be liable for any action taken or suffered in good faith by the Agents in accordance with the opinion of any such professional advisor.
9.5.    Documents. The Agents shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other documents furnished pursuant hereto or in connection herewith or the value of any Collateral obtained hereunder, and the Agents shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.
9.6.    Agent and Affiliates. With respect to the Loans, the Agents shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Agent, and each Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business any Borrower, any Guarantor or any other Subsidiary or any Affiliate thereof including, without limitation, entering into any kind of Hedge Agreement with respect to the Loans.
9.7.    Knowledge of Default. It is expressly understood and agreed that the Agents and each Issuing Bank shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the Agents or such Issuing Bank has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof.
9.8.    Enforcement. In the event any remedy may be exercised with respect to this Agreement or the Loan Documents, the Agent shall have the sole right of enforcement and each Lender agrees that no Lender shall have any right individually to enforce any provision of this Agreement or the Loan Documents, or make demand under this Agreement or the Loan Documents; provided that any Issuing Bank or the Agent on behalf of such Issuing Bank may make demand upon any Borrower as an Issuing Bank.
9.9.    Action by Agent. (a) So long as the Agents shall be entitled, pursuant to Section 9.7 of this Agreement, to assume that no Default or Event of Default shall have occurred and be continuing, the Agents shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. The Agents shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises. The Agents may at any time request instructions from the Required Lenders as to a course of action to be taken by it hereunder and under any of the Loan Documents or in connection herewith and therewith or any other matters relating hereto and thereto. The Agents shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, or (ii) in the absence of its own gross negligence or willful misconduct as and to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment.
(b)    Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment,

composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to Borrowers or any of their Subsidiaries, the Agent (irrespective of whether any Indebtedness hereunder shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise;
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under the terms of this Agreement) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party, to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under the terms of this Agreement.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Secured Party, any plan of reorganization, arrangement, adjustment or composition affecting any Indebtedness under this Agreement or any other Loan Document or the rights of any Secured Party, to authorize the Agent to vote in respect of the claim of any Secured Party in any such proceeding.
9.10.    Notices, Defaults, etc. The Agent shall not be deemed to have knowledge or notice of the occurrence of any default or event of default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders or Issuing Banks, unless the Agent shall have received written notice from a Lender, Issuing Bank or the Borrowers referring to this Agreement, describing such default or event of default and stating that such notice is a “Notice of Default” or “Notice of Event of Default”. The Agent will notify the Lenders and Issuing Banks of its receipt of any such notice. In the event that the Agent shall have acquired actual knowledge of any Default or Event of Default, the Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and the Agent shall inform the other Lenders in writing of the action taken. The Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Secured Obligations. The Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Agreement that the Agent is required to exercise and only so long as so directed in writing to take such discretionary action by the “Required Lenders”; provided however that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws and the Agent shall in all cases be fully justified in failing or refusing to act under this Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders. The Agent shall not, under any circumstances, be liable to any Lenders, Issuing Banks, the Loan Parties or any other person or entity for following the direction of Required Lenders.
9.11.    Indemnification of Agent. The Lenders agree to indemnify each Agent-Related Person (to the extent not reimbursed by the Loan Parties), ratably according to their respective Applicable Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by such Agent-Related Person with respect to this Agreement or any Loan Document, provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees and expenses) or disbursements resulting from such Agent-Related Person’s gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction or from any action taken or omitted by such Agent-Related Person in any capacity other than as an Agent under this Agreement. The obligations of the Lenders under this Section 9.11 shall survive payment of the Indebtedness under this Agreement and termination of this Agreement.
9.12.    Successor Agent.
(a)    The Agent may resign as the Agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower Representative and the Lenders. If the Agent shall resign under this Agreement, then provided no Event of Default has occurred, the Borrower Representative shall have the right, (i) with the consent of the Required Lenders, such consent not to be unreasonably withheld, to appoint from among the Lenders a successor administrative agent for the Lenders who is willing to accept such appointment, or (ii) with the consent of the Required Lenders, which may be withheld in their sole discretion, to appoint a successor that is not a Lender, but which shall be a bank with an office in New York State, or an Affiliate of any such bank.
(b)    If no successor shall have been so appointed and approved within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may appoint a successor Agent meeting the qualifications specified in Section 9.12(a), provided that if the Agent shall notify the Borrower Representative and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Borrower Representative appoints and the Required Lenders approve a successor Agent as provided for above in the preceding paragraph.
(c)    With effect of any resignation by the Agent (the “Resignation Effective Date”), (1) the retiring Agent shall be discharged from its duties and obligations under this Agreement and other Loan Documents and (2) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by the successor Agent. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments owed to the retiring Agent). Regardless of whether a successor is appointed, as of the Resignation Effective Date, the retiring Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents. Notwithstanding the effectiveness of any resignation, all rights of the retiring Agent (and any sub-agent) to indemnification by the Borrowers and Lenders shall continue in effect for the benefit of such retiring Agent, its sub-agents and their Indemnitees in respect of any action taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
(d)    Any Co-Collateral Agent may resign as the Co-Collateral Agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower Representative and the Lenders. If both Co-Collateral Agents shall resign under this Agreement, then provided no Event of Default has occurred, the Borrower Representative shall have the right, with the consent of the Required Lenders, such consent not to be unreasonably withheld, to appoint from among the Lenders an additional Co-Collateral Agent for the Lenders who is willing to accept such appointment.
(e)    If no successor shall have been so appointed and approved within 30 days after the retiring Co-Collateral Agent gives notice of its resignation and there are no Co-Collateral Agents then appointed under this Agreement, the each reference to “Co-Collateral Agents” in this Agreement or any other Loan Document shall be deemed to be a reference to the “Agent”.
(f)    Upon its appointment, such successor co-collateral agent shall succeed to the rights, powers and duties as the Co-Collateral Agents, and the term “Co-Collateral Agent” shall mean such successor effective upon its appointment, and the former Co-Collateral Agent’s rights, powers and duties as a Co-Collateral Agent shall be terminated without any other or further act or deed on the part of such former Co-Collateral Agent or any of the parties to this Agreement.
9.13.    Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that no Agent-Related Person has made any representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Borrower or any Subsidiary, or with respect to the statements contained in the Confidential Information Materials or in any other oral or written communication between the Agent-Related Person and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of any Borrower and any Subsidiary in connection with the extension of credit hereunder, and agrees that no Agent-Related Person has any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Agents to the Lenders hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter. Each Lender and Issuing Bank represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Agent or any sub-agents, or any of their officers, directors, employees, agents, attorneys-in-fact or affiliates thereof (collectively the “Agent Parties”), and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its affiliates) as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.14.    Amendments, Consents. No amendment, modification, termination or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Agent and the Lenders or Required Lenders, as appropriate, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, (x) the consent of the Supermajority Lenders shall be required to (a) change the definition of the terms “Excess Availability”, or “Borrowing Base”, or any component definition used therein (including the definitions of “Eligible Accounts”, “Eligible In-Transit Inventory”, “Eligible Inventory” and “Value”) if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased; provided that the foregoing shall not limit the discretion of the Co-Collateral Agents to change, establish or eliminate any Reserves and (b) increase the percentages set forth in the term “Borrowing Base” or add any new classes of eligible assets thereto; provided however that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to this Agreement, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 3.2 or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date scheduled for, or reduce the amount of, any payment of principal of, or interest on, any Loan or LC Disbursement, or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;
(c)    reduce the principal of, or the rate of interest specified herein on, or change the currency of, any Loan, (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of a financial ratio (including the definition of Excess Availability) or in the component definitions thereof shall not constitute a reduction in any rate of interest or any fees based thereon; provided however that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;
(d)    change Section 2.5 or any other section of this Agreement in a manner that would alter the pro rata funding of each Loan or participation in Swingline Loans or Letters of Credit, change in the manner of pro rata application of any payments made by the Borrowers to the Lenders hereunder or any change to the definition of Applicable Percentage without the written consent of each Lender,
(e)    change any percentage voting requirement, the voting rights, the Required Lenders definition, the Specified Required Lenders definition or the Supermajority Lenders definition, without the written consent of each Lender,
(f)    change Section 7.4 of this Agreement, without the written consent of each Lender,
(g)    other than in a transaction expressly permitted under this Agreement on the Closing Date, release any Borrower without the written consent of each Lender,

(h)    other than in a transaction expressly permitted under this Agreement on the Closing Date, release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender;
(i)    other than in a transaction expressly permitted under this Agreement on the Closing Date, release all or substantially all of the Liens on the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(j)    other than in a transaction expressly permitted under this Agreement on the Closing Date, subordinate (or take any action that has the effect of subordinating) the Lien on all or substantially all of the Collateral granted to secure the Secured Obligations or subordinate (or take any action that has the effect of subordinating) the Secured Obligations in right of payment, without the written consent of each Lender;
(k)    amend this Section 9.14 or Section 9.16 of this Agreement, without the written consent of each Lender;
(l)    (x) amend, reduce, waive or eliminate any of the covenants set forth in Sections 6.13, 6.14, 6.15 or 6.16 of this Agreement or (y) waive the delivery of the financial statements required by 5.2(a), (b), (e) or (j) of this Agreement, in either case, without the written consent of the Specified Required Lenders;
provided however only the consent of the Required Lenders shall be required for a waiver involving any amendment hereunder or under the other Loan Documents which does not specifically require unanimous consent of the Lenders; provided further that no such document shall amend, modify or otherwise affect the rights or duties of the Agent, the Co-Collateral Agents, the Issuing Bank or the Swingline Lender without the prior written consent of the Agent, the Co-Collateral Agents, the Issuing Bank or the Swingline Lender, as the case may be, and any change to Section 2.15 shall require the consent of each of the Agent, the Swingline Lender and the Issuing Bank. Notice of amendments or consents ratified by the Required Lenders hereunder shall immediately be forwarded by the Agent to all Lenders. Each Lender or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. Except as specifically provided below, a Defaulting Lender shall not be entitled to give instructions to the Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents, and all amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender. This Section 9.14 shall be subject to any contrary provision of Section 2.25. In addition, notwithstanding anything else to the contrary contained in this Section 9.14, (a) amendments and modifications in connection with the transactions provided for by Section 2.25 that benefit existing Lenders may be effected without such Lenders’ consent, (b) if the Agent and the Borrower Representative shall have jointly identified an obvious error or any error, ambiguity or omission, defect or inconsistency of a technical nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrower Representative shall be permitted to amend such provision and (c) the Agent and the Borrower Representative shall be permitted to amend any provision of any Security Document, Guaranty, or enter into any new agreement or instrument, to be consistent with this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document if in the case of amendments contemplated by clause (b) the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Liens granted to the Agent by any Borrower or any Guarantor on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than any such Secured Obligations that are contingent in nature or unliquidated at such time), and the Cash Collateralization of all such contingent and unliquidated Secured Obligations in a manner satisfactory to the Agent, (ii) constituting property being sold or disposed of if the Borrower Representative certifies to the Agent that the sale or disposition is a Permitted Disposition made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary and such sale is permitted or approved under the terms of this Agreement, the Agent is authorized to release any Guaranty provided by such Subsidiary, (iii) constituting property leased to a Borrower or a Guarantor under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to affect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Agent will not release any Liens on any material Collateral without the prior written authorization of all Lenders. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon, or obligations of any Borrower or any Guarantor in respect of, all interests retained by any Borrower or any Guarantor, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
Notwithstanding the foregoing, any amendment, waiver, modification or agreement which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than the Defaulting Lenders except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent and (iii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
9.15.    Funding by Agent. Unless the Agent shall have been notified in writing by any Lender not later than 4:00 p.m. on the day before the day on which Loans are requested by the Borrower Representative to be made that (or, if the request for a Loan is made by the Borrower Representative on the date such Loan is to be made, then not later than 2:00 p.m. on such day) such Lender will not make its ratable share of such Loans, the Agent may assume that such Lender will make its ratable share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrowers a corresponding amount. If and to the extent that any Lender fails to make such payment on such date, such Lender shall pay such amount to the Agent on demand, together with interest thereon, as set forth in Section 2.5(b) of this Agreement.
9.16.    Sharing of Payments. If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) with respect to the Loans in excess of its pro rata share of such payments shared by all Lenders, such Lender shall forthwith purchase from the other Lenders participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however if all or any portion of such excess payment is hereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 9.16 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
9.17.    Payment to Lenders. Except as otherwise set forth in Sections 2.3(c), 2.4(e), 2.15 and 9.16 of this Agreement, promptly after receipt from any Borrower of any principal or interest payment on the Loans or any fees payable under, or in connection with, this Agreement (other than fees payable to the Agent for the account of the Agent or any Arranger), the Agent shall promptly distribute to each Lender that Lender’s ratable share of the funds so received. If the Agent fails to distribute collected funds received by 2:00 p.m. on any Business Day prior to the end of the same Business Day, or to distribute collected funds received after 2:00 p.m. on any Business Day by the end of the next Business Day, the funds shall bear interest until distributed at the Federal Funds Effective Rate.
9.18.    Tax Withholding Clause.
(a)    Status of Lenders; Tax Documentation.
(i)    Each Lender shall deliver to the Borrower Representative and to the Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Borrower Representative or the Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reductison of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
(ii)    Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States,
(A)    any Lender that is a “United States person” within the meaning of § 7701(a)(30) of the Code shall deliver to the Borrower Representative and the Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower Representative or the Agent as will enable the Borrowers or the Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Representative and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower Representative or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(I)    executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)    executed originals of Internal Revenue Service Form W-8ECI,
(III)    executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(IV)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
(V)    executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrowers or the Agent to determine the withholding or deduction required to be made.
(C)    each Foreign Lender shall provide, promptly upon the reasonable demand of the Borrower Representative or the Agent, any information, form or document, accurately completed, that may be required in order to demonstrate that such Foreign Lender is in compliance with the requirements of FATCA, including § 1471(b) of the Code, if such Foreign Lender is a foreign financial institution (as such term is defined in § 1471(d)(4) of the Code) or § 1472(b), if such Foreign Lender is a non-financial foreign entity (as such term is defined in § 1472(d) of the Code).
(iii)    Each Lender shall promptly (A) notify the Borrower Representative and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws of any jurisdiction that the Borrowers or the Agent make any withholding or deduction for taxes from amounts payable to such Lender.
(b)    Each Lender, whether or not a Foreign Lender, shall additionally:
(i)    deliver to the Borrower Representative and the Agent two further copies of any such form or certification at least five (5) Business Days before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Agent and the Borrower Representative;
(ii)    obtain such extensions of time for filing and complete such forms certifications as may reasonably be requested by the Borrower Representative or the Agent; and
(iii)    file amendments to such forms as and when required unless an event (including, without limitation, any change in treaty, law or regulation) has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrowers and the Agent; provided however that the Borrowers may rely upon such forms provided to the Borrower Representative for all periods prior to the occurrence of such event. Furthermore, the Borrowers shall not be required to pay any additional amounts to a Foreign Lender pursuant to Section 2.11, and shall be permitted to reduce any payment required to be made to any Lender by any Indemnified Taxes or Other Taxes (that otherwise would not be permitted to reduce such payment pursuant to the provisions of Section 2.14 of this Agreement), if such additional amounts, Indemnified Taxes or Other Taxes would not have arisen or would not have been required to have been withheld, but for a failure by such Foreign Lender to comply with the provisions of this Section 9.18.
(c)    The Borrowers shall, jointly and severally, indemnify the Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that a Borrower has paid additional amounts with respect to such Indemnified Taxes or Other Taxes pursuant to Section 2.14 of this Agreement. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall, and does hereby, indemnify each Borrower and the Agent, and shall make payment in respect thereof within 10 days after demand therefore, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Agent) incurred by or asserted against any Borrower or the Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or to the Borrower Representative or the Agent pursuant to this Section 9.18.
(e)    The obligations of the Borrowers and the Lenders under this Section 9.18 shall survive the termination of this Agreement.
9.19.    USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as re required under the USA Patriot Act.
9.20.    ERISA.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(1)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(2)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(3)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I or PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(4)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:
(1)    none of the Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(2)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(3)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Secured Obligations),

(4)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions thereunder; and
(5)    no fee or other compensation is being paid directly to the Agent or any Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
9.21.    Other Agents. Any Lender identified herein as Syndication Agent, Documentation Agent, Lead Arranger or any other corresponding title other than “Agent,” or “Co-Collateral Agent” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so named in deciding to enter into this Agreement or in taking or not taking any action hereunder.
9.22.    Issuing Bank. Each Lender acknowledges and agrees that the provisions of this Article IX shall apply to the Issuing Bank, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Agents.
9.23.    Benefit of Article IX. The provisions of this Article IX are intended solely for the benefit of the Agents, the Issuing Bank and the Lenders. No Borrower shall be entitled to rely on any such provisions or assert any such provisions in a claim, or as a defense, against the Agents, the Issuing Bank or any Lender. Each Borrower acknowledges and consents to the foregoing provisions of this Article IX.
9.24.    Erroneous Payment. (a) If the Agent (x) notifies a Lender or Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 9.24 and held in trust for the benefit of the Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender or Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 9.24(b).
For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 9.24(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.24(a) or on whether or not an Erroneous Payment has been made.
(c)    Each Lender and Issuing Bank hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d)    (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitment which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender and such Commitment shall remain available in accordance with the terms of this Agreement.
(ii)    Subject to Section 10.13 (but excluding, in all events, any assignment consent or approval requirements (whether from a Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.
(e)    The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Debtor’s Indebtedness under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Indebtedness in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Indebtedness owed by the Debtor; provided that this Section 9.24 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Indebtedness of the Debtor relative to the amount (and/or timing for payment) of the Indebtedness that would have been payable had such Erroneous Payment not been made by the Agent; provided further that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Debtor for the purpose of making such Erroneous Payment.
(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)    Each party’s obligations, agreements and waivers under this Section 9.24 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Indebtedness (or any portion thereof) under any Loan Document.
9.25.    Flood Insurance. Agent hereby notifies each Lender that pursuant to applicable Flood Insurance Laws, each federally regulated Lender (whether acting as a lender or a participant in a credit) is responsible for assuring its own compliance with flood insurance requirements. The Agent will coordinate with the Borrowers to deliver to the applicable Lender any additional information reasonably required for such Lender’s flood due diligence.
9.26.    Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no party to any Designated Hedge Agreements or Cash Management Bank that obtains the benefits of Section 7.4, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations or Secured Hedge Obligations unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from such party to any Designated Hedge Agreements or Cash Management Bank, as applicable.
The parties to any Designated Hedge Agreements and Cash Management Banks hereby authorize the Agent to enter into any intercreditor agreement or arrangement permitted under this Agreement and such parties to the Designated Hedge Agreements and Cash Management Banks acknowledge that any such intercreditor agreement is binding upon such parties to the Designated Hedge Agreements and Cash Management Banks.
9.27.    Intercreditor Agreement. The Agent is authorized by the Lenders and other Secured Parties to enter into the Intercreditor Agreement and any other intercreditor agreement expressly contemplated by this Agreement, and the parties hereto acknowledge that the Intercreditor Agreement, any other intercreditor agreement, will be binding upon them. Each Lender and other Secured Party (a) understands, acknowledges and agrees that Liens will be created on Collateral pursuant to the Loan Documents, which Liens shall be subject to the terms and conditions of the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or any other intercreditor agreement (if entered into) and (c) hereby authorizes and instructs the Agent to enter into the Intercreditor Agreement and any other intercreditor agreement contemplated by this Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements permitted to this Agreement), and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof.
9.28.    No Liability for Clean-up of Hazardous Materials. In the event that the Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Agent’s sole discretion may cause the Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Agent to incur liability under CERCLA or any other federal, state or local law, the Agent reserves the right, instead of taking such action, to either resign as the Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Except for such claims or actions arising directly from the gross negligence or willful misconduct of the Agent, the Agent shall not be liable to any person or entity for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time after any foreclosure on the Collateral (or a transfer in lieu of foreclosure) upon the exercise of remedies in accordance with the Loan Documents it is necessary or advisable to take possession, own, operate or manage any portion of the Collateral by any person or entity other than the Borrowers, the Agent shall appoint an appropriately qualified Person to possess, own, operate or manage such Collateral.
ARTICLE X. MISCELLANEOUS
10.1.    Amendment and Restatement; Amendments.
(a)    On the Closing Date, this Agreement shall supersede the Existing Agreement in its entirety, and the rights and obligations of the parties evidenced by the Existing Agreement shall be evidenced by this Agreement and the other Loan Documents. This Agreement shall constitute an amendment of, and contemporaneous restatement of, but not a novation of, the Existing Agreement and this Agreement is not intended and should not be construed as in any way extinguishing the Indebtedness under, or terminating the Existing Agreement or any of the Collateral Documents granted in connection therewith, each of which shall remain in full force and effect, except as modified herein or in the Collateral Documents, and continue to secure the obligations of the Borrowers and the Guarantors under the Loan Documents as set forth therein.
(b)    All interest, fees and expenses, if any, owing or accruing under or in respect of the Existing Agreement through the Closing Date shall be calculated as of the Closing Date (prorated in the case of any fractional periods) and shall be paid in full at times that interest, fees and expenses under this Agreement are required to be paid pursuant to this Agreement.
(c)    No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement or as otherwise provided in Section 9.14 of this Agreement, subscribed by an Authorized Officer of the

Borrowers and by authorized officers of the Required Lenders (or all the Lenders, if applicable), and the Agent.
10.2.    Delays and Omissions. No course of dealing and no delay or omission by the Agent or the Lenders in exercising any right or remedy hereunder or with respect to any Indebtedness of the Borrowers to shall operate as a waiver thereof or of any other right or. remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Agent and the Lenders may remedy any Event of Default in any reasonable manner without waiving the Event of Default remedied and without waiving any other prior or subsequent Event of Default by Borrowers and shall be reimbursed for their expenses in so remedying such Event of Default. All rights and remedies of the Lenders and the Agent hereunder are cumulative.
10.3.    Assignments/Participation. (a) No Borrower or Guarantor shall assign or otherwise transfer any of its rights or obligations pursuant to this Agreement or any other Loan Document without the prior written consent of the Agent, and any such assignment or other transfer without such prior written consent shall be void.
(b)    Any Lender may, in accordance with applicable law, at any time sell to one or more Persons who would qualify as an Eligible Assignee (each, a “Participant”) participating interests in any Revolving Loan owing to such Lender, any Revolving Loan or Revolving Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Revolving Loan or Revolving Note for all purposes under the Loan Documents, all amounts payable by Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. In no event shall any Participant have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by Borrowers or any Guarantor therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the Revolving Credit Maturity Date, in each case to the extent subject to such participation. Each Lender that sells a participation shall, acting as an agent of the Borrowers solely for this purpose, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish compliance with any applicable provision of the Code, including to establish that any Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entities in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement.
(c)    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to an Eligible Assignee all or any part of its rights and obligations under the Loan Documents. Such assignment shall be pursuant to an Assignment and Assumption. The consent of the Agent and the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed) shall be required prior to an assignment becoming effective if so required for the assignee to be an “Eligible Assignee”; provided that the consent of the Borrower Representative shall not be required after the occurrence and during the continuance of an Event of Default. Each such assignment shall be in an amount not less than the lesser of (i) $5,000,000 for each portion of the Revolving Credit Commitment of such assigning Lender, or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment). Upon (i) delivery to the Agent of an Assignment and Assumption, together with any consents required above, and (ii) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Assignment and Assumption. On and after the effective date of such assignment, such Eligible Assignee shall for all purposes be a Lender to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower Representative, the Lenders or the Agent shall be required to release the transferor Lender, and the transferor Lender shall be released without any further action, with respect to the Commitments and Revolving Loans assigned to such Eligible Assignee. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.3(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.3(b) of this Agreement. Upon the consummation of any assignment to an Eligible Assignee pursuant to this Section 10.3(c), the transferor Lender, the Agent and the Borrower Representative shall make appropriate arrangements so that replacement Revolving Notes are issued to such transferor Lender, if requested by such transferor Lender, and new Revolving Notes or, as appropriate, replacement Revolving Notes are issued to such Eligible Assignee, if requested by such Eligible Assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
(d)    Any Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.
(e)    Notwithstanding anything to the contrary contained herein, if at any time the Issuing Bank assigns all of its Commitment pursuant to this Section 10.3, the Issuing Bank may, upon sixty (60) days’ notice to the Borrower Representative and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower Representative shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder subject to the consent of such successor Issuing Bank and the consent of the Required Lenders; provided however that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of the Issuing Bank as Issuing Bank. If the Issuing Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation issued by the Issuing Bank and all unreimbursed amounts of any LC Disbursements with respect thereto (including the right to require the Lenders to fund risk participations in such amounts pursuant to Section 2.4(e)(ii)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit.
(f)    The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its offices for notices set forth in Section 10.5 (or at such other address as the Agent may from time to time notify the Borrower) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each

Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (c) of this Section and any written consent to such assignment required by clause (c) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
10.4.    Successors and Assigns. Borrower, Guarantor, Subsidiary, Lenders and Agent as such terms are used herein shall include the legal representatives, successors and permitted assigns of those parties; provided that any assignment by any Borrower or any Guarantor of its rights or obligations under this Agreement without the consent of the Lenders required pursuant to Section 10.3 shall be null and void.
10.5.    Notices. Any notice, request or demand to or upon the respective parties hereto to be effective shall be in writing, unless otherwise expressly provided herein, and shall be deemed to have been given or made when delivered by hand or by facsimile (with a copy by regular mail), one (1) Business Day after being delivered to a courier for overnight delivery or three (3) Business Days after being deposited in the first class United States mail, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:
To any Loan Party :    Astronics Corporation
130 Commerce Way
East Aurora, New York 14052
Attn: Colin Kujawski, Assistant Treasurer
Facsimile No. 716-805-1286
Telephone No. 716-655-0800 ext. 213
(With a copy which
shall not itself
constitute notice to):    Hodgson Russ LLP
The Guaranty Building
140 Pearl Street, Suite 100
Buffalo, New York 14202-4040
Attention: Christofer C. Fattey, Esq.
Facsimile No. 716-819-4714
Telephone No. 716-848-1757
To HSBC Bank:    HSBC Bank USA, National Association
Commercial Banking Department
2929 Walden Avenue
Depew, New York 14043
Attn: Joseph W. Burden, Vice President

Facsimile No. 716-841-0750
Telephone No. 716-841-6763
and    HSBC Bank USA, National Association
Corporate Trust and Loan Agency
452 Fifth Avenue - 8E6
New York, New York 10018
Attn: Corporate Trust and Loan Agency
Facsimile No.: 917-229-6659
Telephone No.: 212-525-7293
Email: CTLANY.loanagency@us.hsbc.com
(With a copy which
shall not itself
constitute notice to):    Thompson Coburn Hahn & Hessen LLP
488 Madison Ave
New York, NY 10022
Attention: Daniel Ford
Email: DFord@thompsoncoburn.com
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower Representative may in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
10.6.    Governing Law. This Agreement, the transactions described herein and the obligations of the parties hereto shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of law.
10.7.    Counterparts. This Agreement may be executed in any number of counterparts and by the Agent, the Lenders and the Borrowers on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, or any amendment or other modification thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.8.    Titles. Titles to the sections of this Agreement are solely for the convenience of the parties, and are not an aid in the interpretation of this Agreement or any part thereof.
10.9.    Inconsistent Provisions. The terms of this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail; provided that in the case of any inconsistency with the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

10.10.    Course of Dealing. Without limitation of the foregoing, the Agent and the Lenders shall have the right, but not the obligation, at all times to enforce the provisions of this Agreement and all other documents executed in connection herewith in strict accordance with their terms, notwithstanding any course of dealing or performance by the Lenders or the Agent in refraining from so doing at any time and notwithstanding any custom in the banking trade. Any delay or failure by the Lenders or the Agent at any time or times in enforcing its rights under such provisions in strict accordance with their terms shall not be construed as having created a course of dealing or performance modifying or waiving the specific provisions of this Agreement.
10.11.    USA Patriot Act Notification. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56), such Lender is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the USA Patriot Act (collectively, the “Customer Identification Materials”). Each Borrower has delivered to the Agent, and the Agent acknowledges receipt from such Borrower of, the Customer Identification Materials requested by the Agent to satisfy the Agent’s regulatory requirements with respect thereto. Each Borrower consents to the dissemination of such Customer Identification Materials by the Agent to each Lender.
10.12.    Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate) to or for the credit or the account of any Borrower or any Guarantor against any and all of the obligations of such Borrower or such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower Representative and the Agent promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.
10.13.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their Affiliates, on the one hand, and the Agent, the Lead Arrangers and the Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agent, the Lead Arrangers and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agent, the Lead Arrangers nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agent, the Lead Arrangers or any Lender has advised or is currently advising any Borrower or their respective Affiliates on other matters) and none of the Agent, the Lead Arrangers nor any Lender has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agent, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Agent, the Lead Arrangers nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Agent, the Lead Arrangers nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent, the Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.
10.14.    JURY TRIAL WAIVER. EACH BORROWER, THE AGENT AND EACH LENDER, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THEY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED HERETO. EACH BORROWER REPRESENTS AND WARRANTS THAT NEITHER ANY REPRESENTATIVE OF THE AGENT OR ANY LENDER NOR THE AGENT NOR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. EACH BORROWER ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.
10.15.    CONSENT TO JURISDICTION. EACH BORROWER, THE AGENT AND EACH LENDER AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN NEW YORK COUNTY, OR IN THE DISTRICT COURT OF THE UNITED STATES IN THE SOUTHERN DISTRICT OF NEW YORK, AND EACH BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE BORROWER REPRESENTATIVE, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.
10.16.    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.17.    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time any Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Loan Party becomes effective with respect to any Swap Contract, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Loan Party with respect to such Swap Contract as may be needed by such Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Contract (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
10.18.    Contractual Recognition of Bail-In.
(a)    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and
(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:
(1)    a reduction in full or in part or cancellation of any such liability;
(2)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(3)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
(b)    “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of any EEA Financial Institution.
(c)    “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

(d)    “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
(e)    “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
10.19.     Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
10.20.    Confidentiality. The Agent and each Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), provided that the Agent or such Lender, as applicable, agrees that it will notify the Borrower Representative prior to any such disclosure by such Person to the extent practicable (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the Agent or such Lender, as applicable, agrees that it will notify the Borrower Representative as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.20 (or as may otherwise be reasonably acceptable to the Borrower Representative), to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee, any pledgee referred to in this Agreement, or any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations; (f) with the written consent of the Borrower Representative; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.20 or becomes available to the Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or their respective related parties (so long as such source is not known to the Agent, such Lender, the Issuing Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder; or (i) to the extent such Information is independently developed by such Person or its Affiliates so long as not based on Information obtained in a manner that would otherwise violate this Section 10.20.
For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof other than as a result of a breach of this Section 10.20; provided that all information received after the Closing Date from any Borrower or any Subsidiary shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.
Each of the Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company and its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
Notwithstanding the foregoing, the Loan Parties hereby authorize the Lead Arrangers, upon prior notice, to make appropriate announcements of the financial arrangement entered into among the

Loan Parties and the Lead Arrangers, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as the Lead Arrangers shall reasonably deem appropriate.
ARTICLE XI. GUARANTEE
11.1.    The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Designated Hedge Agreement or any Secured Cash Management Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if any Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
11.2.    Obligations Unconditional. The obligations of the Guarantors under Section 11.1 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of any Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(a)    at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (including incurring any increase or decrease in the principal amount of the Guaranteed Obligations or the rate of interest or the fees thereon);
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.9, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien or security interest granted to, or in favor of, an Issuing Lender or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
(e)    the release of any other Guarantor pursuant to Section 11.9.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against any Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
11.3.    Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of a Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
11.4.    Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Total Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.1, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to such Loan Party’s Obligations in a subordination agreement reasonably acceptable to the Agent.
11.5.    Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of any Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 7.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.2) for purposes of Section 11.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against a Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.1.
11.6.    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
11.7.    Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
11.8.    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10, but before giving effect to any other guarantee) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
11.9.    Release of Guarantors. The Guarantees made herein shall remain in full force and effect so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the outstanding amount of the L/C Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer (to the extent such L/C Issuer agrees in its sole discretion to accept a back-stopped letter of credit) or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer).
11.10.    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.4. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Agent, the Issuing Lenders, the Swing Line Lender and the Lenders, and each Guarantor shall remain liable to the Agent, the Issuing Lender, the Swingline Lender and the Lenders for the full amount guaranteed by such Guarantor hereunder.
11.11.    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally, and irrevocably (a) guarantees the prompt payment and performance of all obligations under Swap Contracts owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of obligations under Swap Contracts (provided however that each Qualified ECP Guarantor shall only be liable under this Section

11.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.11, or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until the payment in full and discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
11.12.    Independent Obligations. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to the Borrowers shall operate to toll the statute of limitations as to the Guarantors.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers, all as of the Closing Date.

ASTRONICS CORPORATION, as a Borrower and Borrower Representative

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Executive Vice President-Finance

ASTRONICS ADVANCED ELECTRONIC SYSTEMS CORP., as a Borrower

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

ASTRONICS TEST SYSTEMS INC., as a Borrower

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

ASTRONICS AEROSAT CORPORATION., as a Borrower

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

Signature Page to Credit Agreement

[Signatures Continued from Previous Page]

ASTRONICS CONNECTIVITY SYSTEMS & CERTIFICATION CORP., as a Borrower

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

LUMINESCENT SYSTEMS, INC., as a Borrower

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

FREEDOM COMMUNICATION TECHNOLOGIES INC., as a Borrower

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

PECO, INC., as a Borrower

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

[Signature Page to Perfection Certificate]

032461.00165 Business 22957345v8

[Signatures Continued from Previous Page]
DIAGNOSYS HOLDINGS INC., as a Borrower

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

ASTRONICS CUSTOM CONTROL CONCEPTS INC., as a Borrower

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

ASTRONICS DME LLC, as a Borrower

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

[Signature Page to Perfection Certificate]

032461.00165 Business 22957345v8

[Signatures Continued from Previous Page]
DIAGNOSYS INC., as a Borrower

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Secretary and Treasurer

ASTRONICS AIR LLC, as a Guarantor

By:     ASTRONICS CORPORATION, its sole member

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Executive Vice President

ASTRONICS AIR II LLC, as a Guarantor

By:     ASTRONICS CORPORATION, its sole member

By:    /s/ David C. Burney
Name:    David C. Burney
Title:    Executive Vice President

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION,
as Agent and Co-Collateral Agent

By:    /s/ Ershad Sattar
Name:    Ershad Sattar
Title:     Vice President

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION,
as Swingline Lender, a Lender and Issuing Bank

By:    /s/ Joseph W. Burden
    Joseph W. Burden
    Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Collateral Agent and a Lender

By:    /s/ Chris Heckman
Name:    Chris Heckman
Title:     Its Authorized Signatory

Signature Page to Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY,
as a Lender

By:    /s/ Anca Filippi
Name:    Anca Filippi
Title:     Executive Vice President

Signature Page to Credit Agreement